Registration No. 333-45590


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    --------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    --------



                         NATIONAL PENN BANCSHARES, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

Pennsylvania                     6021                         23-2215075
--------------             -----------------              ------------------
(State or other            (Primary Standard              (I.R.S. Employer
jurisdiction of               Industrial                  Identification No.)
incorporation or           Classification No.)
organization)

                        Reading and Philadelphia Avenues
                               Boyertown, PA 19512
                                 (610) 367-6001
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code,
                  of registrant's principal executive offices)

                              Lawrence T. Jilk, Jr.
                                    Chairman
                         National Penn Bancshares, Inc.
                        Reading and Philadelphia Avenues
                               Boyertown, PA 19512
                                 (610) 367-6001
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                              including area code,
                              of agent for service)

                                                    Copies to:

H. Anderson Ellsworth                                 Charles J. Ferry
Jay W. Waldman                                        Carl D. Lundblad
Ellsworth, Carlton & Waldman, P.C.                    Rhoads & Sinon LLP
1105 Berkshire Blvd., Suite 320                       One South Market Square
Wyomissing, PA  19610                                 P.O. Box 1146
(610) 374-1135                                        Harrisburg, PA 17108-1146
                                                      (717) 233-5731

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of Community Independent Bank, Inc. with and into the Registrant.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_]________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       -----------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS

                        COMMUNITY INDEPENDENT BANK, INC.
                                 PROXY STATEMENT
                               TRADING SYMBOL: INB
                       -----------------------------------

                         NATIONAL PENN BANCSHARES, INC.
                                   PROSPECTUS
                       FOR 686,778 SHARES OF COMMON STOCK
                              TRADING SYMBOL: NPBC
                       -----------------------------------


         This proxy statement of Community Independent Bank, Inc. relates to the solicitation of proxies to be used at a special meeting of Community shareholders called for November 30, 2000, to consider the proposed merger of Community into National Penn Bancshares, Inc.


         The proxy statement includes the prospectus of National Penn Bancshares, Inc. relating to shares of National Penn common stock to be issued to Community shareholders in connection with the proposed merger. If the merger takes place, each outstanding share of Community common stock will be converted into nine- tenths (.9) share of National Penn common stock.


         National Penn common stock is quoted on the National Market tier of the Nasdaq Stock Market. On October 17, 2000, the closing price of National Penn common stock was $19.06 per share, making the value of nine-tenths (.9) share on that date $17.16.

         This proxy statement/prospectus and the accompanying form of proxy are first being mailed to shareholders on or about October 23, 2000.


                       -----------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE STOCK OF NATIONAL PENN BANCSHARES, INC. TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF NATIONAL PENN BANCSHARES, INC. COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       -----------------------------------


         The date of this proxy statement/prospectus is October 18, 2000.

                         HOW TO OBTAIN MORE INFORMATION

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NATIONAL PENN BANCSHARES, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR CALLING:

                  SANDRA L. SPAYD
                  SECRETARY
                  NATIONAL PENN BANCSHARES, INC.
                  PHILADELPHIA AND READING AVENUES
                  BOYERTOWN, PENNSYLVANIA 19512
                  TELEPHONE: (610) 369-6202



         IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU SHOULD REQUEST THE INFORMATION BY NOVEMBER 20, 2000.


         See "Where You Can Find More Information" at page 130.


                                   PLEASE NOTE

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

         This proxy statement/prospectus offers only the 686,778 shares of National Penn common stock offered in the merger, and offers such shares only where it is legal to do so.


         This proxy statement/prospectus has been prepared as of October 18, 2000. There may be changes in the affairs of National Penn or Community since that date which are not reflected in this document.

                                TABLE OF CONTENTS

                                                                         PAGE

         SUMMARY                                                           5

         A WARNING ABOUT FORWARD-LOOKING INFORMATION                      23

         THE MEETING                                                      25

           *      Date, Place, Time                                       25
           *      Matters to be Considered                                25
           *      Record Date, Quorum                                     25
           *      Vote Required, Voting Agreements                        25
           *      Voting of Proxies                                       26
           *      Abstentions, Broker Non-Votes                           26
           *      Revocability of Proxies                                 26
           *      Solicitation of Proxies                                 27
           *      Recommendation of Community's Board of Directors        27

         THE MERGER                                                       28

           *      Background of the Merger                                28
           *      Community's Reasons for the Merger                      31
           *      Recommendation of Community's Board of Directors        33
           *      Opinion of Community's Financial Advisor                33
           *      National Penn's Reasons for the Merger                  38
           *      Terms of the Merger                                     40
           *      Effective Date                                          41
           *      Representations and Warranties                          42
           *      Conduct of Business Pending the Merger                  43
           *      Conditions to the Merger                                46
           *      Amendment; Waiver                                       48
           *      Termination; Possible Exchange Ratio Increase           48
           *      Stock Option Agreement                                  51
           *      No Solicitation of Other Transactions                   56
           *      Nasdaq Listing                                          57
           *      Expenses                                                57
           *      Exchange of Community Stock Certificates                57
           *      Regulatory Approvals                                    58
           *      Management and Operations after the Merger              59
           *      Employment; Severance                                   61
           *      Employee Benefits                                       62
           *      Interests of Management and Others in the Merger        62
           *      Accounting Treatment                                    65
           *      Certain Federal Income Tax Consequences                 65
           *      Resale of National Penn Common Stock                    67
           *      No Dissenters Rights                                    69
           *      Material Contracts                                      69

         CERTAIN REGULATORY CONSIDERATIONS                                70

         INFORMATION ABOUT NATIONAL PENN                                    77


           *      General                                                   77
           *      Acquisitions                                              77
           *      Recent Developments                                       77
           *      New National Penn Directors                               78


         INFORMATION ABOUT COMMUNITY                                        80

           *      Business                                                  80
           *      Properties                                                81
           *      Competition                                               81
           *      Employees                                                 82
           *      Legal Proceedings                                         82
           *      Security Ownership of Certain Beneficial Owners
                  and Management                                            82

         COMMUNITY:  SELECTED HISTORICAL FINANCIAL DATA                     84

         COMMUNITY:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF                84
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                     1999 AND 1998

         COMMUNITY:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF               101
                     FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     AS OF AND FOR THE SIX MONTHS ENDED JUNE 30,
                     2000 AND 1999

         DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES                   110

           *      Common Stock                                             110
           *      Preferred Stock                                          112
           *      Shareholder Rights Plan                                  112
           *      Anti-Takeover Charter and Law Provisions                 113

         COMPARISON OF SHAREHOLDERS' RIGHTS                                116

         EXPERTS                                                           128

         LEGAL MATTERS                                                     128

         OTHER BUSINESS                                                    128

         SHAREHOLDER PROPOSALS                                             129

         WHERE YOU CAN FIND MORE INFORMATION                               130

         INDEX TO COMMUNITY'S FINANCIAL STATEMENTS                         F-1

         ANNEXES

         A.       Agreement
         B.       Stock Option Agreement
         C.       Opinion of Janney Montgomery Scott

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement/prospectus.

THE COMPANIES (SEE PAGE 80 FOR COMMUNITY, PAGE 77 FOR NATIONAL PENN)

Community Independent Bank, Inc.
201 North Main Street
Bernville, Pennsylvania  19506
(610) 488-1200

         Community Independent Bank, Inc. is a registered bank holding company incorporated in Pennsylvania. Community conducts its business activities through its wholly-owned subsidiary, Bernville Bank, N.A., Bernville, Pennsylvania. Bernville Bank is a full service commercial bank offering consumer and commercial banking services through its main office in Bernville, Pennsylvania and three branches located elsewhere in Berks County, Pennsylvania.

         As of June 30, 2000, Community had consolidated assets of approximately $105.3 million, consolidated loans of approximately $82.8 million, consolidated deposits of approximately $91.4 million, and consolidated shareholders' equity of approximately $7.2 million.

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania  19512
(610) 367-6001

         National Penn Bancshares, Inc. is a registered bank holding company incorporated in Pennsylvania. Through National Penn Bank, its principal bank subsidiary, and various other banking and banking-related subsidiaries, National Penn provides a diversified range of financial services in the communities in which it operates. National Penn maintains 56 banking offices in southeastern Pennsylvania and four banking offices in northern New Jersey.

         As of June 30, 2000, National Penn had consolidated assets of approximately $2.3 billion, consolidated loans of approximately $1.57 billion, consolidated deposits of approximately $1.6 billion, and consolidated shareholders' equity of approximately $151 million.

THE MERGER (SEE PAGE 28)

         National Penn will acquire Community by merging Community with and into National Penn. Community will cease to exist, and Community's business will be conducted by National Penn as the surviving corporation in the merger.

         A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

COMMUNITY SHAREHOLDERS WILL RECEIVE .9 SHARE OF NATIONAL PENN COMMON STOCK FOR EACH SHARE OF COMMUNITY COMMON STOCK (SEE PAGES 40 AND 48)

         If the merger is completed, you will receive nine-tenths (.9) share of National Penn common stock for each share of Community common stock you own. In certain circumstances, the exchange ratio may be adjusted to .95 to 1, as discussed below in this Summary at "Amendment or termination of merger is possible".

         The exchange ratio will be adjusted proportionately if National Penn makes any stock splits, stock dividends or similar distributions.

         National Penn will not issue any fractions of a share of common stock. Rather, National Penn will pay cash (without interest) for any fractional share interest any Community shareholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the market value of a share of National Penn common stock, determined as provided in the merger agreement.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER  (SEE PAGE 65)

         We expect that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of your Community shares for shares of National Penn common stock. You may recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of National Penn common stock. Before the merger can be completed, we expect to receive opinions of our respective counsel or independent certified public accountants substantially to this effect.

         Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

OUR REASONS FOR PROPOSING THE MERGER (SEE PAGE 31 FOR COMMUNITY, PAGE 38 FOR NATIONAL PENN)

         Community's board of directors believes that the proposed merger is in the best interest of Community, its shareholders and its other constituencies. If the merger is consummated, you will own stock in a larger and more diversified corporation. National Penn common stock is traded on the Nasdaq Stock Market's National Market System and is more readily tradeable than Community common stock.


         In unanimously approving the merger agreement, Community's board considered, among other things, the earnings and financial condition of Community and National Penn, the financial terms and income tax consequences of the merger, the historical market prices of National Penn common stock, the historical cash dividends paid on National Penn common stock compared with those paid on Community common stock, and the business and prospects of National Penn.


         National Penn's board of directors believes that the proposed merger is a "fill-in" strategic fit for National Penn and will enhance National Penn's franchise value.

COMMUNITY'S BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL (SEE PAGE 33)

         Community's board of directors unanimously approved the merger agreement, and believes that the proposed merger is in your best interests as shareholders. The board unanimously recommends that you vote to approve the merger.

COMMUNITY'S FINANCIAL ADVISOR SAYS EXCHANGE RATIO IS FAIR TO COMMUNITY SHAREHOLDERS (SEE PAGE 33)


         Janney Montgomery Scott, financial advisor to Community, has provided a written fairness opinion dated October 17, 2000 to Community's board of directors that, as of that date, the exchange ratio is fair to Community shareholders from a financial point of view. A copy of the fairness opinion is attached to this proxy statement/prospectus as Annex C. You should read the fairness opinion in its entirety.


         Community has agreed to pay JMS a fee equal to 1.35% of the aggregate consideration received by Community shareholders, based on a ten-day average of the market price of National Penn common stock prior to closing, as well as reasonable out-of- pocket expenses.

SPECIAL MEETING OF COMMUNITY SHAREHOLDERS TO BE HELD NOVEMBER 30, 2000 (SEE PAGE 25)

         A special meeting of Community shareholders will be held at Haag's Hotel, Shartlesville, Pennsylvania on Thursday, November 30, 2000, at 1:30 p.m., local time.


         At the special meeting, Community will ask you:

            *     To approve the merger agreement.

            * To act on any other matters that may be put to a vote at the special meeting.


RECORD DATE SET AT OCTOBER 15, 2000; ONE VOTE PER SHARE OF COMMUNITY COMMON STOCK (SEE PAGE 25)

         You are entitled to vote at the special meeting if you owned shares of Community common stock as of the close of business on October 15, 2000, the record date. On that date, there were 700,324 shares of Community common stock outstanding.


         You are entitled to one vote for each share of Community common stock you own on the record date. You may vote either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Community in the enclosed envelope.

         Community is seeking your proxy to use at the special meeting. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to Community. If you elect not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for approval of the merger. If you sign a proxy, you may revoke it at any time before it is voted at the special meeting, or by attending and voting in person at the special meeting.

         You cannot vote shares held in "street name;" only your broker can vote them, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

MAJORITY OF VOTES CAST IS REQUIRED TO APPROVE MERGER (SEE PAGE 25)

         Assuming that a quorum is present at the special meeting, a majority of the votes cast on the merger proposal will be sufficient to approve the merger.


         As of the record date, Community's directors and executive officers, and their immediate family members and entities they control, own 58,588 shares, or approximately 8.4% of the outstanding shares of Community common stock. Of these shares, Community's directors own or control 55,932 shares; they have agreed with National Penn to vote these 55,932 shares for approval of the merger.

         As of the record date, National Penn's directors and executive officers, and their immediate family members and entities they control, own 107 shares of Community common stock, and National Penn holds no shares of Community common stock other than shares held in a fiduciary capacity for others.


         National Penn shareholders will not vote on the merger.

CERTAIN MEMBERS OF COMMUNITY'S MANAGEMENT AND DIRECTORS HAVE
INTERESTS IN MERGER (SEE PAGE 62)

         Community's directors and certain officers have interests in the merger that may differ from the interests of Community shareholders generally. Those interests include, among others, provisions in the merger agreement regarding various National Penn board positions and related compensation, indemnification, insurance, substitute stock options, and eligibility to participate in various National Penn employee benefit plans.

         Community's board of directors was aware of these interests and considered them in approving and recommending the merger.

MERGER EXPECTED TO OCCUR IN FIRST QUARTER 2001 (SEE PAGE 41)

         The merger will become final when articles of merger are filed with the Pennsylvania Department of State. If Community shareholders approve the merger at the special meeting, we currently anticipate that the merger will be completed in early January 2001, although delays could occur.

         We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

STOCK OPTION AGREEMENT MAY DETER OTHERS (SEE PAGE 51)

         In connection with the merger agreement, we entered into a stock option agreement in which Community granted to National Penn an option to purchase up to 19.9% of Community's outstanding shares of common stock in certain circumstances. The exercise price under the stock option agreement is $10 per share.

         National Penn cannot exercise the option unless certain events occur. These events can generally be described as business combinations or acquisition transactions relating to

Community and certain related events. In addition to the option to purchase common stock, National Penn may, under certain circumstances, require Community to repurchase the option for an agreed upon cash price. We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow National Penn to exercise the option.

         Community agreed to grant the option to National Penn in order to induce National Penn to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire Community.

         A copy of the stock option agreement is attached to this proxy statement/prospectus as Annex B.

REGULATORY APPROVALS MUST BE OBTAINED AND OTHER CONDITIONS MUST BE SATISFIED BEFORE MERGER WILL BE COMPLETED (SEE PAGE 46)

         National Penn is required to notify and get approvals from certain government regulatory agencies before the merger can be completed, including the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking. National Penn has filed the necessary applications and notices, and anticipates obtaining the required regulatory approvals in the near future.

         In addition to the required regulatory approvals, the merger will be completed if certain conditions, including the following, are met:

           * Community shareholders approve the merger at the special meeting.

           * We each receive opinions from our respective counsel or independent certified public accountants that the merger will qualify as a tax-free reorganization.

           * We each receive letters from our respective independent certified public accountants confirming the "pooling of interests" method of accounting treatment for the merger.

           * Neither of us has breached any of our respective representations or obligations under the agreement.

         The merger agreement attached to this proxy statement/prospectus as Annex A describes other conditions that must be met before the merger may be completed.

AMENDMENT OR TERMINATION OF MERGER IS POSSIBLE (SEE PAGE 48)

         The merger agreement may be amended by our written agreement. We can amend the agreement to a certain extent without shareholder approval, even if you have already approved the merger.

         We may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by March 15, 2001, unless the party's breach is the reason the merger has not been completed.


         Community may terminate the merger agreement if the average price of National Penn common stock over the 20 trading days ending on October 30, 2000:


            *     Is less than $17 per share, and

            * Underperforms a group of bank or thrift holding company stocks by more than 15% between the date of the merger agreement and the end of the 20 trading days period.

National Penn may nullify any such termination of the merger agreement by increasing the exchange ratio to .95 share of National Penn common stock for each share of Community common stock.

MERGER TO BE ACCOUNTED FOR AS POOLING OF INTERESTS (SEE PAGE 65)

         We intend to account for the merger under the "pooling of interests" method of accounting, which means that, for accounting and financial reporting purposes, National Penn and Community will be treated is if they had always been one company.

RIGHTS OF NATIONAL PENN SHAREHOLDERS DIFFER FROM THOSE OF COMMUNITY SHAREHOLDERS (SEE PAGES 110 AND 116)

         When the merger is completed, you will automatically become a National Penn shareholder. The rights of National Penn shareholders differ from the rights of Community shareholders in certain important ways. Many of these have to do with provisions in National Penn's articles of incorporation and bylaws that differ from those of Community's. Some of these provisions are intended to make a takeover of National Penn harder if National Penn's board of directors does not approve it.

COMMUNITY SHAREHOLDERS DO NOT HAVE DISSENTERS OR APPRAISAL RIGHTS (SEE PAGE 69)

         Under Pennsylvania law, Community shareholders do not have any right to a court determination of the value of their shares in connection with the merger or to payment for such shares in cash.

STOCK CERTIFICATES TO BE EXCHANGED AFTER MERGER IS COMPLETE (SEE PAGE 57)


         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Community stock certificates in exchange for National Penn stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Community common stock. Please do not send Community, National Penn or National Penn's transfer agent any stock certificates until you receive these instructions.

         If you do not have stock certificates but hold shares of Community common stock in "street name", your broker will automatically exchange the shares upon completion of the merger.

MARKET PRICE AND DIVIDEND INFORMATION

         COMMUNITY

         Since August 19, 1998, Community common stock has been traded on the American Stock Exchange under the symbol INB. Prior to that date, the stock was traded in the over-the-counter market. Community common stock has not been actively traded.


         The following table sets forth high and low bid prices per share of Community common stock for the first two quarters of 1998 and the high and low sales prices for the quarters thereafter through October 17, 2000, based upon information obtained from the American Stock Exchange (since August 19, 1998) and the OTC Bulletin Board. Bid prices reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions. The table also reflects cash dividends declared on the common stock. Prices and dividends have been re-stated to reflect a two-for-one stock split in the form of a 100% stock dividend paid on July 31, 1998.

==============================================================================
Year           Quarter                   High             Low           Cash
                                                                      Dividend
                                                                         Per
                                                                       Share
------------------------------------------------------------------------------
1998
------------------------------------------------------------------------------
            First Quarter               $12.75          $11.75         $.06
------------------------------------------------------------------------------
           Second Quarter                14.375          12.625         .06
------------------------------------------------------------------------------
            Third Quarter                16.00           13.50          .06
------------------------------------------------------------------------------
           Fourth Quarter                14.625          12.00          .06
------------------------------------------------------------------------------
1999
------------------------------------------------------------------------------
            First Quarter                15.125          11.50          .06
------------------------------------------------------------------------------
           Second Quarter                14.25           12.00          .06
------------------------------------------------------------------------------
            Third Quarter                12.00           11.50          .06
------------------------------------------------------------------------------
           Fourth Quarter                11.50           11.00          .07
------------------------------------------------------------------------------
2000
------------------------------------------------------------------------------
            First Quarter                11.25            9.00          .07
------------------------------------------------------------------------------
           Second Quarter                10.813           8.75          .07
------------------------------------------------------------------------------
            Third Quarter                18.75           10.00          .07
------------------------------------------------------------------------------
           Fourth Quarter
          (through  October 17,          16.25           15.75           -- (1)
               2000)
==============================================================================
         (1) Community's management anticipates that the Board of Directors will declare a fourth quarter cash dividend in an amount consistent with past practice, subject to approval by the Federal Reserve Bank of Philadelphia pursuant to a supervisory letter. See the discussion below; see also "Information about Community -- Business" at page 80.
------------------------------------------------------------------------------


         Information for high and low sales prices for Community common stock on the American Stock Exchange does not exist for July 21, 2000, the last trading day before announcement of execution of the merger agreement. The last trade in Community common stock before announcement of execution of the merger agreement occurred on July 18, 2000, and was for 600 shares traded at $10.00 per share.


         As of October 15, 2000, there were 700,324 shares of Community common stock outstanding, held of record by approximately 458 shareholders, and outstanding options which were exercisable on that date (or within 60 days thereof) for 9,633 additional shares of Community common stock.

         Holders of Community common stock are entitled to receive dividends, when declared by Community's board of directors, out of funds legally available therefor. Community primarily obtains funds for the payment of dividends from dividends paid by its subsidiary, Bernville Bank. Bernville Bank is subject to legal restrictions on the payment of dividends applicable to national banks generally. Additionally, Community is subject to a supervisory letter from the Federal Reserve Bank of Philadelphia requiring the Federal Reserve's prior approval of the declaration and payment of any dividend to Community shareholders. See "Certain Regulatory Considerations--Payment of Dividends" and "Information About Community--Business" at pages 70 and 80, respectively.


         On June 25, 1998, Community adopted a dividend reinvestment and stock purchase plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of Community common stock. Participants also may elect to make voluntary cash payments of up to $2,500 each quarter for the purchase of additional shares of Community common stock. In accordance with the merger agreement and as authorized by the plan, Community's board has suspended the operation of the dividend reinvestment and stock purchase plan through the earlier of completion of the merger and termination of the merger agreement.

         NATIONAL PENN

         National Penn common stock is traded on the National Market tier of the Nasdaq Stock Market under the symbol "NPBC".

         The following table sets forth the high and low closing sale prices for shares of National Penn common stock for the periods indicated below and the cash dividends paid per share for such periods, after giving retroactive effect to a 5% stock dividend paid on December 22, 1999 and a 5-for-4 stock split paid on July 31, 1998.

===============================================================================
Year           Quarter                High             Low           Cash
                                                                   Dividend
                                                                      Per
                                                                     Share
-------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------
            First Quarter            $28.19           $22.67        $ .14
-------------------------------------------------------------------------------
           Second Quarter             27.48            25.14          .15
-------------------------------------------------------------------------------
            Third Quarter             25.90            19.88          .15
-------------------------------------------------------------------------------
           Fourth Quarter             31.90            19.35          .18
-------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------
            First Quarter             25.95            21.19          .19
-------------------------------------------------------------------------------
           Second Quarter             24.29            20.48          .19
-------------------------------------------------------------------------------
            Third Quarter             26.19            20.24          .19
-------------------------------------------------------------------------------
           Fourth Quarter             26.75            24.41          .20
-------------------------------------------------------------------------------
2000
-------------------------------------------------------------------------------
           First Quarter              24.63            19.13          .20
-------------------------------------------------------------------------------
           Second Quarter             23.00            19.00          .20
-------------------------------------------------------------------------------
            Third Quarter             22.63            18.94          .20
-------------------------------------------------------------------------------
           Fourth Quarter
          (through October 17,        19.50            18.50          .21
               2000)
===============================================================================



         On July 21, 2000, the reported high and low sales prices and the last sale price of National Penn common stock on the Nasdaq Stock Market were as follows:

============================================================================
               July 21, 2000
               -------------                              Last Sale
                   High                   Low               Price
                   ----                   ---               -----
----------------------------------------------------------------------------
National         $21.94                 $21.25            $21.875
  Penn
============================================================================



         On October 17, 2000, the last trading day before the date of this proxy statement/prospectus, the reported high and low sales prices and the last sale price of National Penn common stock on the Nasdaq Stock Market were as follows:

===============================================================================
                     October 17, 2000
                     ----------------                        Last Sale
                          High                  Low            Price
                          ----                  ---            -----
-------------------------------------------------------------------------------
   National              $19.25                $19.06         $19.06
     Penn
===============================================================================


         As of October 17, 2000, there were 17,714,236 shares of National Penn common stock outstanding, held of record by approximately 3,100 shareholders, and outstanding options which were exercisable on that date (or within 60 days thereof) for 980,327 additional shares of National Penn common stock.


         Holders of National Penn common stock are entitled to receive dividends, when declared by National Penn's board of directors, out of funds legally available therefor. National Penn primarily obtains funds for the payment of dividends from dividends paid by its principal banking subsidiary, National Penn Bank. National Penn Bank is subject to certain legal restrictions on the amount of dividends it can pay to National Penn. See "Certain Regulatory Considerations--Payment of Dividends" at page 71.

         National Penn maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of National Penn common stock. The plan does not contain a voluntary cash payment feature.

         COMPARATIVE MARKET VALUE PER SHARE

         The following table sets forth the closing sale price per share of National Penn common stock on July 21, 2000, the last trading day before announcement of execution of the merger agreement, and the closing sale price per share of Community common stock on July 18, 2000, the date of the last trade in Community common stock before such public announcement. There were no trades of Community common stock on July 21, 2000. The table also presents the implied equivalent per share value for Community common stock as of July 21, 2000 by multiplying the closing sale price per share of National Penn common stock on July 21, 2000 by the exchange ratio of .9 to one.

=============================================================================
                                                       Community Common
                    National          Community        Stock Equivalent
                    Penn Common        Common          Value (.9 x National
      Date          Stock               Stock          Penn Common Stock)
-----------------------------------------------------------------------------
July 21, 2000         $21.875          $10.00               $19.69
=============================================================================

         The market price of both National Penn common stock and Community common stock will fluctuate prior to the merger; similarly, the market value of the shares of National Penn common stock that Community shareholders will receive in the merger will fluctuate following the merger. You should obtain current market quotations for National Penn common stock and Community common stock. The future prices for National Penn common stock and Community common stock cannot be predicted.

SELECTED HISTORICAL FINANCIAL DATA

         The following tables present selected consolidated historical data of Community and National Penn.

         The information for Community is based on its consolidated financial statements, including its unaudited consolidated financial statements for the six months ended June 30, 2000 and 1999, and its audited consolidated financial statements for each of the five years ended December 31, 1999.

         The information for National Penn is based on the consolidated financial information that is contained in reports National Penn has previously filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended June 30, 2000. All of these documents are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" at page 130.

         You should read the following tables in conjunction with the consolidated financial statements of Community and National Penn described above, including the notes to them, and the management's discussion and analysis of financial condition and results of operations of Community and National Penn included in and incorporated by reference in this proxy statement/prospectus, respectively.

         Historical results do not necessarily indicate the results that you can expect for any future period. In the opinion of our respective managements, all adjustments (which include only normal, recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Community and of National Penn have been included. With respect to both Community and National Penn, results for the six months ended June 30, 2000 do not necessarily indicate the results which you can expect for any other interim period or for the year as a whole.

           COMMUNITY

                                         As of and for the Six
                                         Months Ended June 30,          As of and for the Years Ended December 31,
                                           2000       1999         1999        1998        1997        1996        1995
                                         ---------  ----------  ----------- ----------- ----------- ----------- -----------
  STATEMENTS OF CONDITION                                  (Dollars in thousands, except per share data)
  Total assets                           $105,335    $106,928     $109,536    $101,722     $83,462     $68,100     $61,765
  Total deposits                           91,364      92,279       90,596      85,443      70,729      61,136      55,772
  Loans receivable, net                    82,794      84,236       85,668      79,322      64,364      52,217      48,871
  Total investments                        13,291      13,970       13,384      12,876      10,525       9,003       8,484
  Total shareholders'equity                 7,207       7,363        7,242       7,359       6,900       6,435       4,722

  EARNINGS
  Total interest income                    $3,904      $3,913       $7,953      $7,190      $5,595      $4,988      $4,308
  Total interest expense                    2,111       1,959        4,013       3,595       2,663       2,394       2,060
                                         ---------  ----------  ----------- ----------- ----------- ----------- -----------
    Net interest income                     1,793       1,954        3,940       3,595       2,932       2,594       2,248
  Provision for loan losses                   290         180          610         240          78          72          12
                                         ---------  ----------  ----------- ----------- ----------- ----------- -----------
    Net interest income after provision
       for loan losses                      1,503       1,774        3,330       3,355       2,854       2,522       2,236
  Other income                                326         333          699         684         431         385         254
  Other expenses                            1,801       1,800        3,733       3,276       2,489       2,054       1,780
                                         ---------  ----------  ----------- ----------- ----------- ----------- -----------
    Income before income taxes                 28         307          296         763         796         853         710
  Income taxes (benefit)                      (14)         83           54         219         209         236         197
                                         ---------  ----------  ----------- ----------- ----------- ----------- -----------
    Net income                                $42        $224         $242        $544        $587        $617        $513
                                         =========  ==========  =========== =========== =========== =========== ===========

  Return on average assets (1)              0.08%       0.43%        0.23%       0.58%       0.80%       0.94%       0.79%
  Return on average shareholders'
      equity (1)                             1.2%        6.1%         3.3%        7.9%        9.2%       12.1%        9.2%
  Percent shareholders' equity to assets    6.84%       6.89%        6.61%       7.23%       8.27%       9.45%       7.65%

  PER SHARE DATA (2)
  Book value per share                     $10.29      $10.57       $10.37      $10.56       $9.91       $9.24       $8.57
  Basic earnings                             0.06        0.32         0.35        0.78        0.84        1.00        0.93
  Diluted earnings                           0.06        0.32         0.35        0.78        0.84        1.00        0.93
  Dividends paid in cash                     0.14        0.12         0.25        0.24        0.22        0.20        0.20
  Dividends paid in stock                     ---         ---          ---     2-for-1         ---     3-for-2         ---
                                                                            stock split             stock split



(1) Interim ratios have been annualized for purposes of comparability with year-end data.
(2) Effective January 1, 1997, Community adopted SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Net income per share calculations for prior periods have been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the respective weighted average number of shares of Community Common Stock outstanding, as follows: 699,501 (June 30,
     2000);  696,774 (June 30,  1999);  697,234  (December  31,  1999);  696,686
     (December 31, 1998);  696,574  (December 31, 1997);  622,030  (December 31,
     1996) and 550,890 (December 31, 1995). Diluted net income per share in all years presented gives effect to the dilution resulting from stock options granted by Community. Per share amounts in all years have been adjusted to reflect retroactively prior stock dividends and splits.

           NATIONAL PENN

                                          As of and for the Six
                                          Months Ended June 30,              As of and for the Years Ended December 31,
                                             2000        1999          1999         1998         1997        1996         1995
                                          -----------  ----------   -----------  -----------  ----------- -----------  -----------
  STATEMENTS OF CONDITION                                      (Dollars in thousands, except per share data)
  Total assets                            $2,309,771  $2,166,097    $2,242,432   $2,121,248   $1,809,216  $1,604,566   $1,473,888
  Total deposits                           1,601,156   1,545,872     1,593,254    1,473,302    1,353,523   1,190,976    1,106,884
  Loans and leases, net                    1,571,550   1,467,934     1,536,404    1,404,972    1,292,601   1,212,104    1,079,235
  Total investments                          534,844     515,642       516,027      523,041      371,464     278,565      280,817
  Total shareholders'equity                  151,033     155,103       147,696      158,774      148,928     137,519      126,897

  EARNINGS
  Total interest income                      $87,585     $79,060      $164,270     $154,081     $139,266    $124,671     $115,446
  Total interest expense                      45,972      39,329        82,753       76,607       63,009      53,914       51,410
                                          -----------  ----------   -----------  -----------  ----------- -----------  -----------
    Net interest income                       41,613      39,731        81,517       77,474       76,257      70,757       64,036
  Provision for loan and lease losses          3,000       2,830         5,960        5,960        5,563       4,500        3,900
                                          -----------  ----------   -----------  -----------  ----------- -----------  -----------
    Net interest income after provision
       for loan and lease losses              38,613      36,901        75,557       71,514       70,694      66,257       60,136
  Other income                                12,682      10,200        23,338       18,721       13,614      10,153        8,478
  Other expenses                              34,176      31,770        65,724       61,232       54,417      48,590       44,331
                                          -----------  ----------   -----------  -----------  ----------- -----------  -----------
    Income before income taxes                17,119      15,331        33,171       29,003       29,891      27,820       24,283
  Income taxes                                 3,203       2,815         5,762        6,085        8,344       8,531        7,279
                                          -----------  ----------   -----------  -----------  ----------- -----------  -----------
    Net income                               $13,916     $12,516       $27,409      $22,918      $21,547     $19,289      $17,004
                                          ===========  ==========   ===========  ===========  =========== ===========  ===========

  Return on average assets (1)                 1.22%       1.19%         1.26%        1.17%        1.28%       1.27%        1.21%
  Return on average shareholders' equity (1)   18.7%       16.4%         17.9%        15.0%        15.2%       14.8%        14.9%
  Percent shareholders' equity to assets       6.54%       7.16%         6.59%        7.48%        8.23%       8.57%        8.61%

  PER SHARE DATA (2)
  Book value per share                         $8.54       $8.69         $8.33        $8.90        $8.30       $7.66        $7.09
  Basic earnings                                0.79        0.70          1.54         1.28         1.20        1.08         0.95
  Diluted earnings                              0.78        0.69          1.52         1.26         1.18        1.07         0.94
  Dividends paid in cash                        0.40        0.37          0.75         0.57         0.49        0.41         0.37
  Dividends paid in stock                        ---         ---            5%      5-for-4      4-for-3          5%           5%
                                                                                 stock split  stock split

(1) Interim ratios have been annualized for purposes of comparability with year-end data.
(2) Effective January 1, 1997, National Penn adopted SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Net income per share calculations for prior periods have been restated to reflect the adoption of SFAS No. 128. Basic net income per share is based upon the respective weighted average number of shares of National Penn Common Stock outstanding, as follows: 17,675,203 (June 30, 2000); 17,832,876 (June 30, 1999); 17,792,492 (December 31,
     1999);  17,836,656  (December  31, 1998);  17,970,695  (December 31, 1997);
     17,940,083  (December 31, 1996) and 17,819,109 (December 31, 1995). Diluted
     net income per share in all years presented gives effect to the dilution resulting from stock options granted by National Penn or acquired companies. Per share amounts in all years have been adjusted to reflect retroactively prior stock dividends and splits.
(3) National Penn completed its acquisition of Panasia Bank on July 11, 2000. The acquisition has been accounted for under the purchase method of accounting and, accordingly, financial information for National Penn has not been restated. At the time of acquisition, Panasia had assets of $108.1 million, deposits of $100.4 million, and total loans of $39.3 million. Goodwill of $12.2 million will be amortized on the straight- line basis over 20 years.

COMPARATIVE PER SHARE DATA

         The following table shows certain comparative per share data relating to earnings, cash dividends and book value. The equivalent pro forma information assumes an exchange ratio of nine-tenths (.9) share of National Penn common stock for each share of Community common stock.

         We present the pro forma and the equivalent pro forma data for your information only. It does not necessarily indicate the results of operations or the combined financial position that would have resulted had National Penn and Community completed the merger at the times indicated, and it does not necessarily indicate what the future results of operations or the combined financial position will be.

         You should read the information shown below in conjunction with the historical consolidated financial statements of National Penn and Community and the notes provided with them.

===========================================================================================================
                            For the 6 Months                           For the Year Ended
                             Ended June 30,                                December 31,
===========================================================================================================
                           2000          1999               1999               1998                1997
===========================================================================================================
Cash Dividends
Per Common Share
-----------------------------------------------------------------------------------------------------------
     National              $0.40         $0.37              $0.75               $0.57               $0.49
     Penn actual
-----------------------------------------------------------------------------------------------------------
     Community              0.14          0.12               0.25                0.24                0.22
     actual
-----------------------------------------------------------------------------------------------------------
     Community              0.36          0.33               0.68                0.51                0.44
     pro forma
     equivalent(1)
-----------------------------------------------------------------------------------------------------------
Net Income Per
Common Share--
Basic
-----------------------------------------------------------------------------------------------------------
     National               0.79          0.70               1.54                1.28                1.20
     Penn actual
-----------------------------------------------------------------------------------------------------------
     Community              0.06          0.32               0.35                0.78                0.84
     actual
-----------------------------------------------------------------------------------------------------------
     National Penn          0.76          0.69               1.50                1.27                1.19
     and
     Community
     pro forma(2)


                                       20





------------------------------------------------------------------------------------------------------------
   Community                0.68          0.62               1.35                1.14                 1.07
   pro forma
   equivalent(3)
------------------------------------------------------------------------------------------------------------
Net Income Per
Common Share-
Diluted
------------------------------------------------------------------------------------------------------------
   National Penn            0.78          0.69               1.52                1.26                 1.18
     actual
------------------------------------------------------------------------------------------------------------
   Community                0.06          0.32               0.35                0.78                 0.84
    actual
------------------------------------------------------------------------------------------------------------
   National Penn            0.75          0.68               1.48                1.25                 1.17
       and
   Community
   pro forma(2)
------------------------------------------------------------------------------------------------------------
   Community                0.68          0.61               1.33                1.13                 1.05
   pro forma
   equivalent(3)
------------------------------------------------------------------------------------------------------------

============================================================================================================

===============================================================
Book Value Per                                  As of June 30,
Common Share                                        2000
============
---------------------------------------------------------------
  National Penn                                   $ 8.54
   actual

---------------------------------------------------------------
  Community                                        10.29
   actual
---------------------------------------------------------------
  National Penn                                     8.64
      and
  Community
  pro forma(4)
---------------------------------------------------------------
  Community                                         7.78
  pro forma
  equivalent(5)
===============================================================
---------------------
(1) Represents the dividends declared on National Penn common stock during the respective periods multiplied by the exchange ratio (.9 for 1).

(2) Represents net income per share of National Penn common stock on a pro forma basis. Such amounts, for purposes of determining basic net income per share of National Penn common stock, have been determined by dividing pro forma net income by the sum of (a) the weighted average number of shares of National Penn common stock outstanding during each period retroactively adjusted for stock dividends and splits, and (b) shares of National Penn common stock assumed to be issued pursuant to the merger. Such amounts for purposes of determining diluted net income per common share have been determined by dividing pro forma net income by the sum of (a) the weighted average number of shares of National Penn common stock and stock options outstanding during each period retroactively adjusted for stock dividends and splits, and (b) shares of National Penn common stock and the National Penn options assumed to be issued pursuant to the merger.

(3) Represents the amount computed pursuant to Note 2 above multiplied by the exchange ratio (.9 for 1).

(4) Represents the pro forma combined net book value of National Penn and Community attributable to shares of National Penn common stock, divided by the sum of (a) the number of shares of National Penn common stock outstanding at June 30, 2000, and (b) shares of National Penn common stock assumed to be issued pursuant to the merger.

(5) Represents the amount computed pursuant to Note 4 above multiplied by the exchange ratio (.9 for 1).

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         This proxy statement/prospectus, including information incorporated by reference in this document, contains forward- looking statements with respect to the financial condition, results of operations and business of each of Community and National Penn, including National Penn's financial condition, results of operations and business after its July 2000 acquisition of Panasia Bank. These include statements relating to revenues and cost savings estimated to result from the merger and generally to the anticipated benefits of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates", "projects" or similar words or expressions.

         These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among other things, the following possibilities:

           * Expected cost savings from the merger, including reductions in interest and non-interest expense, may not be fully realized or realized as quickly as expected.

           * Revenues of National Penn and its subsidiaries following the merger may be lower than expected, or loan losses, deposit attrition, operating costs, customer losses or business disruption following the merger may be greater than expected.

           * Commercial loan growth following the merger may be lower than expected.

           * Costs, difficulties or delays related to the integration of our businesses may be greater or longer than expected.

           * Expected cost savings from National Penn's acquisition of Panasia Bank in July 2000 may not be fully realized or realized as quickly as expected.

           * Revenues of Panasia Bank may be lower than expected, or loan losses, deposit attrition, operating costs, customer losses or business disruption at Panasia Bank may be greater than expected.

           * Commercial loan growth at Panasia Bank may be lower than expected.

           * Costs, difficulties or delays related to the integration of Panasia Bank's business with National Penn's business may be greater or longer than expected.

           * Changes in the interest rate environment may reduce interest margins.

           * Competitive pressures among depository and other financial institutions may increase significantly.

           * General economic or business conditions, either nationally or in the regions in which we will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit.

           * Technological changes and systems integration may be harder to make or more expensive than expected.

           * Legislation or regulatory changes may adversely affect our businesses.

           *      Adverse changes may occur in the securities markets.

         Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution Community shareholders not to place undue reliance on such statements. These statements speak only as of the date of this proxy statement/prospectus or, if made in any document incorporated by reference, as of the date of that document.

         All written or oral forward-looking statements attributable to National Penn or Community or any person acting on their behalf made after the date of this proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither National Penn nor Community undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                   THE MEETING

DATE, PLACE, TIME


         We are providing this proxy statement/prospectus to Community shareholders in connection with the solicitation by Community's board of directors of proxies for use at the special meeting of Community shareholders and at any adjournments or postponements of the meeting. The special meeting is scheduled to be held at Haag's Hotel, Shartlesville, Pennsylvania, at 1:30 p.m., local time, on November 30, 2000.


MATTERS TO BE CONSIDERED

         The purpose of the Community special meeting is to consider and vote on:

           *      Approval of the merger agreement.

           * Other business, if any, as may properly come before the special meeting.

RECORD DATE, QUORUM


         You have the right to vote your shares at the meeting only if you own Community common stock on the record date, October 15, 2000. As of that date, there are 700,324 shares of Community common stock issued and outstanding and entitled to vote. There is no other class of Community stock issued or outstanding. Each outstanding share of Community common stock as of October 15, 2000 is entitled to one vote on each matter properly submitted at the special meeting.


         The presence, in person or by properly executed proxy, of shareholders holding a majority of the outstanding shares of Community common stock is necessary to constitute a quorum at the special meeting.

VOTE REQUIRED, VOTING AGREEMENTS

         Approval of the merger proposal requires the affirmative vote of a majority of the votes cast on the merger proposal. The affirmative vote of a majority of the shares present at the special meeting, even if a quorum is not present, is required to adjourn the special meeting.


         As of the record date, Community's directors and executive officers, and their immediate family members and entities they control, own 58,588 shares, or approximately 8.4% of the outstanding shares, of Community common stock. Of these shares, Community's directors own or control 55,932 shares; they have agreed with National Penn to vote these 55,932 shares for approval of the merger.

         Community's directors and management are not aware of any person or entity beneficially owning 5% or more of the outstanding shares of Community common stock as of the record date for the special meeting.

VOTING OF PROXIES

         This proxy statement/prospectus is accompanied by a form of proxy for use at the special meeting. If you complete the enclosed proxy card and return it before the voting takes place, your proxy holder will vote your shares in accordance with the instructions indicated on the proxy card. If no instructions are indicated, such proxies will be voted "FOR" approval of the merger proposal and, as determined by the proxy holders, as to any other matter that may come before the special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

ABSTENTIONS, BROKER NON-VOTES

         You may abstain from voting on the merger proposal by so marking your proxy card.

         Under the applicable rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the merger proposal, in the absence of specific instructions from such customers. We refer to these shares as "broker non-votes".

         Abstentions and broker non-votes will be deemed shares present at the special meeting and counted toward a quorum. Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger proposal or any other matter voted upon at the special meeting.

REVOCABILITY OF PROXIES

         A shareholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by:

           * Giving written notice of revocation to the Secretary of Community;

           *      Submitting a duly executed proxy bearing a later date;
                  or

           *      Voting in person at the special meeting.

         Any written notice of revocation and other communications with respect to the revocation of proxies should be addressed to Community Independent Bank, Inc., 201 North Main Street, Bernville, Pennsylvania 19506, Attention: Linda L. Strohmenger, Secretary. A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Community or other person responsible for tabulating votes on behalf of Community.

SOLICITATION OF PROXIES

         Community will bear the cost of soliciting proxies.

         In addition to solicitation by mail, directors, officers and employees of Community and its subsidiaries may solicit proxies from Community shareholders personally or by telephone, fax or other forms of communication. Community will not specifically compensate any of these persons for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

         Community will request brokerage houses, nominees, fiduciaries and other custodians to forward proxy soliciting materials to beneficial owners of Community common stock, and Community will reimburse such parties for their reasonable out-of-pocket expenses incurred in sending such materials to beneficial owners.

RECOMMENDATION OF COMMUNITY BOARD OF DIRECTORS

         Community's board of directors has unanimously approved the merger agreement, and believes the merger to be in the best interests of Community, its shareholders, and its other constituencies. Community's board of directors unanimously recommends that Community shareholders vote "FOR" approval of the merger proposal. See "The Merger--Community's Reasons for the Merger; and --"Recommendation of Community's Board of Directors" at pages 31 and 33.

                                   THE MERGER

         The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement and the stock option agreement, each of which we incorporate by reference in this proxy statement/prospectus. Copies of the merger agreement and the stock option agreement are attached hereto as Annexes A and B, respectively. We urge you to read the full text of the agreements carefully.

         The merger agreement provides that:

           *      Community will merge into National Penn; and

           * You, as a shareholder of Community, will receive nine-tenths (.9) share of National Penn common stock for each share of Community common stock that you own.

         The board of directors of Community has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a shareholder. The board unanimously recommends that you vote FOR the merger agreement.

BACKGROUND OF THE MERGER

         For many years, the strategy of Community's board of directors has been to increase profitability while operating as an independent community-focused banking company. In recent years, meeting the increased efforts of both local and regional competitors to provide new services and attract customers has become increasingly difficult. The expenses of attempting to keep pace with competition, combined with Community's more limited economies of scale, have placed significant pressures on its profitability.

         Following the resignation of Community's President and Chief Executive Officer, Arlan J. Werst, in late March 2000, and the subsequent executive search to fill the CEO position, Community's board engaged in a comprehensive review of its strategic plan. In the course of this review, the board reviewed presentations from Janney Montgomery Scott and First Union Securities with respect to Community's strategic alternatives, including continued independence, acquisitions, merger of equals and other combinations. The board was advised by its outside legal counsel with respect to directors' fiduciary duties under Pennsylvania law.

         In late June 2000, Karl Gerhart, a director and Acting President and Chief Executive Officer of Community, learned from Community's new senior credit officer of potential problems in Bernville Bank's loan portfolio, in addition to the problem loans already identified in 1999. Mr. Gerhart reported these problems to the full board of directors at its June 28, 2000 meeting. During this same time period, the board had two serious candidates under consideration to fill the position of President and Chief Executive Officer vacated by Mr. Werst. At the June 28 meeting, after an extended discussion of the advantages and disadvantages of remaining independent versus pursuing a combination with a larger institution, the board authorized Mr. Gerhart and Frederick Krott, Chairman of the Board, to investigate possible partners for a business combination, although no final decision was made to pursue such a strategy.

         Accordingly, on June 29, 2000, Mr. Krott approached representatives of two banking institutions, including National Penn, and indicated the Board's willingness to consider a business combination.

         On July 1, 2000, Mr. Krott met with Wayne R. Weidner, President of National Penn, and discussed the possibility of a merger of the two institutions. Mr. Krott, Mr. Gerhart and Walter J. Potteiger, a Community director, met with Mr. Weidner and Lawrence T. Jilk, Jr., Chairman of National Penn, on July 10, 2000 to discuss in greater detail various issues involved in a combination of National Penn and Community.

         On July 3, 2000, Mr. Krott met with the president of the second institution and engaged in preliminary discussions regarding a possible business combination.

         On July 14, 2000, Community entered into confidentiality agreements with both National Penn and the second institution.

         On July 19, 2000, the Community board received a non-binding indication of interest from National Penn which proposed a merger of Community into National Penn. The proposal provided that National Penn would issue nine-tenths (.9) share of National Penn common stock in exchange for each share of Community common stock. The exchange ratio would not be subject to adjustment but would be fixed. The proposal also provided that National Penn would:

           * Issue stock options exercisable for shares of National Penn common stock in exchange for stock options outstanding for shares of Community common stock at the .9 share exchange ratio;

           * Merge Community's bank subsidiary, Bernville Bank, into National Penn Bank and operate it as part of a separate Berks County Division of National Penn Bank (the "Berks County Division");


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



           * Endeavor to provide employment to each Community employee;

           * Provide severance benefits in the form of salary continuation to those Community employees not employed by National Penn;

           *      Permit payment of retention bonuses for
                  certain Community operational employees; and

           *      Provide employee benefits after closing.

         In addition, National Penn proposed to add one current Community director to National Penn's board of directors and two current Community directors to National Penn Bank's board of directors, and to create the Berks County Division advisory board of directors, which would include all current members of the Community board.

         On July 20, 2000, the Community board met to discuss the non-binding indication of interest from National Penn. At that meeting, the Community board of directors authorized Mr. Gerhart and Mr. Krott, together with legal counsel, Community's independent certified public accountants, and Janney Montgomery Scott, Community's financial advisor, to enter into negotiations with National Penn as to a business combination between Community and National Penn, to conduct due diligence with regard to National Penn, and to permit National Penn to conduct due diligence with regard to Community.

         On July 21, 22 and 23, Mr. Gerhart and Mr. Krott, together with legal counsel, Community's independent public accountants and Janney Montgomery Scott, entered into negotiations regarding the pricing, structure and other issues associated with a business combination generally consistent with National Penn's indication of interest letter. During this period, which included due diligence investigations conducted by both parties, face to face sessions and numerous telephone conferences, the exchange ratio for the combination as well as other issues were determined on the basis of arms-length negotiations.

         In the course of the July 21-23 negotiations, in addition to the terms set forth in its indication of interest letter, National Penn agreed to give Community the right to terminate the merger agreement if the average market price of National Penn common stock over a 20 trading day period ending 31 days prior to the meeting of Community's shareholders to be held to approve the merger (a) is less than $17 per share and (b) underperforms an index of stock prices of a group of comparable bank or thrift holding companies by more than 15% between the date of the merger agreement and the end of such 20 trading day period. National Penn could, however, override such termination by increasing the proposed exchange ratio from .9 share to .95 share of National Penn common stock for each share of Community common stock. Other important elements of the negotiation included maintaining representation of Community on the National Penn and National Penn Bank boards of directors, dividends and treatment of Community employees. This negotiation process resulted in the definitive merger agreement attached hereto as Annex A.

         On July 23, 2000, the Community board of directors met to consider the definitive merger agreement. Janney Montgomery Scott presented its oral opinion, to be confirmed in writing, that the consideration to be provided to Community shareholders in connection with the merger transaction with National Penn would be fair from a financial point of view. Legal counsel to Community conducted a detailed review of the merger agreement and again reviewed with the board of directors their fiduciary duties under current law. After discussion, the Community board unanimously approved the merger agreement and the merger transaction with National Penn as being in the best interests of Community, its shareholders and other constituencies. The merger agreement was executed immediately following the meeting.

COMMUNITY'S REASONS FOR THE MERGER

         At its meeting on July 23, 2000, the Community board of directors unanimously determined that the terms of the merger agreement and the merger transaction with National Penn were in the best interests of Community, its shareholders and other constituencies. In making this determination, the board concluded, among other things, that the merger transaction with National Penn was superior to the other alternatives available to Community and to the prospects of continuing to operate Community as an independent community-focused banking company.

         In the course of reaching its decision to approve the agreement, the Community board of directors consulted with Janney Montgomery Scott, its legal counsel, and its independent public accountants. The board considered, among other things, the factors described above and the following:

           * The opinion of Janney Montgomery Scott that the consideration to be received by Community's shareholders was fair from a financial point of view.

           * The board's familiarity with and review of Community's business, prospects and financial condition, including its future prospects were it to remain independent.

           * The pressures of competition and Community's limited economies of scale on Community's ability to increase profitability while continuing to operate as an independent community-focused banking company.

           * A determination that a business combination with National Penn would expand Community's lending capabilities and significantly increase the range of financial products and services available to Community's customers.

           * The prices, multiples of earnings per share and premiums over book value and market value paid in recent acquisitions of banks.

           *      The earnings and financial condition of National Penn.

           * The significantly higher cash dividends which have been historically paid on shares of National Penn common stock as compared to cash dividends historically paid on shares of Community common stock.

           * The historical market prices for shares of National Penn common stock.

           * The substantially greater liquidity of National Penn common stock, which is publicly traded, compared to the relatively illiquid market for Community common stock.

           * National Penn's agreement that one director from Community's board of directors would be appointed to National Penn's board of directors, and that such director and an additional director would be appointed to National Penn Bank's board of directors.

           * The business and prospects of National Penn, including its prior experience acquiring banks, its existing presence in Community's traditional market areas, the economic vitality of the other market areas served by National Penn and the opportunities presented by customer demand in those market areas.

           *      The experience of National Penn's senior management team.

           * The merger is expected to be tax-free to Community shareholders.

           * The alternatives of Community continuing as an independent community-focused banking company or combining with other potential merger partners, compared to the effect of Community combining with National Penn pursuant to the merger agreement, and the determination that the merger transaction with National Penn presented the best opportunity for maximizing long-term shareholder value and serving Community's other constituencies including, without limitation, its customers, employees and the communities in which it is located.

         The foregoing discussion of the information and factors considered by the Community board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Community board of directors. In reaching its determination to approve and recommend the merger, the Community board of directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

         After deliberating with respect to the merger transaction with National Penn, considering, among other things, the matters discussed above and the opinion of Janney Montgomery Scott referred to above, the Community board of directors unanimously approved and adopted the merger agreement and the merger transaction with National Penn.

RECOMMENDATION OF COMMUNITY'S BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF COMMUNITY BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF COMMUNITY, ITS SHAREHOLDERS AND OTHER CONSTITUENCIES, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF COMMUNITY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF COMMUNITY APPROVE THE MERGER AGREEMENT.

OPINION OF COMMUNITY'S FINANCIAL ADVISOR

         Community retained Janney Montgomery Scott LLC to render a fairness opinion. As part of its engagement, JMS delivered its oral opinion to Community's Board of Directors that as of July 23, 2000, based upon and subject to the various considerations set forth therein, the exchange ratio was fair from a financial point of view to the holders of Community common stock. JMS has confirmed its opinion in written form as of the date of this proxy statement/prospectus.

         The full text of JMS's opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference. We urge you to read the opinion in its entirety. The summary of the opinion that follows is qualified in its entirety by reference to the full text of the opinion itself. The JMS opinion is directed only to the exchange ratio and does not constitute a recommendation to any holder of Community common stock as to how such shareholder should vote at the Community special meeting.

         JMS was selected to render its opinions based upon its qualifications, expertise and experience. JMS has knowledge of, and experience with, the Pennsylvania banking market and banking organizations operating in this market and was selected by Community because of its knowledge of, experience with, and reputation in the financial services industry.

         In arriving at its opinion, JMS, among other things:

           * Reviewed the historical financial performances, current financial positions and general prospects of Community and National Penn;

           * Considered the proposed financial terms of the merger and examined the projected consequences of the merger with respect to, among other things, market value, earnings per share and book value per share of Community common stock;

           * To the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Community and National Penn from a financial point of view to these other banks and bank holding companies;

           * Reviewed the historical market price ranges and trading activity performance of the common stocks of Community and National Penn;

           * Reviewed publicly available information such as annual reports and SEC filings of Community and National Penn;

           * Compared the terms of the merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

           * Discussed with certain members of senior management of Community and National Penn the strategic aspects of the merger, including estimated cost savings from the merger;

           *      Reviewed the merger agreement; and

           *      Performed other analyses and examinations as deemed necessary.

         JMS relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to Community's financial forecasts reviewed by JMS in rendering its opinion, JMS assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Community as to the future financial performance of Community. JMS did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Community or National Penn nor was it furnished with any such appraisal. JMS also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Community and National Penn were adequate and complied fully with applicable law, regulatory policy, accounting principles, and sound banking practice as of the date of such financial statements.

         The following is a summary of selected analyses prepared and analyzed by JMS in connection with its opinion but does not purport to be a complete description of the analyses undertaken by JMS. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. JMS believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.

         In performing its analyses, JMS made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community, National Penn and JMS. Any estimates contained in JMS's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Community or JMS assumes responsibility if future results or actual values are materially different from these estimates.

         Comparable Company Analysis. JMS compared selected financial and operating data for Community with those of a peer group of selected banks and bank holding companies located in Pennsylvania with assets less than $500 million (the "Community Peer Group"). A comparison was also made to select financial and operating data of a peer group of selected banks and bank holding companies located in Pennsylvania and New Jersey with assets less than $300 million. The analyses compared equity as a percentage of assets, loans as a percentage of deposits, non-performing loans as a percentage of loans, loan loss reserves as a percentage of non-performing loans, non-performing assets and loans 90 days past due as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of equity and loan loss reserves, non-performing assets as a percentage of assets, net charge-offs as a percentage of average loans, return on average assets, return on average equity, net interest margin, and efficiency ratios. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of earnings per share, cash dividend yields, year-to- date and one-year price changes, and average daily trading volume.

         In addition, JMS also compared selected financial and operating data for National Penn with those of a peer group of selected bank holding companies located in Pennsylvania with assets between $1 billion and $10 billion (the "National Penn Peer Group"). The analysis compared equity as a percentage of assets, loans as a percentage of deposits, non-performing loans as a percentage of loans, loan loss reserves as a percentage of non-performing loans, non-performing assets and loans 90 days past due as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of equity and loan loss reserves, non-performing assets as a percentage of assets, net charge-offs as a percentage of average loans, return on average assets, return on average equity, net interest margin, and efficiency ratios. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of earnings per share, cash dividend yields, year-to- date and one-year price changes, and average daily trading volume.


         Analysis of Stock Price and Volume. JMS compared the stock price per share performance of Community to the performance of the aforementioned Community Peer Group from July 18, 1997 through July 20, 2000. The analysis indicated that Community outperformed the Peer Group composite. JMS also compared the stock price per share performance of National Penn to the performance of the aforementioned National Penn Peer Group from July 18, 1997 through July 20, 2000. The analysis indicated that National Penn outperformed the Peer Group composite. JMS also analyzed the stock price per share performance for both Community and National Penn from July 24, 2000, the date of the merger announcement, through October 13, 2000. The analysis indicated that after its announcement to merge with National Penn through October 13, 2000, Community's stock price outperformed its Peer Group composite index. For the same time period, National Penn's stock price underperformed its Peer Group composite index.


         Pro Forma Merger Analysis. Using earnings estimates for Community and National Penn as reported by First Call and based on conversations with the respective managements, JMS analyzed certain pro forma effects resulting from the merger based on the proposed exchange ratio. Based on this information, the analysis indicated National Penn will experience estimated earnings per share accretion of between 1.0% and 2.0% in the first year after the merger. The analysis also indicated that, relative to Community on a stand-alone basis, the merger would be accretive to Community's earnings per share and cash dividends per share. The merger would be dilutive to book value per share and tangible book value per share.

         Analysis of Selected Merger and Acquisition Transactions. JMS analyzed certain financial aspects of selected mergers and acquisitions of bank holding companies since January 1, 2000. JMS examined the results in three ways. The first looked at all U.S. transactions involving sellers with assets of less than $250 million. The second method looked at sellers located in Pennsylvania, New Jersey and Maryland and assets less than $250 million. The third method compared sellers with non-performing assets as a percentage of assets greater than 2% and assets less than $250 million. In each group, JMS compared equity as a percentage of assets, return on average assets, return on average equity, non-performing assets as a percentage of assets, price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of earnings per share, price as a percentage of deposits, price as a percentage of assets and the tangible book premium as a percentage of core deposits. In summary, the indicated value to be received by shareholders of Community compared favorably to the values received in the transactions described herein.

         Discounted Dividend Analyses. Using a discounted dividend analysis, JMS estimated the present value of the future dividend streams that Community could produce on a stand-alone basis over a five-year period under different assumptions, if Community performed in accordance with various earnings growth forecasts. JMS also estimated the terminal value for Community's common stock after the five-year period by applying a range of earnings multiples from eight to twelve times Community's terminal year earnings and by applying a range of book value valuations from 80% to 180%. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Community. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 10% to 15%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Community's common stock. In summary, the prices imputed by the analysis described herein were less than the price being offered by National Penn.

         JMS stated that the discounted dividend analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community common stock.

         In reaching its opinion as to fairness, none of the analyses performed by JMS was assigned a greater significance by JMS than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, JMS reached the conclusion, and opined, that the exchange ratio, as set forth in the merger agreement is fair from a financial point of view to holders of Community common stock.

         In connection with delivering its written opinion dated as of the date of this proxy statement/prospectus, JMS updated certain analyses described above to reflect current market conditions and events occurring since the date of the merger agreement. Such reviews and updates led JMS to conclude that it was not necessary to change the conclusions it had reached in connection with its initial opinion.

         JMS, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

         The opinion of JMS was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its opinion. JMS has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date hereof.

         In delivering its opinion, JMS assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restrictions would be imposed on National Penn that would have a materially adverse effect on the contemplated benefits of the merger. JMS also assumed that there would not occur any change in applicable law or regulation that would cause a materially adverse change in the prospects or operations of Community and National Penn after the merger.

         Pursuant to the terms of the engagement letter dated July 13, 2000, Community agreed to pay JMS 1.35% of the aggregate transaction value based on a ten-day average of National Penn stock prior to closing. Community paid JMS 30% of that estimated amount upon the signing of the merger agreement. In addition, Community agreed to pay JMS the remaining 70% at the time of closing and to reimburse JMS for its reasonable out- of-pocket expenses. Whether or not the merger is completed, Community agreed to indemnify JMS and certain related persons against certain liabilities relating to or arising out of its engagement.

NATIONAL PENN'S REASONS FOR THE MERGER

         National Penn's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of National Penn, which operate in strong markets that are geographically compatible with National Penn's operations, and which can be acquired at an acceptable cost. In evaluating acquisition opportunities, National Penn generally considers potential revenue enhancements and operating efficiencies, asset quality, interest rate risk, and management capabilities.

         In determining the terms of its proposal for Community and whether to enter into the merger agreement, National Penn's board of directors considered a number of factors, including the following:

           * The geographic location of Community's franchise, which is a "fill-in" strategic fit with, and an enhancement of, National Penn's existing franchise in Berks County, Pennsylvania.

           * Community's service-oriented emphasis on small business and retail customers, which is consistent with National Penn's general business approach.

           * The financial condition, operating results and future prospects of National Penn and Community.

           * Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis, and capital ratio impact information.

           * The historical trading prices for Community common stock and National Penn common stock.

           * A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings.

           * Management's view, based on, among other things, such comparable transactions review, that the exchange ratio is fair to National Penn and its shareholders from a financial point of view.

         In approving the transaction, the National Penn board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors may have given one or more factors more weight than other factors. The emphasis of the National Penn board's discussion, in considering the transaction, was on the financial aspects of the transaction, particularly:

           * The "fill-in" strategic fit and enhanced franchise value discussed above, including pro forma market share information relating to deposits in Berks County, Pennsylvania.

           * Perceived opportunities to increase the combined company's commercial lending, and to reduce the combined company's operating expenses, following the merger.

           * The absence of any significant earnings per share dilution, and the significant potential for increased earnings, in light of the potential revenue enhancements and cost savings after the merger.

         There can be no certainty that the financial aspects of the merger anticipated by the National Penn board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information" at page 23.

TERMS OF THE MERGER

         EFFECT OF THE MERGER

         Upon completion of the merger, the separate legal existence of Community will cease. All property, rights, powers, duties, obligations, debts and liabilities of Community will automatically be deemed transferred to National Penn, as the surviving corporation in the merger. National Penn will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.

         EXCHANGE RATIO

         In the merger, each outstanding share of Community common stock will be automatically converted into, and become a right to receive, nine-tenths (.9) share of National Penn common stock. In certain circumstances, the exchange ratio may be increased to .95 to one. See "The Merger--Termination; Possible Exchange Ratio Increase" at page 48. Except as described in the following paragraph, the exchange ratio cannot be decreased to less than .9 to one.

         The exchange ratio will be appropriately adjusted if there is a stock split, stock dividend, reverse stock split or other similar event regarding National Penn common stock before completion of the merger. For example, if National Penn declares a 5% stock dividend payable with respect to a record date on or prior to the effective date of the merger, then the exchange ratio otherwise in effect will be adjusted upward by 5%.

         National Penn will pay cash to Community shareholders rather than issuing fractional shares of National Penn common stock. Each share of Community common stock issued and held as treasury shares by Community as of the effective date, if any, will be canceled.

         STOCK OPTIONS


         As of the record date for the special meeting, various directors, officers and employees of Community held options to purchase a total of 21,300 shares of Community common stock which had been granted under Community's stock option plans. When the merger takes place, each Community stock option which is still outstanding will cease to represent a right to acquire shares of Community common stock and will be converted automatically into an option to purchase shares of National Penn common stock, and National Penn will assume each such option, in accordance with the terms of the Community stock option plans, except that from and after the merger's effective date:


           * National Penn and its board of directors or a duly authorized committee thereof will be substituted for Community and Community's board of directors or duly authorized committee thereof administering such Community stock option plans.

           * Each Community stock option assumed by National Penn may be exercised solely for shares of National Penn common stock.

           * The number of shares of National Penn common stock subject to such Community stock option will be equal to the number of shares of Community common stock subject to such Community stock option immediately prior to the effective date of the merger multiplied by the exchange ratio (as it may be adjusted).

           * The per share exercise price under each such Community stock option will be adjusted by dividing the per share exercise price under each such Community stock option by the exchange ratio (as it may be adjusted).

         NATIONAL PENN COMMON STOCK

         Each share of National Penn common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

EFFECTIVE DATE

         The merger will take effect upon the filing by National Penn and Community of articles of merger in the Pennsylvania

Department of State. Once all conditions to the merger have been fulfilled or waived, we will close the merger on such date as we mutually select. We presently expect to close the merger in early January 2001. See "The Merger--Conditions to the Merger" at page 46.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary representations and warranties relating to, among other things:

           * Organization of National Penn and Community and their respective subsidiaries.

           *      Capital structures of National Penn and Community.

           * Due authorization, execution, delivery, performance and enforceability of the merger agreement.

           * Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

           * Consistency of financial statements with generally accepted accounting principles.

           * Absence of material adverse changes, since December 31, 1999, in the consolidated assets, business, financial condition or results of operations of National Penn or Community, except in the case of Community, for increased non-performing assets and potential problem loans as of June 30, 2000.

           *      Filing of tax returns and payment of taxes.

           * Absence of undisclosed material pending or threatened litigation.

           *      Compliance with applicable laws and regulations.

           * Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

           *      Quality of title to assets and properties.

           *      Maintenance of adequate insurance.

           *      Absence of undisclosed brokers' or finders' fees.

           * Absence of material environmental violations, actions or liabilities.

           * Accuracy of information supplied by National Penn and Community for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of National Penn common stock in the merger, this proxy statement/prospectus, and all applications filed with regulatory authorities for approval of the merger.

           * Documents filed with the Securities and Exchange Commission and the accuracy of information contained therein.

           * Validity and binding nature of loans reflected as assets in the financial statements of Community and National Penn.

           *      Tax and accounting treatment of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

         In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

         In addition, Community agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by National Penn. Community also agreed in the merger agreement that neither Community nor Bernville Bank will, without the written consent of National Penn:

           * Change its articles of incorporation, articles of association or bylaws.

           * Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except for the issuance of up to 22,600 shares of Community common stock upon the exercise of Community stock options outstanding on July 23, 2000.

           * Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that Community may pay its regular quarterly cash dividend of $0.07 per share. (Community's payment of any cash dividend is subject to prior approval requirements imposed by the Federal Reserve. See
                  "Information About Community--Business" at page 80.)

           * Grant any severance or termination pay, except in accordance with policies or agreements in effect on July 23, 2000; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement.

           * Grant any pay increase, or pay any bonus, except for routine periodic increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, and for retention bonuses on account of the merger granted in good faith reasonable amounts not to exceed $50,000 in the aggregate; or grant any job promotions except in accordance with past practice. (National Penn has since consented that retention bonuses may equal $75,000 in the aggregate.)

           * Engage in any merger, acquisition, leasing, purchase and assumption transaction or any similar transaction; or open, relocate or close any office or take any action with respect thereto.

           * Dispose of or encumber any assets or incur any debt other than in the ordinary course of business.

           * Waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which Community is a party, other than in the ordinary course of business, consistent with past practice.

           * Change any accounting methods, principles or practices, except as may be required by generally accepted accounting principles.

           * Implement any new employee benefit or welfare plan, or amend any such plan except as required by law.

           * Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

           * Enter into, renew, extend or modify any transaction with any affiliate of Community, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

           * Enter into any interest rate swap, floor or cap or similar arrangement.

           * Take any action that would give rise to a right of payment to any person under any employment agreement, except in the ordinary course of business consistent with past practice.

           * Purchase any security for its investment portfolio not rated "AAA" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.

           * Make any capital expenditure of $50,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $25,000 or extending beyond 12 months from July 23, 2000.

           * Take any action that would preclude the treatment of the merger as a pooling of interests for financial accounting purposes or as a tax-free reorganization under the Internal Revenue Code of 1986.

           * Terminate any in-house back office, support, processing or other operational activities or services, including accounting, loan processing and deposit services; or substitute any contract or arrangement with any person or entity for the provision of such activities or services.

           *      Agree to do any of the foregoing.

         Community also agreed in the merger agreement, among other things:

           * To permit National Penn, if National Penn elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by Community.

           * To suspend or terminate the operation of its dividend reinvestment and stock purchase plan. (On July 23, 2000, Community's board of directors suspended the plan's operation through the earlier of completion of the merger or termination of the merger agreement.)

           * To submit the proposed merger to its shareholders for approval at a meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

         We jointly agreed, among other things:

           * To prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals.

           * Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

           *      To maintain adequate insurance.

           *      To maintain accurate books and records.

           *      To file all tax returns and pay all taxes when due.

           * To deliver to each other monthly and quarterly financial statements.

           * To deliver to each other all public disclosure documents that may be filed under the Securities Exchange Act of 1934.

           * To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

         On September 7, 2000, at Community's request, National Penn Consulting Services, Inc., a subsidiary of National Penn Bank, engaged in the business of providing management consulting services to banks and other financial institutions, entered into a consulting agreement with Bernville Bank. Under this consulting agreement, Bernville Bank may obtain consulting services on such matters as it may choose from time to time, at a cost determined by agreed upon hourly rates. National Penn Consulting Services, Inc. will not engage in any management role for Bernville Bank or exercise any form of decision-making control over Bernville Bank, as provided in the consulting agreement.

CONDITIONS TO THE MERGER

         Our obligations to effect the merger are subject to various conditions, including the following:

           * The merger agreement shall have been duly approved by the Community shareholders.

           * All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See "The Merger--Regulatory Approvals" at page 58.

           * There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

           * We shall each have received an opinion of our counsel or a letter from our independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See "The Merger--Certain Federal Income Tax Consequences" at page 65.

           * We shall each have received an opinion from our independent certified public accountants that the merger will be accounted for under the "pooling of interests" method of accounting for financial and accounting purposes. See "The Merger--Accounting Treatment" at page 65.

         In addition to the foregoing, our obligations to close the merger are each conditioned on:

           * The accuracy in all material respects as of July 23, 2000, and as of the effective date of the merger, of the representations and warranties of the other, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

           * The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

           * Other conditions which are customary for transactions of the type contemplated by the merger agreement. See "The Merger--Representations and Warranties" and --"Conduct of Business Pending the Merger" at pages 42 and 43, respectively.

         Except for the requirements of Community shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Merger--Amendment; Waiver" at page 48.

         Neither of us anticipates waiving the conditions that:

           * An opinion be received from our respective independent certified public accountants that the merger will be treated as a pooling of interests for financial accounting purposes, and

           * An opinion be received from our respective counsel or of independent certified public accountants that, in the case of National Penn, provides, among other things, that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and in the case of Community, addresses, among other things, the tax consequences of the merger to Community shareholders.

AMENDMENT; WAIVER

         Subject to applicable law, at any time prior to completion of the merger, we may:

           *      Amend the merger agreement.

           * Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

           * Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

           * Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of Community shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

TERMINATION; POSSIBLE EXCHANGE RATIO INCREASE

         The merger agreement may be terminated at any time prior to the merger's effective date by our mutual consent or by either party if:

           * The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and such breach remains uncured 30 days after written notice of such breach was given to the breaching party.

           * The closing of the merger does not occur by March 15, 2001, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by such party before closing.

           * Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of such approval or consent and the time period for appeals or requests for reconsideration has expired.

           * Community shareholders do not approve the merger agreement.


         In addition, the merger agreement contains a provision under which Community may terminate the merger agreement at any time between October 31, 2000 and November 9, 2000, if:

           * The average closing sale price of a share of National Penn common stock for the 20 trading days ending on October 30, 2000 is less than $17; and


           * The difference between the closing sale price of a share of National Penn common stock on July 21, 2000, and the average closing sale price of a share of National Penn common stock for the 20 trading days ending on October 30, 2000,


                  exceeds by 15% or more:

                  the difference between the average per share closing sale price of a peer group of bank and thrift holding company common stocks on July 21, 2000, and the average per share closing sale price of the peer group common stocks for the 20 trading days ending on October 30, 2000.


                     * The peer group companies are Susquehanna Bancshares, Inc.; Fulton Financial Corporation; Commerce Bancorp, Inc.; BT Financial Corporation; Hudson United Bancorp; Wilmington Trust Company; and Harleysville National Corporation.

         If any peer group company declares or effects a stock split or similar capital transaction during the measurement period, the prices of that company's common stock will be appropriately adjusted. If the common stock of any peer group company ceases to be publicly traded, or any peer group company announces a proposal for the acquisition or sale of the company or for the company's acquisition of another company or companies in transactions having a value in excess of 25% of the acquiror's market capitalization, the company's stock will be removed from the calculation.

         If Community elects to terminate the merger agreement under the two-part market price test explained above, National Penn may elect during a five-day period, at its sole option, to nullify termination of the merger agreement by increasing the exchange ratio to .95 share of National Penn common stock for each share of Community common stock. If National Penn makes this election, the merger agreement will remain in effect at the increased exchange ratio. In any case, this process will be completed before the special meeting of Community shareholders.

         Community's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the market price test is satisfied. In considering whether to exercise its right to terminate the merger agreement, Community's board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

         The fairness opinion received by Community is dated as of the date of this proxy statement/prospectus and is based on conditions in effect on such date. Accordingly, the fairness opinion does not address the possibilities presented by the market price test, including the possibility that Community's board might elect to continue with the merger even if the market price test is satisfied. See "The Merger--Opinion of Community's Financial Advisor" at page 33.

         Approval of the merger agreement by Community's shareholders will confer on Community's board the power to complete the merger even if the market price test is satisfied, without any further action by, or resolicitation of the votes of, Community shareholders.

         National Penn's board of directors has made no decision as to whether it would exercise its right to increase the exchange ratio to .95 if Community's board elected to terminate the merger agreement under the market price test. In considering whether to exercise its right to increase the exchange ratio, National Penn's board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. National Penn is under no obligation to increase the exchange ratio.


         Community shareholders should be aware that the market price of National Penn common stock between October 30, 2000 and the effective date of the merger, as well as between October 30, 2000 and the date National Penn common stock certificates are delivered in exchange for Community common stock certificates after completion of the merger, will fluctuate and could possibly decline. Accordingly, the value of the National Penn common stock actually received by holders of Community common stock may be more or less than the value of National Penn common stock used in applying the market price test or on the effective date of the merger.

STOCK OPTION AGREEMENT

         The following information describes the material provisions of the stock option agreement. This description is not complete. We qualify this discussion in its entirety by reference to the stock option agreement, which we incorporate in this proxy statement/prospectus by reference. A copy of the stock option agreement is attached hereto as Annex B. We urge you to read the full text of the stock option agreement carefully.

         GENERAL

         As an inducement to National Penn to enter into the merger agreement, Community executed and delivered to National Penn the stock option agreement on July 23, 2000.

         In the stock option agreement, Community granted National Penn an option to purchase, under certain circumstances described below, up to 139,200 shares of Community common stock (representing approximately 19.9% of the outstanding shares of Community common stock on July 23, 2000). The exercise price for the Community common stock covered by the option is $10 per share. The number of shares covered by the option, and the per share exercise price of the option, are each subject to adjustment in certain circumstances described below.

         EFFECT OF STOCK OPTION AGREEMENT

         The stock option agreement together with:

           * The agreements of Community's directors to vote their shares in favor of the merger agreement (See "The Meeting--Vote Required, Voting Agreements" at page 25), and

           * Community's agreement not to solicit or otherwise consider possible transactions relating to the acquisition of Community by a third party (see "The Merger--No Solicitation of Other Transactions" at page 56), are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement.

         Further, we entered into the stock option agreement in order to compensate National Penn for the efforts undertaken and the expenses, losses and opportunity costs incurred in the transaction if there is an acquisition or potential acquisition of Community by a third party.

         The stock option agreement, the Community director voting agreements, and the "no solicitation" covenant, may have the effect of discouraging offers by third parties to acquire Community prior to the completion of the merger, even if such persons were prepared to offer to pay consideration having a higher market price than the National Penn common stock to be received by Community shareholders under the merger agreement.

         EXERCISE OF THE OPTION

         National Penn may exercise the option if:

           * A third party acquires beneficial ownership of 25% or more of the outstanding shares of Community common stock;

           * A third party enters into an agreement, letter of intent or memorandum of understanding with Community under which such third party would:

                    * Merge or consolidate, or enter into any similar transaction, with Community;

                    * Acquire all or substantially all of the assets or liabilities of Community or of Bernville Bank; or

                    * Acquire beneficial ownership of, or the right to acquire beneficial ownership of, or to vote, 25% or more of the outstanding shares of common stock of Community or of Bernville Bank; or

           * Community authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding for a merger, consolidation or acquisition transaction with Community or Bernville Bank.

         To our knowledge, none of the above events has occurred as of the date of this proxy statement/prospectus.

         TERMINATION OF THE OPTION

         Under the stock option agreement, the option will immediately terminate and no longer be exercisable if and when:

           *      The merger is completed;

           * The merger agreement is terminated in accordance with its terms, provided that:

                    * The option has not yet become exercisable by its terms;

                    * Certain events preliminary to a third party's acquisition of Community (as described below) have not occurred; and

                    * Termination of the merger agreement is not under that section of the merger agreement providing for termination due to uncured breaches of representations, warranties, covenants and agreements by Community;

           * 12 months have passed after termination of the merger agreement by National Penn as a result of uncured breaches of representations, warranties, covenants and agreements by Community; or

           * 12 months have passed after termination of the merger agreement after the option has become exercisable by its terms or any of the events preliminary to a third party's acquisition of Community (as described below) has occurred.

         As discussed above, the option will not terminate until 12 months after termination of the merger agreement if, preliminary to a third party's acquisition of Community:

           * A third party acquires beneficial ownership of 10% or more of the outstanding shares of Community common stock;

           * The shareholders of Community vote but fail to approve the merger agreement at the special meeting, or such special meeting is cancelled, and prior to the shareholder vote or cancellation, it has been publicly announced that a third party has made a bona fide proposal to:

                    * Merge or consolidate, or enter into any similar transaction, with Community;

                    * Acquire all or substantially all of the assets or liabilities of Community or of Bernville Bank; or

                    * Acquire beneficial ownership of, or the right to acquire beneficial ownership of, or to vote, 10% or more of the outstanding shares of common stock of Community or of Bernville Bank; or

           *      The board of directors of Community:

                    *      Fails to recommend the merger;

                    * Recommends a merger, consolidation or acquisition transaction with a third party; or

                    * Withdraws or adversely modifies its recommendation that Community's shareholders approve the merger with National Penn, and thereafter, Community's shareholders fail to approve the merger at the special meeting or such meeting is not scheduled or is canceled; or

           * A third party makes a bona fide proposal for a merger, consolidation or acquisition transaction with Community or Bernville Bank; and

                  While such proposal remains publicly in effect:

                    * Community breaches any representation, warranty, covenant or agreement contained in the merger agreement; and

                    * Such breach would entitle National Penn to terminate the merger agreement under that section of the merger agreement providing for termination due to uncured breaches of representations, warranties, covenants and agreements by Community (without regard to possible cure of the breach).

         CONDITIONS, EXTENSIONS, ADJUSTMENTS

         The purchase of any shares of Community common stock pursuant to the option is subject to compliance with applicable law, including the prior approval of the Board of Governors of the Federal Reserve System.

         National Penn's right to exercise the option and certain other rights under the stock option agreement are subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods, or if there is an injunction, order or judgment prohibiting or delaying such exercise.

         The option exercise price and the number of shares issuable under the stock option agreement are subject to adjustment in the event of specified changes in the capital stock of Community, such as stock splits or stock dividends.

         REGISTRATION RIGHTS

         If the option becomes exercisable, National Penn has the right to require Community to file, at Community's expense, a registration statement under the Securities Act of 1933 covering an offering of the shares of Community common stock issued or issuable upon exercise of the option.

         REPURCHASE OF OPTION OR OF OPTION SHARES

         The stock option agreement also provides that National Penn may require Community to repurchase the option and all shares of Community common stock, if any, then issued under the option if:

           * A third party acquires beneficial ownership of 25% or more of the outstanding shares of common stock of Community;

           * Community merges or consolidates with any party other than National Penn, and Community is not the surviving or continuing corporation;

           * Any party other than National Penn merges into Community and Community is the surviving corporation, but (1) the shares of Community common stock are changed into other securities of Community or another party or cash or other property, or (2) the shares of Community common stock outstanding immediately prior to such merger represent less than 50% of the outstanding shares of the surviving corporation after the merger; or

           * Community sells or otherwise transfers more than 25% of its consolidated assets to any party other than National Penn.

         The repurchase of the option and the Community stock issued thereunder will be at a total price equal to:

           * The total amount paid by National Penn for any shares acquired by exercise of the option; and

           * The difference between the highest market or offer price (determined as provided in the stock option agreement) for a share of Community common stock and the option exercise price ($10 before adjustments, if any), multiplied by the total number of shares covered by the stock option agreement.

         Community's repurchase of the option and of the shares of Community common stock acquired by National Penn by exercise of the option could have the effect of precluding a potential acquiror of Community from accounting for the acquisition of Community as a "pooling of interests" for accounting and financial reporting purposes.

NO SOLICITATION OF OTHER TRANSACTIONS

         Community has agreed that it will not, and will not allow others under its control to, directly or indirectly:

           * Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any proposal by a third party which relates to, an acquisition of Community or Bernville Bank or of ownership or voting power over 10% or more of their common stocks.

           * Enter into or participate in any discussions or negotiations with a third party regarding an acquisition of Community or Bernville Bank or of ownership or voting power over 10% or more of their common stocks.

           * Agree to or endorse a third party's acquisition of Community or Bernville Bank or of ownership or voting power over 10% or more of their common stocks.

         Community has also agreed to promptly notify National Penn if any inquiries or proposals relating to a third party acquisition are received by Community, unless it believes that such notification would violate the Community directors' fiduciary duties.

         Notwithstanding the foregoing, if Community's board of directors concludes in good faith after consultation with its legal and financial advisors, and based on written advice of its counsel, that failure to do any of the following things would constitute a breach of their fiduciary duties to Community's shareholders, Community's board may:

           * Furnish confidential and non-public information concerning Community and its businesses, properties or assets to a third party,

           * Engage in discussions or negotiations with a third party,

           * Following receipt of a third party's acquisition proposal, take and disclose to its shareholders a position with respect to the proposal, and/or

           * Following receipt of a third party's acquisition proposal, withdraw or modify its recommendation of the merger.

NASDAQ LISTING

         Community's obligation to complete the merger is subject to the condition that National Penn common stock continue to be authorized for quotation on the National Market tier of the Nasdaq Stock Market.

EXPENSES

         We will each pay all costs and expenses we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

EXCHANGE OF COMMUNITY STOCK CERTIFICATES

         The conversion of Community common stock into National Penn common stock will occur automatically on the merger's effective date. As soon as possible after the effective date, the exchange agent designated by National Penn will send you a transmittal form, with instructions, to use in exchanging your Community stock certificates for National Penn stock certificates and cash in lieu of fractional shares. The exchange agent will mail certificates representing shares of National Penn common stock and checks for cash in lieu of fractional interests to former shareholders of Community as soon as reasonably possible following its receipt of certificates representing former shares of Community common stock and other related documentation required by the exchange agent.

         YOU SHOULD NOT RETURN YOUR COMMUNITY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD NOT SEND YOUR COMMUNITY STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE TRANSMITTAL FORM.

         Until the certificates representing Community common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive, and will not be paid dividends or distributions on, the National Penn common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of Community common stock outstanding at the merger's effective date will be deemed to evidence ownership of and the right to receive the shares of National Penn common stock (and cash in lieu of fractional shares) into which those shares have been converted by the merger.

         Neither of us will be liable to any Community shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

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         All shares of National Penn common stock issued upon conversion of shares of Community common stock will be deemed issued in full satisfaction of all rights pertaining to such shares of Community common stock, subject, however, to National Penn's obligation to pay any dividends or make any other distributions with a record date on or prior to the merger's effective date, which may have been declared or made by Community on such shares of Community common stock in accordance with the merger agreement and which remain unpaid at the effective date.


         No fractional shares of National Penn common stock will be issued to any shareholder of Community upon completion of the merger. For each fractional share that would otherwise be issued, National Penn will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average of the closing sale prices of National Penn common stock over the 20 trading days ending October 30, 2000.


REGULATORY APPROVALS

         We must obtain certain regulatory approvals before the merger can be completed. We cannot assure you that these regulatory approvals will be obtained or when they will be obtained.

         It is a condition to completion of the merger that we receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition or requirement that would so materially and adversely impact the economic or business benefits of the merger that, had such condition or requirement been known, we would not, in the exercise of reasonable judgment, have entered into the merger transaction. We cannot assure you that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

         We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, we expect that we will seek such approval or action.

         The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

           * That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States, or


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

         * That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the community served clearly outweighs the anti-competitive effects of the proposed transaction.

         The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy. Consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

         The merger may not be completed until the 30th day following the date of the Federal Reserve Board approval, although the Federal Reserve Board may reduce that period to 15 days. During this period, the United States Department of Justice has the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court of competent jurisdiction specifically ordered otherwise.


         National Penn filed notice of the proposed merger with the Federal Reserve Bank of Philadelphia on October 10, 2000, seeking prior approval of the merger from the Federal Reserve Bank, pursuant to authority delegated to it by the Federal Reserve Board. As of the date of this proxy statement/prospectus, the Federal Reserve Bank has not yet approved or disapproved the merger.

         The merger is also subject to the prior approval of the Pennsylvania Department of Banking under the provisions of the Pennsylvania Banking Code of 1965, as amended. National Penn filed an application for approval of the proposed merger with the Department of Banking on October 10, 2000. As of the date of this proxy statement/prospectus, the Department of Banking has not yet approved or disapproved the merger.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

         The directors and executive officers of National Penn prior to the merger will continue, after the merger takes effect, as directors and executive officers of National Penn. In addition, one current Community director proposed by Community's board of directors and approved by National Penn will become a director of National Penn on the merger's effective date. Community has proposed, and National Penn has approved, Frederick P. Krott as

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

the Community nominee. National Penn will designate Mr. Krott as a Class III director with a term through April 2002, and has agreed to re-nominate Mr. Krott for at least one full three-year term.

         Upon completion of the merger and subject to applicable legal requirements, National Penn has also agreed that its subsidiary, National Penn Bank, will appoint Mr. Krott and an additional Community director proposed by Community's board of directors and approved by National Penn to serve as directors of National Penn Bank on the merger's effective date. Community has proposed, and National Penn has approved, Stratton D. Yatron as the additional Community nominee. National Penn will take all steps necessary to ensure that Messrs. Krott and Yatron are re-elected to National Penn Bank's board for each of the five years through April 2005.

         If Mr. Krott (or any successor selected as described in this sentence) ceases for any reason to serve on National Penn's board prior to the end of the Class III term ending April 2005, the former Community directors then serving on the National Penn Bank Berks County Division Board (as described below) will have the right to select a successor National Penn director, subject to the approval of National Penn. Likewise, if either of Messrs. Krott or Yatron (or any successor selected as described in this sentence) ceases for any reason to serve on National Penn Bank's board prior to April 2005, the former Community directors then serving on the National Penn Bank Berks County Division Board will have the right to select a successor director, subject to the approval of National Penn.


         Upon completion of the merger, National Penn intends to merge Community's subsidiary, Bernville Bank, into National Penn's principal banking subsidiary, National Penn Bank, as provided in the bank plan of merger dated July 23, 2000 between Bernville Bank and National Penn Bank, entered into pursuant to the merger agreement. This merger is subject to approval by the Office of the Comptroller of the Currency under the Bank Merger Act. National Penn Bank intends to file an application with the OCC seeking this approval in the near future. The OCC's approval of the bank merger is not a condition to closing of the merger of National Penn and Community. National Penn intends to close the merger of the two banks as soon as legally possible after closing of the Community/National Penn merger. Once the two banks are merged, the assets, liabilities, branches and operations of Bernville Bank will become part of National Penn Bank's Berks County Division.


         Once Bernville Bank and National Penn Bank are merged, National Penn will appoint all persons who were serving as

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



Community directors at the time of the Community/National Penn merger to the board of directors of National Penn Bank's Berks County Division. The Division Board advises management from time to time regarding sales, marketing and expansion of the Division. National Penn has agreed to operate the Berks County Division, and to maintain the Division Board, for at least five years after the effective date of the merger, except in certain circumstances set forth in the merger agreement.

EMPLOYMENT; SEVERANCE

         Upon completion of the merger, National Penn will attempt to continue the employment of persons who were employees of Community or Bernville Bank. Where that is not possible for whatever reason, National Penn will make severance payments to affected persons. National Penn will also make severance payments to any employee who declines a position that requires re-location of more than 40 miles from his or her current place of employment.

         All employees of Community or Bernville Bank are eligible for possible severance benefits except that:

           * No person who receives any payment or benefit pursuant to any "change-in-control" or similar agreement, plan or right is eligible for severance benefits.

           * No person with an operating systems conversion support role of any kind is eligible for severance benefits unless such person continues in employment for 30 days following the actual consolidation and conversion of Bernville Bank's operating systems with and into National Penn Bank's operating systems, which is presently scheduled to be completed not later than June 30, 2001.

         Severance benefits will consist of one week's pay (at then current levels) for each year and each partial year of service (but not less than four weeks pay or more than 26 weeks pay), which will be paid as salary continuation.

         A person eligible for severance benefits will remain eligible for such benefits if his or her employment is involuntarily terminated without cause within six months of the merger's effective date. Any person whose employment with National Penn is involuntarily terminated without cause more than six months after the effective date of the merger will receive such severance benefits from National Penn as are provided under National Penn's general severance policy for such terminations. Any such person will be given full credit for each year of service as a Community employee.


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



EMPLOYEE BENEFITS

         When the merger takes effect, each Community employee who becomes an employee of National Penn or of a National Penn subsidiary will be entitled to full credit for each year of service with Community for purposes of determining eligibility for participation and vesting, but not benefit accrual, in National Penn's employee benefit plans, programs and policies.

         The employee benefits provided to former Community employees after the merger's effective date will be substantially similar to the employee benefits, in the aggregate, provided by National Penn or its subsidiaries to their similarly situated employees. The National Penn medical, dental and life insurance plans, programs or policies, if any, that become applicable to former Community employees will not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

         Subject to the above assurances, after the merger takes effect, National Penn may discontinue, amend or convert to a National Penn plan any particular benefit or welfare plan of Community, subject to such plan's provisions and applicable law.

INTERESTS OF MANAGEMENT AND OTHERS IN THE MERGER

         SHARE OWNERSHIP


         As of October 15, the record date for the special meeting, the directors and executive officers of Community may be deemed to be the beneficial owners of 58,588 shares of Community common stock, or 8.4% of the outstanding shares of Community common stock.

         As of October 15, the record date for the special meeting, the directors and executive officers of Community may be deemed to be the beneficial owners of 436 shares of National Penn common stock, or less than 1% of the outstanding shares of National Penn common stock.

         As of October 15, the record date for the special meeting, the directors and executive officers of National Penn may be deemed to be the beneficial owners of 107 shares of Community common stock, or less than 1% of the outstanding shares of Community common stock.


         BOARD POSITIONS AND COMPENSATION

         Upon completion of the merger, National Penn has agreed that Community's current directors will receive the following board positions:


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           *      One former Community director selected by Community, and
                  approved by National Penn (or his successor, similarly selected), will serve as a National Penn director for at least five years. (Frederick P. Krott has been selected and approved.)

           * That person and one other former Community director selected by Community, and approved by National Penn (or their successors, similarly selected), will serve as National Penn Bank directors for at least five years. (Frederick P. Krott and Stratton D. Yatron have been selected and approved.)

           * All former Community directors will serve as members of the board of directors of National Penn Bank's Berks County Division for at least five years.

         Each former Community director serving as a National Penn and/or National Penn Bank director will receive the standard annual compensation paid to members of those boards. Community's non-employee former directors who become members of the Berks County Division board will receive annual cash compensation for board service not less than the total amount of cash directors fees Community paid to them in the year ending on the merger's effective date. See "The Merger--Management and Operations after the Merger" at page 59.

         INDEMNIFICATION AND INSURANCE

         National Penn has agreed to indemnify the directors, officers, employees and agents of Community against all losses, expenses, including reasonable attorneys' fees, claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Pennsylvania law. This includes the advancement of expenses incurred in the defense of any proceeding, provided that the person receiving the expenses advance provides a repayment undertaking required by Pennsylvania law.

         National Penn has also agreed that for at least six years after the merger's effective date, National Penn will use its reasonable best efforts, at its expense, to maintain directors' and officers' liability insurance for the former Community directors, officers and employees with respect to matters occurring prior to the merger's effective date. Alternatively, National Penn may obtain coverage for such persons for acts prior to the merger's effective date under the directors' and officers' liability insurance policies maintained by National Penn.


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



         Such insurance coverage is to be at least equal to the coverage currently maintained by Community and is to contain terms and conditions which are no less favorable to the beneficiaries. National Penn is not obligated to make premium payments which exceed (for the portion related to Community's directors and officers) 150% of the annual premium payments on Community's policy in effect as of July 23, 2000.

         STOCK OPTIONS

         Each option to purchase Community common stock that remains unexercised on the effective date of the merger will be converted into an option to purchase National Penn common stock. The conversion will be based upon the number of shares of National Penn common stock which the optionholder would have been entitled to receive in the merger if such option had been exercised immediately prior to the effective date at an exercise price per share of National Penn common stock equal to the per share exercise price of the option to purchase Community common stock divided by the exchange ratio. See "The Merger--Terms of the Merger" at page 40.

         As of June 30, 2000, Community directors and executive officers hold stock options for a total of 2,400 shares of Community common stock which are not exercisable until some future date. As provided in Community's stock option plans, all substitute National Penn stock options will be immediately exercisable, including those issued in substitution for unvested options.

         DIRECTORS' DEFERRED FEES


         In 1997, Bernville Bank adopted various deferred compensation plans for directors John F. Hampson, Frederick P. Krott, Walter J. Potteiger and Deborah
K. Ritter. In 1998, Bernville Bank adopted a deferred compensation plan for Stratton D. Yatron. Under each of these plans, the director deferred receipt of directors' fees for five years. Such deferred fees are to be paid with interest, upon the director's retirement, death or permanent disability, or upon a change in control of Bernville Bank followed by the director's termination as a Bernville Bank director.

         At the request of Community, National Penn has agreed that these plans may be amended so that they will continue in force after the merger of Community into National Penn and the merger of Bernville Bank into National Penn Bank for so long as the former Bernville Bank director serves as a director of National Penn or National Penn Bank or as a member of the National Penn Bank Berks County Division Board. While the form of these amendments has not been finalized, Community and National Penn anticipate that this will be completed in the near future. It is not a condition to closing of the merger that these amendments be completed.


         CONTINUED EMPLOYMENT

         Upon completion of the merger, National Penn will either offer employment to each person who is then an employee of Community or Bernville Bank or pay severance benefits as provided

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



in the merger agreement. See "The Merger--Employment; Severance" at page 61.

         EMPLOYEE BENEFITS

         Community employees who become employees of National Penn will be entitled to full credit for each year of service with Community for purposes of determining eligibility and vesting in National Penn's employee benefit plans. See "The Merger-- Employee Benefits" at page 62.

         CERTAIN RELATIONSHIPS WITH NATIONAL PENN BANK

         Stratton D. Yatron, a Community director, has a $75,000 unsecured executive line of credit with National Penn Bank. This line of credit was established in February 1998. Additionally, Mr. Yatron is a shareholder, director and officer of Adelphi Kitchens, Inc., which has a $1 million line of credit with National Penn Bank, and is a partner in Adelphi Realty Company, which has a $400,000 line of credit with National Penn Bank.

ACCOUNTING TREATMENT

         We intend for the merger to qualify under the "pooling of interests" method of accounting for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of National Penn and Community will be carried forward to National Penn at their recorded amounts; income of National Penn will include income of both National Penn and Community for the entire fiscal year of National Penn in which the merger occurs; and the reported income of National Penn and Community for prior periods will be combined and restated as income of National Penn. Expenses incurred in connection with the merger will be expensed in the period that shareholder and regulatory approval related to the merger are received.

         Our obligations to complete the merger are each conditioned on our receipt of opinions from our respective independent certified public accountants confirming that the merger will qualify as a "pooling of interests". As of the date of this proxy statement/prospectus, neither of us has any reason to believe that our respective independent certified public accountants will be unable to deliver the required opinion.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a description of the principal anticipated material federal income tax consequences of the merger to National Penn, Community and holders of Community common stock.

         This description is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing

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



and proposed regulations thereunder, judicial decisions and published rulings and other administrative interpretations issued by the Internal Revenue Service, as currently in effect, all of which are subject to change, possibly with retroactive effect.

         This discussion does not address all aspects of federal income tax that may be relevant to particular holders of Community common stock. Thus, for example, the discussion may not apply to individuals who are not citizens or residents of the United States for federal income tax purposes or to corporations not organized under the laws of the United States or its political subdivisions. The discussion does not address any federal estate tax or state, local or foreign tax considerations arising in connection with the merger.

         EACH COMMUNITY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO ANY PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO HIM OR HER, AS WELL AS TO ANY ESTATE, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF SHARES OF NATIONAL PENN COMMON STOCK RECEIVED IN THE MERGER.

         Our obligations to complete the merger are each conditioned on our receipt of opinions from our respective special counsel (Rhoads & Sinon LLP for Community, and Ellsworth, Carlton & Waldman, P.C. for National Penn) or from our respective independent certified public accountants (Beard & Company, Inc. for Community, and Grant Thornton LLP for National Penn) to the effect that:

           * The merger constitutes a reorganization under Section 368(a) of the Code for federal income tax purposes, and

           * The holders of Community common stock will recognize no gain or loss in connection with the merger, except to the extent that cash is received in lieu of a fractional share of National Penn common stock.

No ruling will be obtained from the IRS with respect to the federal income tax consequences of the merger, and the opinions described above are not binding on the IRS or any court.

         Assuming the merger constitutes a tax-free reorganization under Section 368(a), for federal income tax purposes:

           * Neither National Penn nor Community will recognize gain or loss in connection with the merger.

           * Holders of Community common stock will recognize no gain or loss in connection with the merger, except to the extent that cash is received in lieu of a fractional share of National Penn common stock.

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




           * A person's holding period for shares of National Penn common stock received in the merger will include that person's holding period for shares of Community common stock surrendered in the merger, provided the shares of Community common stock are held as capital assets.

           * The tax basis of shares of National Penn common stock received in the merger will be equal to the tax basis of shares of Community common stock surrendered, less any basis that would be allocable to a fractional share of National Penn common stock for which cash is received.

           * Cash received in lieu of a fractional share of National Penn common stock will be treated as received in redemption of a fractional share of National Penn common stock, and gain or loss will be recognized in connection with that deemed redemption subject to the provisions of Section 302 of the Code.

RESALE OF NATIONAL PENN COMMON STOCK

         The National Penn common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Community shareholder who may be deemed to be:

           * An "affiliate" of Community for purposes of Rule 145 under the Securities Act or,

           * An "affiliate" of National Penn for purposes of Rule 144 under the Securities Act.

         Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, National Penn or Community at the time of the Community shareholders' meeting, or National Penn at or after the effective date of the merger.

         Rules 144 and 145 will restrict the sale of shares of National Penn common stock received in the merger by affiliates and certain of their family members and related interests.

           *      Community affiliates.

                    * Generally, during the year following the effective date of the merger, those persons who are affiliates of Community at the time of the Community shareholders' meeting, provided they are not affiliates of National Penn at or following the merger's effective date, may publicly resell any shares of National Penn common stock received

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



                           by them in the merger, subject to certain limitations and requirements. These include the amount of National Penn common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about National Penn.

                    * After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to National Penn as required by Rule 144.

           *      National Penn affiliates.

                    * Persons who are affiliates of National Penn after the merger's effective date may publicly resell the shares of National Penn common stock received by them in the merger subject to the same limitations and requirements as apply to Community affiliates in the first year and subject to certain filing requirements specified in Rule 144.

         The ability of affiliates to resell shares of National Penn common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to National Penn's having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

         Affiliates also would be permitted to resell shares of National Penn common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

         This proxy statement/prospectus does not cover any resales of shares of National Penn common stock received by persons who may be deemed to be affiliates of National Penn or Community.

         Each Community director has agreed with National Penn that, as a Community affiliate, he will not transfer any shares of National Penn common stock received in the merger except in compliance with the Securities Act.

         Each Community director and each National Penn director has agreed with National Penn that he or she will not dispose of any shares of National Penn common stock or of Community common stock (or any interest therein) during the period commencing 30 days prior to the effective date of the merger through the date on which financial results covering at least 30 days of combined

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



operations of National Penn and Community after the merger have been made public.

NO DISSENTERS RIGHTS

         Community common stock is traded on the American Stock Exchange. Accordingly, under Pennsylvania law, Community shareholders do not have any right to a court determination of the value of their shares in connection with the merger or to payment for such shares in cash. Further, Community's articles of incorporation and bylaws do not grant dissenters rights to Community shareholders.

MATERIAL CONTRACTS


         Bernville Bank and National Penn Consulting Services, Inc., a National Penn Bank subsidiary, entered into a consulting agreement on September 7, 2000. See "The Merger--Conduct of Business Pending the Merger" at page 46.


         There have been no other material contracts or other transactions between Community and National Penn since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Community and National Penn during the past five years, other than in connection with the merger agreement and as described in this proxy statement/prospectus.

                        CERTAIN REGULATORY CONSIDERATIONS

         As a bank holding company, National Penn is subject to regulation under the Bank Holding Company Act of 1956, as amended, and to its examination and reporting requirements.

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to National Penn and Community.

         To the extent that the following information describes statutory and regulatory provisions, we qualify it in its entirety by reference to the applicable statutory and regulatory provisions.

         A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of National Penn.

GENERAL

         As a bank holding company, National Penn is subject to regulation under the Bank Holding Company Act and to its examination and reporting requirements. Under this law, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or another bank holding company, without the prior approval of, or a waiver of the requirement for such approval by, the Board of Governors of the Federal Reserve System. In addition, bank holding companies are generally restricted in the types of activities in which they may engage, directly or indirectly.

         As further discussed below, the Gramm-Leach-Bliley Act of 1999 established a new kind of bank holding company, called a "financial holding company". A bank holding company that is eligible and makes an effective election to be a financial holding company has substantially broader powers, particularly in the areas of securities and insurance activities, than before. As of the date of this proxy statement/prospectus, National Penn has not made an election to be a financial holding company.

         The earnings of National Penn are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. In addition, there are numerous governmental requirements and regulations which affect the activities of National Penn. The regulation of National Penn is generally designed to protect the depositors of National Penn's bank

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

subsidiaries and their payment systems generally, and is not for the protection of National Penn's shareholders.

PAYMENT OF DIVIDENDS

         National Penn is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of National Penn's revenues result from amounts paid as dividends to National Penn by its principal banking subsidiary, National Penn Bank. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits.

         Under the foregoing dividend restrictions, as of June 30, 2000, National Penn Bank, without obtaining affirmative governmental approvals, could pay aggregate dividends of $29,425,000 to National Penn. In the first six months of 2000, National Penn Bank paid $10,012,000 in cash dividends to National Penn.

         In addition, National Penn and its banking subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of a national bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to National Penn Bank) has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The OCC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.

BORROWINGS; ETC.

         There are also various legal restrictions on the extent to which each of National Penn and its nonbank subsidiaries can borrow or otherwise obtain credit from National Penn's banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of National Penn or such nonbank subsidiaries, to 10% of the banking subsidiary's capital stock and surplus, and as to National Penn

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



and all such nonbank subsidiaries in the aggregate, to 20% of the banking subsidiary's capital stock and surplus.

         Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency.

         Under Federal Reserve Board policy, National Penn is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to support such banking subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, National Penn may not find itself willing or able to provide it.

         Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

CAPITAL ADEQUACY

         The Federal Reserve Board and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations.

         Under these risk-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital").

         At June 30, 2000, National Penn's tier 1 and total capital ratios were 11.42% and 12.68%, respectively. On a National Penn and Community combined basis, such ratios at June 30, 2000, would have been 11.34% and 12.60%, respectively.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4% to 5%.

         National Penn's leverage ratio at June 30, 2000, was 8.73%. On a National Penn and Community combined basis, such ratio at June 30, 2000, would have been 8.64%.

         The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised National Penn of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.

         National Penn's principal banking subsidiary, National Penn Bank, is subject to similar capital requirements adopted by the OCC. National Penn Bank had tier 1 and total capital ratios of 9.21% and 10.47%, respectively, and a leverage ratio of 7.00%, as of June 30, 2000. The OCC has not advised National Penn Bank of any specific minimum leverage ratio applicable to it. On a National Penn Bank and Bernville Bank combined basis, such ratios at June 30, 2000, would have been 9.22%, 10.48% and 6.99%, respectively.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Act, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The act establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

         The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

           * "Well capitalized" if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure.

           * "Adequately capitalized" if it has a total capital ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not "well capitalized".

           * "Undercapitalized" if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances).

           * "Significantly undercapitalized" if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%.

           * "Critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

         An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2000, National Penn and National Penn Bank each had capital levels that qualify it as being "well capitalized" under such regulations.

         The Federal Deposit Insurance Act generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized".
"Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan.

         The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of:

           * An amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized", or

           * The amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan.

         If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized". "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.

         "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

         A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

DEPOSITOR PREFERENCE STATUTE

         Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

GRAMM-LEACH-BLILEY ACT

         On November 12, 1999, the Gramm-Leach-Bliley Act was signed into law. The centerpiece of this new law is a set of provisions allowing for affiliations among banking, insurance and securities firms under a "financial holding company". The Gramm-Leach- Bliley Act establishes certain principles of functional regulation applicable to such affiliated operations, and certain historic exemptions available to banks under various Federal securities laws are significantly scaled back effective in May 2001.

         The new law also establishes significant new consumer privacy protections, which are scheduled to take effect in July

2001. All financial institutions are required to develop a written privacy policy, and to disclose it to their consumer customers at the time of establishment of the customer relationship and annually thereafter. In addition, the new law imposes stringent restrictions on the disclosure of non-public consumer financial information to third parties.

         The Gramm-Leach-Bliley Act also includes a broad range of regulatory changes, including various provisions designed to reduce the regulatory burden on small banks and provisions requiring disclosures of certain types of agreements entered into relating to compliance with the Community Reinvestment Act of 1977.

         The Gramm-Leach-Bliley Act is sweeping legislation that National Penn believes will affect the financial services industry for years to come. It is too early to determine the effect this new law will have on National Penn or its financial performance.

                         INFORMATION ABOUT NATIONAL PENN

GENERAL

         Financial and other information relating to National Penn, including information relating to National Penn's directors and executive officers, is set forth in National Penn's 1999 Annual Report on Form 10-K (which incorporated certain portions of National Penn's proxy statement for its 2000 annual meeting of shareholders), National Penn's 2000 Quarterly Reports on Form 10-Q, and National Penn's 2000 Current Reports on Form 8-K, all of which we incorporate by reference in this proxy statement/prospectus. National Penn will furnish you with copies of the documents incorporated by reference upon request. See "Where You Can Find More Information" at page 130.

         As discussed herein at "Certain Regulatory Considerations", the Gramm-Leach-Bliley Act of 1999 established a new kind of bank holding company called a "financial holding company". A bank holding company that is eligible and elects to become a financial holding company has substantially broader powers than otherwise. As of the date of this proxy statement/prospectus, National Penn has not elected to become a financial holding company.

ACQUISITIONS

         National Penn frequently evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that National Penn might undertake may be material, in terms of assets acquired or liabilities assumed, to National Penn's financial condition. Business combinations in the financial services industry typically involve the payment of a premium over book and market value. This practice can result in dilution of book value and net income per share for the acquiror.


RECENT DEVELOPMENTS

         On September 28, 2000, Panasia Bank, a banking subsidiary of National Penn, filed an application with the Office of the Comptroller of the Currency to convert its bank charter from a New Jersey state bank charter to a national bank charter. As of the date of this proxy statement/prospectus, the OCC has not yet approved or disapproved this application.

         In connection with the charter conversion, Panasia Bank also intends in the near future to file an application with the OCC to relocate its main office from Ft. Lee, New Jersey, to a location within 30 miles in New York state.

NEW NATIONAL PENN DIRECTORS

         When the merger takes effect, Frederick P. Krott, a Community director, will become a National Penn director. Mr. Krott and Stratton G. Yatron, another Community director, will each become directors of National Penn Bank at the same time.

         Mr. Krott has served as a director of Community and Bernville Bank since 1990. He is 53 years old. Since 1971, his principal occupation has been Funeral Director, Lamm & Witman Funeral Home, Inc., Wernersville, Pennsylvania.

         Mr. Yatron has served as a director of Community and Bernville Bank since 1997. He is 33 years old. Since 1994, his principal occupation has been Secretary/Treasurer, Adelphi Kitchens, Inc., Robesonia, Pennsylvania.

         As of the date of this proxy statement/prospectus, Bernville Bank, Community's subsidiary, pays each of its non-employee directors, including Messrs. Krott and Yatron, an annual retainer fee of $1,750, plus $195 for each meeting of the board of directors attended and $195 for each committee meeting attended if held on a date other than a full board meeting date.

         Community adopted a Stock Option Plan for Non-Employee Directors in 1996. Under this plan, Community issued to each non-employee director in office at the time the plan was adopted non-qualified stock options to purchase 1,000 shares of Community common stock, including Mr. Krott. The plan also provides for the automatic grant of non-qualified stock options for 1,000 shares to persons first elected or appointed as directors after adoption of the plan. Therefore, Mr. Yatron received stock options for 1,000 shares of Community common stock upon his first election to the board in 1997. The plan provides that on the fifth anniversary of the initial grants, provided that the person is still in office as a non-employee director, Community would grant the person non-qualified stock options for an additional 1,000 shares. Assuming the merger of Community with National Penn is completed, the additional stock options will not be granted. The per share exercise price for all options issued under this stock option plan is equal to the fair market value of a share of Community common stock on the date of grant.

         In 1997 and 1998, Bernville Bank adopted various deferred compensation plans for certain directors of Bernville Bank, including Mr. Krott and Mr. Yatron. At the request of Community, National Penn has agreed that these plans may be amended so that they will continue in force, and not terminate, upon closing of the merger. See "The Merger--Interests of Management and Others in the Merger--Directors' Deferred Fees" at page 64.

                           INFORMATION ABOUT COMMUNITY

BUSINESS

         Community is a Pennsylvania business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Community was incorporated on December 31, 1984 for the purpose of acquiring Bernville Bank, N.A., and thereby enabling Bernville Bank to operate within a bank holding company structure. Community became an active bank holding company on December 31, 1984 when it acquired Bernville Bank. Bernville Bank is a wholly-owned subsidiary of Community.

         Community's principal activities consist of owning and supervising Bernville Bank, which engages in a full service commercial and consumer banking business. Community, through Bernville Bank, derives substantially all of its income from the furnishing of banking and bank-related services.

         Community directs the policies and coordinates the financial resources of Bernville Bank. Community provides and performs various technical and advisory services for Bernville Bank, coordinates Bernville Bank's general policies and activities, and participates in Bernville Bank's major business decisions.

         Bernville Bank was incorporated in 1907 under the laws of the United States as a national bank under the name "The First National Bank of Bernville." In 1971, the charter was changed to a state charter under the name "Bernville Bank." In 1983, the charter was again changed to a national banking association under the current name. Bernville Bank is a member of the Federal Reserve System.

         Bernville Bank engages in a full service commercial and consumer banking business. Bernville Bank, with its main office at 201 North Main Street, Bernville, Pennsylvania, also provides services to its customers through three full service branch offices which include drive-in facilities. Bernville Bank's main office, three full service branch offices, and operations center are all located in Berks County, Pennsylvania.

         On January 24, 2000, Bernville Bank entered into a Memorandum of Understanding with the Office of the Comptroller of the Currency, its primary federal regulator, whereby Bernville Bank agreed to take certain actions in response to concerns raised by the OCC. The actions which Bernville Bank agreed to take are generally in the nature of improving the Bank's internal procedures and policies. Community believes that Bernville Bank is materially in compliance with its obligations under the MOU. Additionally, Community received a Supervisory Letter from the Federal Reserve Bank of Philadelphia dated April 11, 2000, requesting that Community not take certain actions, including the declaration and payment of dividends, without the prior approval of the Federal Reserve Bank. Community obtained the approval of the Federal Reserve with respect to its first, second and third quarter dividend and anticipates obtaining approval of subsequent regular, quarterly dividends.


         As of June 30, 2000, Community, on a consolidated basis, had total assets of approximately $105.3 million, total loans of approximately $82.8 million, total deposits of approximately $91.4 million, and shareholders' equity of approximately $7.2 million.

PROPERTIES

         Bernville Bank owns the main office of Community and Bernville Bank located at 201 North Main Street, Bernville, Pennsylvania, its branch offices located on Route 422, R.D. 1, Robesonia, Pennsylvania, and on Roadside Drive, Shartlesville, Pennsylvania and a facility on Route 183, Jefferson Township, comprised of an ATM and a night depository. The property on which the main office is situated is comprised of approximately 6,300 square feet of space in the aggregate, of which approximately 2,100 square feet are used for banking facilities. The remainder is used for corporate and other offices. The branch office located in Robesonia is comprised of approximately 2,000 square feet. The branch office located in Shartlesville is also comprised of approximately 2,000 square feet with a basement comprised of approximately 1,000 square feet. The facility located in Jefferson Township is comprised of approximately 300 square feet.

         Bernville Bank also leases the premises for one branch location and an operations center under operating lease agreements expiring in various years through October 2017. Certain lease agreements contain escalation provisions. Bernville Bank also has options to extend the lease agreements for additional lease terms from five to thirty years. Bernville Bank is responsible for paying all real estate taxes, insurance, utilities and maintenance and repairs on the buildings. The branch office is located on Commerce Drive in Wyomissing, Pennsylvania, and is comprised of approximately 3,300 square feet. The operations center is located on Corporate Drive, Reading, Pennsylvania, and is comprised of approximately 7,500 square feet with an option for lessor to construct expansion up to an additional 7,500 square feet.

COMPETITION

         Bernville Bank competes with local commercial banks as well as other commercial banks with branches in Bernville Bank's market area. All phases of Bernville Bank's business are highly competitive. Bernville Bank considers its major competition to be First National Bank of Leesport, headquartered in Leesport, Pennsylvania, and Berks County Bank, headquartered in Reading, Pennsylvania.

         Bernville Bank, along with other commercial banks, competes with respect to its lending activities as well as in attracting deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies and credit unions. Most of these competitors have substantially greater financial resources than Community, including a larger capital base, which allows them to attract customers seeking larger loans than Bernville Bank is able to make.

EMPLOYEES

         As of June 30, 2000, Bernville Bank has a total of 40 full- time and 11 part-time employees. Bernville Bank provides a variety of employment benefits and considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

         Community is not currently a party to any material litigation. From time to time Bernville Bank is a party to routine litigation incidental to its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information relating to beneficial ownership of shares of common stock by Community's present directors and by all of Community's directors and executive officers as a group, without naming them, as of October 15, 2000. Community is not aware of any person holding, directly or indirectly, 5% or more of the outstanding shares of Community common stock. Unless otherwise indicated in a footnote below, each individual holds sole voting and investment power over the shares listed in the table. For purposes of the table, beneficial ownership also includes any shares which the individual has the right to acquire within 60 days of October 15, 2000 through the exercise of outstanding stock options granted pursuant to Community's stock option plans.



   Name and                                                             No. of Shares
  Address of                            Position                        and Nature of
  Beneficial                              with                          Beneficial              Percentage
    Owner                              Corporation                       Ownership               of Class
 -----------                         --------------                    -------------            ----------
Karl D. Gerhart                      Acting President                       8,000               1.14%
219 Farmstead Lane                   and Chief Executive
Lititz, PA 17543                     Officer and Director

John F. Hampson                             Director                        1,803 (1)             .26%
P.O. Box 154
Wernersville, PA 19565

                                       82





Frederick P. Krott                          Director                        4,816 (2)             .69%
Box 160A
RD 1
Richland, PA 17087

Walter J. Potteiger                         Director                       32,666 (3)            4.66%
165 Derr Road
Bernville, PA 19506

Deborah K. Ritter                           Director                        3,047 (4)             .44%
51 Focht Road
Robesonia, PA 19551

John J. Seitzinger                          Director                        4,800 (5)             .69%
South 3rd Street
Shartlesville, PA 19554

Stratton D. Yatron                          Director                        6,800 (6)             .97%
407 N. Tulpehocken Road
Reading, PA 19601

All Directors and                                                          65,688 (7)             9.38%
Executive Officers
(8 Persons)

------------------------------

         (1) Includes 103 shares held in trust for benefit of minor child and 1,000 shares which may be acquired upon exercise of stock options.

         (2) Includes 300 shares held directly by spouse, 818 shares held in trust for benefit of minor child and 1,000 shares which may be acquired upon exercise of stock options.

         (3) Includes 1,542 shares held directly by spouse and 1,000 shares which may be acquired upon exercise of stock options.

         (4) Includes 120 shares held in trust for benefit of minor child and 1,000 shares which may be acquired upon exercise of stock options.

         (5) Includes 1,000 shares which may be acquired upon exercise of stock options.

         (6) Includes 1,000 shares held in trust for benefit of child and 1,000 shares which may be acquired upon exercise of stock options.

         (7) Includes all shares beneficially owned including shares which the individual has the right to acquire within 60 days of October 15, 2000 through the exercise of outstanding stock options.

                  COMMUNITY: SELECTED HISTORICAL FINANCIAL DATA

         Selected historical financial data for Community is set forth in this proxy statement/prospectus at "Summary--Selected Historical Financial Data".


               COMMUNITY: MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

         The purpose of this discussion is to focus on information about Community's financial condition and results of operations that is not otherwise apparent from the financial statements. Reference should be made to those statements and the selected financial data presented elsewhere for an understanding of the following discussion and analysis.


RESULTS OF OPERATIONS

         Community recorded net income of $ 242,000 ($0 .35 per share) for 1999 compared to $ 544,000 ($ 0.78 per share) in 1998. Return on average assets was
 .23% for 1999 and .58% for 1998. The decrease in net income of $ 302,000 in 1999 was primarily caused by an increase in other expenses of $ 457,000 and an increase in the provision for loan losses of $ 370,000 from 1998 to 1999, which was offset by an increase in other income of $ 15,000, and an increase in net interest income of $ 345,000 from 1998 to 1999. A more detailed explanation for each contribution to the change in net income from 1998 to 1999 is included in the remainder of this analysis.


         NET INTEREST INCOME

         Net interest income is the primary source of operating income for Community. Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other funding sources. Generally, changes in net interest income are measured by the net interest rate spread and net interest rate margin. The net interest rate spread is equal to the difference between the average rate earned on earning assets and the average rate incurred on interest-bearing liabilities. The net interest rate margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. The factors that influence net interest income include changes in interest rates and changes in the volume and mix of assets and liability balances.

         Net interest income increased $ 345,000 or 10% in 1999 compared to 1998. Table 1 analyzes the factors contributing to the increase in net interest income in 1999. The average balances, interest income and expense, and the average rates earned and paid for assets and liabilities are found in Table 2.

         During 1999, the average yield on earning assets decreased .23%, while the average cost of funds decreased .12%. An increase of $ 9,646,000 or 13% in average loan volume during 1999 resulted in additional loan interest income of $ 847,000. However, lower interest rates resulted in a decrease in the yield earned on average loans in 1999 to 8.54% compared to 8.79% in 1998.

         Community's securities' portfolio in 1999 grew by $ 2,379,000 or 21% compared to 1998. Interest income increased $ 132,000 or 20% in 1999 compared to 1998 primarily due to the increased portfolio.

         Average interest-bearing demand deposits, savings deposits and certificates of deposit increased by $ 9,207,000 or 13% in 1999 compared to 1998. The increase in interest expense on these deposits of $ 325,000 or 10% was primarily a result of the increase in deposits during 1999 as the average rate paid on deposits decreased 11 basis points from 4.50% to 4.39%.

         Likewise, Community increased its reliance on short-term borrowings as a source of funds in 1999. Average short-term borrowings increased $ 3,122,000, resulting in additional interest expense of $ 172,000 while the rate paid on these borrowings decreased interest expense by $ 10,000. Long-term debt averaged $ 3,836,000 in 1999 compared to $ 5,000,000 in 1998, resulting in a decrease in interest expense of $ 70,000.

TABLE 1 - VOLUME/RATE ANALYSIS

                                                                 1999 vs. 1998 Increase
                                                              (Decrease) Due to Changes In
                                                            Volume        Rate         Total
                                                        ------------------------------------------
                                                                     (In Thousands)

Interest income:
     Interest-bearing deposits with other banks         $         (8) $         -  $         (8)
     Securities:
         Taxable                                                 143           (9)          134
         Tax-exempt                                               (4)           2            (2)
     Federal funds sold                                           (1)           -            (1)
     Loans                                                       847         (208)          639
                                                        ------------------------------------------

                                                                 977         (215)          762
                                                        ------------------------------------------

Interest expense:
     Interest-bearing demand deposits                            144          (17)          127
     Savings deposits                                             (7)          (3)          (10)
     Time deposits                                               293          (85)          208
     Short-term borrowings                                       172          (10)          162
     Long-term borrowings                                        (70)           -           (70)
                                                        ------------------------------------------

                                                                 532         (115)          417
                                                        ------------------------------------------

              Net interest income                       $        445  $      (100) $        345
                                                        ==========================================

TABLE 2 - AVERAGE BALANCES AND INTEREST RATES

                                                                 1999                                       1998
                                               ------------------------------------------   --------------------------------------
                                                                Interest                                   Interest
                                                   Average       Income       Average         Average       Income      Average
                                                   Balance      (Expense)      Rate           Balance     (Expense)      Rate
                                               ------------------------------------------   --------------------------------------
                                                                                 (In Thousands)
        Assets
Earning assets:
     Interest-bearing deposits
          with other banks                     $           33  $          1    6.06  %              192  $        10      5.21 %
     Taxable securities                                13,354           760    5.69              10,871          626      5.76
     Tax-exempt securities                                580            27    4.66                 684           29      4.24
     Federal funds sold                                     -             -    -                     17            1      5.88
     Loans, net of reserves                            83,912         7,164    8.54              74,266        6,525      8.79
                                               ----------------------------                 --------------------------

        Total interest earning assets                  97,879         7,952    8.13              86,030        7,191      8.36

Other assets                                            8,517             -                       7,326            -
                                               ----------------------------                 --------------------------

        Total assets                           $      106,396         7,952    7.47  %      $    93,356        7,191      7.70 %
                                               ================            ==============   =============             ============

    Liabilities and Stockholders' Equity

Interest bearing deposits:
    Demand deposits                            $       23,189           769    3.32  %      $    18,948          642      3.39 %
    Savings deposits                                    9,433           211    2.24               9,752          221      2.27
    Time deposits                                      46,333         2,486    5.37              41,048        2,278      5.55
                                               ----------------------------                 --------------------------

        Total interest bearing deposits                78,955         3,466    4.39              69,748        3,141      4.50

Short-term borrowings                                   5,921           316    5.34               2,799          154      5.50
Long-term borrowings                                    3,836           231    6.02               5,000          301      6.02
                                               ----------------------------                 --------------------------

        Total interest bearing liabilities             88,712         4,013    4.52              77,547        3,596      4.64

Non-interest bearing demand deposits                    9,678             -                       8,303            -
Other liabilities                                         768             -                         617            -
Stockholders' equity                                    7,238             -                       6,889            -
                                               ----------------------------                 --------------------------

        Total liabilities and
          stockholders' equity                 $      106,396                               $    93,356
                                               ================                             =============

Interest rate spread                                                           2.95  %                                    3.07 %
                                                                           ==============                             ============

Net interest income/margin                                     $      3,939    4.03  %                   $     3,595      4.18 %
                                                               ==========================                =========================


For purposes of computing average loan balances, nonaccruing loans are included in the daily average loan balance. Yields on tax-free securities are not presented on a tax equivalent basis.

         OTHER INCOME

         Other income increased by $ 8,000 or 3% from 1998 to 1999. Service charges on deposit accounts increased $ 65,000 or 25% which directly correlated with the increase in customer accounts. The increase in other income of $ 26,000 or 9% is due to an increase in earnings on life insurance policies and loan related fees. Gains on loan sales decreased $ 76,000 or 58% as a result of a decrease in the volume of loan sales.


         OTHER EXPENSES

         Other expenses increased $ 457,000 or 14% in 1999 to $ 3,733,000 compared to $ 3,276,000 in 1998. Salaries and benefits totaled $ 1,949,000 in 1999, an increase of $ 255,000 or 15% from 1998. Occupancy expense totaled $ 377,000 in 1999, an increase of $ 52,000 or 16% compared to $ 325,000 in 1998.
Equipment and furniture expenses increased $ 50,000 or 16% in 1999 to $ 358,000 compared to $ 308,000 in 1998. Professional fees decreased $ 18,000 or 20% from $ 90,000 in 1998 to $ 72,000 in 1999.

         Other expenses increased to $ 754,000 in 1999 compared to $ 602,000 in 1998, an increase of $ 152,000 or 25%. Other expenses included in this category include directors' fees, ATM fees, FDIC insurance premiums, examinations, travel, telephone, dues and subscriptions, postage, training and charitable contributions. The increase in such expense categories is primarily the result of Community's growth.


         PROVISION FOR FEDERAL INCOME TAXES

         The provision for federal income taxes was $ 54,000 for 1999 as compared to $ 219,000 for 1998. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 18% in 1999 and 29% in 1998. The tax rate for both periods was less than the federal statutory rate of 34%, primarily because of tax-exempt securities and loan income.

         In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", income taxes are accounted for under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement and tax basis of existing assets and liabilities. At December 31, 1999, deferred tax assets amounted to $ 482,000 and deferred tax liabilities amounted to $ 159,000. Deferred tax assets are realizable primarily through carryback of existing temporary differences to recover taxes paid in prior years, and through the future reversal of existing temporary differences.


FINANCIAL CONDITION

         Community's financial condition can be evaluated in terms of trends in its sources and uses of funds. Table 3 illustrates how Community has managed its sources and uses of funds that are directly affected by outside economic factors, such as interest rate fluctuations.

TABLE 3 - SOURCES AND USES OF FUNDS

                                                                1999             Increase (Decrease)             1998
                                                           -----------------------------------------------------------------
                                                               Average                                         Average
                                                               Balance         Amount             %            Balance
                                                           -----------------------------------------------------------------
                                                                                    (In Thousands)
Funding uses:
     Loans:
         Commercial                                        $      31,430  $        8,909       39.56   %   $       22,521
         Mortgage                                                 46,842             142         .30               46,700
         Consumer                                                  6,486             848       15.04                5,638
                                                           --------------------------------                -----------------

                                                                  84,758           9,899       13.22               74,859
     Less allowance for loan losses                                 (846)           (253)      42.66                 (593)
                                                           --------------------------------                -----------------

                                                                  83,912           9,646       12.99               74,266
                                                           --------------------------------                -----------------

     Interest-bearing deposits with banks                             33            (159)     (82.81)                 192
                                                           --------------------------------                -----------------

     Securities:
         Taxable                                                  13,354           2,483       22.84               10,871
         Tax-exempt                                                  580            (104)     (15.20)                 684
                                                           --------------------------------                -----------------

                                                                  13,934           2,379       20.59               11,555
                                                           --------------------------------                -----------------

     Federal funds sold                                                -             (17)    (100.00)                  17
                                                           --------------------------------                -----------------

     Total interest earning assets                                97,879          11,849       13.77               86,030
     Other assets                                                  8,517           1,191       16.26                7,326
                                                           --------------------------------                -----------------

              Total uses                                   $     106,396  $       13,040       13.97   %   $       93,356
                                                           ================================                =================

Funding sources:
     Deposits:
         Demand                                            $       9,678  $        1,375       16.56   %   $        8,303
         Interest-bearing demand                                  23,189           4,241       22.38               18,948
         Savings                                                   9,433            (319)      (3.27)               9,752
         Time under $ 100,000                                     36,133             (35)       (.10)              36,168
                                                           --------------------------------                -----------------

              Total core deposits                                 78,433           5,262        7.19               73,171

     Time over $ 100,000                                          10,200           5,320      109.02                4,880
                                                           --------------------------------                -----------------

              Total deposits                                      88,633          10,582       13.56               78,051
                                                           --------------------------------                -----------------

     Funds borrowed:
         Short-term                                                5,921           3,122      111.54                2,799
         Long-term                                                 3,836          (1,164)     (23.28)               5,000
                                                           --------------------------------                -----------------

             Total funds borrowed                                  9,757           1,958       25.11                7,799
                                                           --------------------------------                -----------------

             Total deposits & funds borrowed                      98,390          12,540       14.61               85,850

     Other liabilities                                               768             151       24.47                  617
     Stockholders' equity                                          7,238             349        5.07                6,889
                                                           --------------------------------                -----------------

             Total sources                                 $     106,396  $       13,040       13.97   %   $       93,356
                                                           ================================                =================

         LOANS RECEIVABLE

         Average loans receivable, net of the allowance for loan losses, increased $ 9,646,000 or 13% in 1999. The increase in loans was directly attributable to increased marketing efforts, favorable economic conditions in Community's market area and competitive pricing. Table 4 provides an analysis of Community's loan distribution at the end of each of the last two years. Consumer loans include revolving credit plans, personal lines of credit, and installment loans. Loans that are secured by real estate include residential and nonresidential mortgages and home equity loans to individuals.

TABLE 4 - LOAN PORTFOLIO

                                                      December 31,
                                                  1999             1998
                                            ----------------------------------
                                                     (In Thousands)

Commercial, financial and agricultural      $        22,810  $       16,019
Consumer, net of unearned discount                    5,721           5,185
Real estate                                          58,336          58,856
All other                                               384             464
                                            ----------------------------------

                                            $        87,251  $       80,524
                                            ==================================

TABLE 5 - LOAN MATURITIES

The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding at December 31, 1999.

                                                          Due In One        Due In One     Due In Over Five
                                                         Year Or Less     To Five Years         Years            Total
                                                       ---------------------------------------------------------------------
                                                                                  (In Thousands)
Commercial, financial and agricultural                 $        3,660   $         13,226  $         5,924   $       22,810
All other                                                          36                124              224              384
                                                       ---------------------------------------------------------------------

                                                       $        3,696   $         13,350  $         6,148   $       23,194
                                                       =====================================================================

Interest rates on loans which are:
     Fixed                                                              $         10,899  $         5,853
     Floating                                                                      2,451              295
                                                                        -------------------------------------

                                                                        $         13,350  $         6,148
                                                                        =====================================

         NONPERFORMING LOANS

         Table 6 reflects Community's nonaccrual, past due and restructured loans for each of the past two years. A loan is generally placed on nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing.

TABLE 6 - NONPERFORMING LOANS

                                                                       December 31,
                                                                   1999             1998
                                                             ----------------------------------
                                                                      (In Thousands)
Average loans outstanding                                    $        84,758  $       74,859
                                                             ==================================

Nonaccrual loans:
     Commercial                                              $         2,297  $            -
     Real estate                                                         153              93
     Consumer                                                              -               -
                                                             ----------------------------------

              Total nonaccrual loans                                   2,450              93

Accruing loans past due 90 days or more                                  584             202
Restructured loans                                                         -               -
                                                             ----------------------------------

                                                             $         3,034  $          295
                                                             ==================================

Ratio of nonperforming loans to average loans outstanding             3.58%            0.39%
                                                             ==================================



         All of the nonaccrual loans at December 31, 1999 are secured by real estate or otherwise guaranteed as to repayment. Management has identified
$ 2,525,000 as potential problem loans that are not included in the above table.

TABLE 7 - NONACCRUAL AND RESTRUCTURED LOANS - RELATED INFORMATION


                                                                                        December 31,
                                                                                   1999              1998
                                                                            ----------------------------------
                                                                                     (In Thousands)
Interest income that would have been recorded under original terms          $       59            $        8
Interest income reported during the period                                           -                     -
Commitments to lend additional funds                                                 -                     -

         ALLOWANCE FOR LOAN LOSSES

         The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, current economic conditions, loan portfolio composition, prior loan loss experience, trends in portfolio volume and management's estimation of future potential losses. Management believes that the allowance for loan losses is adequate. Table 8 is an analysis of the allowance for loan losses for the past two years.

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                                    December 31,
                                                                                                1999             1998
                                                                                          ----------------------------------
                                                                                                   (In Thousands)
Average loans outstanding                                                                 $        84,758  $       74,859
                                                                                          ==================================

Allowance for loan losses at January 1                                                    $           720  $          540
                                                                                          ----------------------------------

Losses charged to allowance:
     Commercial                                                                                        88               -
     Real estate                                                                                       40              42
     Consumer                                                                                          16              26
                                                                                          ----------------------------------

                                                                                                      144              68
                                                                                          ----------------------------------

Recoveries credited to allowance:
     Commercial                                                                                        24               1
     Real estate                                                                                        -               3
     Consumer                                                                                           2               4
                                                                                          ----------------------------------

                                                                                                       26               8
                                                                                          ----------------------------------

Net charge-offs                                                                                       118              60

Provision for loan losses                                                                             610             240
                                                                                          ----------------------------------

Allowance for loan losses at December 31                                                  $         1,212  $          720
                                                                                          ==================================

Ratio of net charge-offs to average loans outstanding                                                0.14%           0.08%
                                                                                          ==================================

         The specific allocations of the allowance for loan losses are based on management's evaluation of the risks inherent in the specific portfolios for the dates indicated. Amounts in a particular category may be used to absorb losses if another category allocation proves to be inadequate. Table 9 reflects the allocations of the allowance for loan losses for each of the past two years.

TABLE 9 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                            December 31
                               1999                          1998
                  -------------------------------------------------------------
                                      % Of                          % Of
                      Amount          Loans         Amount          Loans
                  -------------------------------------------------------------
                                         (In Thousands)

Commercial        $       1,121       26.6  %   $         602       20.2   %
Real estate                  75       66.8                103       73.4
Consumer                     16        6.6                 15        6.4
                  -------------------------------------------------------------

                  $       1,212      100.0  %   $         720      100.0   %
                  =============================================================

         Highly leveraged transactions (HLTs) generally include loans and commitments made in connection with recapitalizations, acquisitions, and leveraged buyouts and result in the borrower's debt-to-total assets ratio exceeding 75%. Bernville Bank had no loans at December 31, 1999 that qualified as HLTs.


         SECURITIES

         Community's securities' portfolio is classified as either "held to maturity" or "available for sale". At December 31, 1999, all of Community's securities were classified as available for sale. Securities classified as held to maturity are carried at amortized cost and include those securities that the bank has both the intent and ability to hold to maturity. Securities classified as available for sale, which are those securities that the bank intends to hold for an indefinite amount of time, but not necessarily to maturity, are carried at fair value with the unrealized holding gains or losses, net of taxes, reported as accumulated other comprehensive income on the balance sheet.

       Average securities increased to $ 13,934,000 in 1999 from $ 11,555,000 in 1998. The increase of $ 2,379,000 or 21% was primarily due to the purchase of U.S. Government agency obligations with proceeds from the deposit growth.

         Table 10 sets forth the carrying amount of securities at the dates indicated.

TABLE 10 - SECURITIES PORTFOLIO

                                                              December 31,
                                                          1999             1998
                                                    ----------------------------------
                                                             (In Thousands)
Available for sale securities (at fair value):
     U.S. Treasury securities                       $         2,002  $        4,568
     U.S. Government agencies                                 9,370           7,099
     State and political subdivisions                           759             462
     Corporate securities                                       384               -
     Equity securities                                          869             747
                                                    ----------------------------------
                                                    $        13,384  $       12,876
                                                    ==================================

         Table 11 sets forth the maturities and the weighted average yields of securities by contractual maturities at December 31, 1999. Yields on obligations of states and political subdivisions are not presented on a tax equivalent basis.

TABLE 11 - ANALYSIS OF SECURITIES

                                                                              Maturing
                                                               After One Year But     After Five Years
                                          Within One Year       Within Five Years   But Within Ten Years  After Ten Years
                                      --------------------------------------------------------------------------------------
                                         Amount      Yield      Amount      Yield     Amount    Yield     Amount    Yield
                                      --------------------------------------------------------------------------------------
                                                                         (In Thousands)

Available for sale:
    U.S. Treasury securities          $    2,002     6.20 %  $        -         -%  $      -       - %   $      -      -   %
    U.S. Government agencies               1,496     6.00         7,874     5.60           -       -            -      -
    Corporate securities                       -     -              384     6.07           -       -            -      -
    State and political subdivisions          85     4.10           369     4.55         204     4.55         101      4.10
                                      -------------          -------------          -----------          -----------

                                      $    3,583     6.07 %  $    8,627     5.46 %  $    204     4.55%   $    101      4.10%
                                      =============          =============          ===========          ===========


         DEPOSITS

         Community's primary source of funds continues to be core deposit accounts which include both interest and noninterest bearing demand, savings and time deposits under $ 100,000. Core deposits increased an average of $ 5,262,000 or 7% in 1999. The largest category of core deposits and the primary source of funds continues to be time deposits under $ 100,000. This category includes certificates of deposit, which allow customers to invest their funds at selected maturity ranges from fourteen days to ten years, individual retirement accounts, and Bernville Bank's savings accounts. The average balance of these funds decreased $ 35,000 or .10% in 1999. An increase in the average balance of demand deposits of $1,375,000 was noted. This represents an increase of 17% over 1998 levels.

         Interest bearing demand accounts, consisting of N.O.W. and Money Market accounts, increased an average of $4,241,000 or 22% in 1999. The increase was a result of competitive pricing of the money market product.

TABLE 12 - AVERAGE DEPOSITS AND AVERAGE RATES BY MAJOR CLASSIFICATION

                                                                              1999                         1998
                                                                  ----------------------------------------------------------
                                                                       Amount         Rate         Amount         Rate
                                                                  ----------------------------------------------------------
                                                                                       (In Thousands)
Non-interest bearing demand                                       $        9,678         -  %  $       8,303         -  %
Interest-bearing demand                                                   23,189      3.32            18,948      3.39
Savings deposits                                                           9,433      2.24             9,752      2.27
Time deposits                                                             46,333      5.37            41,048      5.55
                                                                  -----------------            ----------------

                                                                  $       88,633               $      78,051
                                                                  =================            ================

         At December 31, 1999, time deposits outstanding in an individual amount of $ 100,000 or more totaled $ 5,636,000. The maturities of these deposits are reflected in Table 13.

TABLE 13 - MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                                     December 31, 1999
                                                     ------------------
                                                     (In Thousands)

Three months or less                                 $          2,758
Over three months through six months                              448
Over six months through twelve months                             832
Over twelve months                                              1,598
                                                     ------------------

                                                     $          5,636
                                                     ==================


         SHORT-TERM BORROWINGS AND LONG-TERM DEBT

         Borrowed funds are utilized when timing differences occur between the purchase of new assets and the maturity of existing assets. Management also uses borrowed funds as an asset/liability tool to match the repricing characteristics of certain earning assets, allowing for core funds to be used for additional loan volume or security purchases.

TABLE 14 - BORROWED FUNDS                           December 31,
                                               1999             1998
                                         ----------------------------------
                                                  (In Thousands)

Short-term borrowings                    $        10,471  $        3,423
Long-term debt                                         -           5,000
                                         ----------------------------------

                                         $        10,471  $        8,423
                                         ==================================

         Community maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $ 391,000 and $ 88,000 at December 31, 1999 and 1998 respectively, with interest payable at a variable rate (4.52% and 4.11% at December 31, 1999 and 1998, respectively).

         Community has an arrangement with the Federal Home Loan Bank (FHLB) which allows for borrowings up to a maximum percentage of qualifying assets. At December 31, 1999, Bernville Bank has a maximum borrowing capacity of $ 30,530,000.

         Community has a line of credit under the "RepoPlus" Advance program with the Federal Home Loan Bank which expires April 15, 2000 for borrowings up to $ 20,000,000. Borrowings under this line of credit were $ 10,080,000 and $ 3,335,000 at December 31, 1999 and 1998, respectively.

         Long-term debt in 1998 is an advance from the Federal Home Loan Bank under a note totaling $ 5,000,000 at a fixed rate of interest of 6.02% which matured in 1999.


CAPITAL REQUIREMENTS/RATIOS

         Community places a significant emphasis on maintaining a strong capital base. The capital resources of Bernville Bank consist of two major components of regulatory capital, stockholders' equity and the allowance for loan losses. Bernville Bank's capital maintained growth during 1999.

         Current capital guidelines issued by federal regulatory authorities require the bank to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to a bank's on and off balance sheet items.

         Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Regulators also have adopted minimum requirements of 4% of Tier I capital and 8% of risk-adjusted assets in total capital.

         Community is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1% or 2% above the minimum. As of December 31, 1999 Community had a leverage ratio of 6.54%.

TABLE 15 - CAPITAL RATIOS

                                                                                                     December 31,
                                                                                               1999             1998
                                                                                         -----------------------------------
                                                                                                   (In Thousands)
Tier I, common stockholders' equity                                                      $         7,163  $        7,058
Tier II, allowable portion of allowance for loan losses                                              999             720
                                                                                         -----------------------------------

              Risk-based capital                                                         $         8,162  $        7,778
                                                                                         ===================================

Risk adjusted assets, including off-balance-sheet exposures                              $        79,886  $       71,192
                                                                                         ===================================

Tier 1 risk-based capital ratio
                                                                                                    8.97%           9.91%
                                                                                         ===================================

Total risk-based capital ratio
                                                                                                   10.22%          10.93%
                                                                                         ===================================

         Note: Unrealized gains or losses on securities available for sale are excluded from regulatory capital components of risk-based capital and leverage ratios.


CAPITAL ANALYSIS

         During 1999, Community paid cash dividends to its stockholders amounting to $ 174,000 compared to $ 167,000 in 1998. On a per share basis, Community paid dividends of $ .25 in 1999 compared to $ .24 in 1998.

         On June 25, 1998, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on common stock outstanding, payable on July 31, 1998 to stockholders of record on July 17, 1998. The stock split resulted in the issuance of 348,387 additional common shares and all per share data has been adjusted for the effect of the stock split.

         Also, on June 25, 1998, Community adopted a dividend reinvestment and stock purchase plan available to stockholders who elect to reinvest their cash dividends for the purchase of additional shares of Community's common stock. Participants may also elect to make voluntary cash payments not to exceed
$ 2,500 each quarter for the purchase of additional shares of Community's common stock. The common stock must be purchased in the open market through May 1999. Subsequent to that date, it may be purchased in the open market or from authorized but unissued shares, substantially at prevailing market prices. Community has reserved 225,000 shares of common stock for possible issuance under the plan. During 1999, 1,863 shares were purchased through this plan in the amount of $21,435.

         Stockholders' equity is adjusted for the effect of unrealized gains and losses, net of tax, on securities classified as available for sale. At December 31, 1999 and 1998, stockholders' equity included $ (107,000) and $ 99,000 respectively, in unrealized (losses)/gains.

         The return on average equity at December 31, 1999 was 3.34%, a decrease from 7.90% at December 31, 1998.

                                                Relationship Between
                                            Significant Financial Ratios
                                           --------------------------------
                                                1999            1998
                                           --------------------------------
Return on average equity                        3.34  %        7.90   %
Earnings retained                              27.86          69.25
Internal capital growth                          .93           5.47
Change in average assets                       13.97          27.00
Equity to average assets                        6.80           7.38
Growth in average equity                        5.07           7.64
Dividend payout ratio                          72.14          30.75

Note: Internal capital growth is equal to return on average equity multiplied by earnings retained.


INTEREST RATE SENSITIVITY AND MARKET RISK

         The operations of Community are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of Community's interest earning assets and the amount of interest bearing liabilities that are prepaid/withdrawn, mature or reprice in specified periods.

         The principal objective of Community's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of Community. Community utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gapped. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates.

         Another method used by management to review its interest sensitivity position is through "simulation". In simulation, Community projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in our operating environment. Management cannot measure levels of interest income associated with potential changes in Community's operating environment. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

         The operations of Community do not subject it to foreign currency exchange or commodity price risk. Also, Community does not utilize interest rate swaps, caps or other hedging transactions.

         Community's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. Bernville Bank has implemented several strategies to manage interest rate risk which include selling newly originated residential mortgages, increasing the volume of variable rate commercial loans and maintaining a short maturity in the investment portfolio.

         The following table provides information about Community's financial instruments that are sensitive to changes in interest rates. For securities, loans and deposits, the table presents principal cash flows and related weighted average interest rates by maturity dates or repricing frequency. Community has no market risk sensitive instruments entered into for trading purposes.

TABLE 16 - INTEREST RATE SENSITIVITY

                                                         Over Three    Over Six     Over One
                                                         Months But   Months But    Year But
                                          Three Months   Within Six   Within One  Within Three   Over Three
                                            Or Less        Months        Year         Years        Years         Total
                                         -----------------------------------------------------------------------------------
                                                                           (In Thousands)
Interest-earning assets:
    Interest-bearing deposits with
      other banks                        $         13  $          -  $         -  $         -  $          -  $         13
    Securities (amortized cost):
      U.S. treasuries                             500           499        1,001            -             -         2,000
      U.S. Government agencies                      -             -        1,499        8,014             -         9,513
      Municipals                                    -            85            -          200           480           765
      Corporate obligations                         -             -            -          100           297           397
    Loans                                      10,842         1,954        4,243       17,710        52,130        86,879
                                         -----------------------------------------------------------------------------------

        Total interest-earning assets          11,355         2,538        6,743       26,024        52,907        99,567
                                         -----------------------------------------------------------------------------------

Interest-bearing liabilities:
    Interest-bearing demand deposits (1)        4,479             -            -       20,081             -        24,560
    Savings deposits (2)                           67             -           93            -         9,008         9,168
    Time deposits                              12,507         4,706        8,974       17,505         2,742        46,434
    Short-term borrowings                      11,132             -            -            -             -        11,132
    Long-term borrowings                            -             -            -            -             -             -
                                         -----------------------------------------------------------------------------------

        Total interest-bearing
        liabilities                            28,185         4,706        9,067       37,586        11,750        91,294
                                         -----------------------------------------------------------------------------------

        Interest sensitivity gap         $    (16,830) $     (2,168) $    (2,324) $   (11,562) $     41,157  $      8,273
                                         ===================================================================================

        Cumulative sensitivity gap       $    (16,830) $    (18,998) $   (21,322) $   (32,884) $      8,273
                                         =====================================================================

(1) Interest-bearing demand deposits over one year but within three years include mostly money markets which normally do not reprice on a regular basis.

(2) Three months or less consist of vacation clubs, over six months but within one year consist of Christmas clubs and over three years consist of regular savings which normally do not reprice on a regular basis.

LIQUIDITY

         Liquidity management involves meeting the funds flow requirements of customers who may either be depositors wanting to withdraw funds, or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquid assets consist of vault cash, securities and maturities of earning assets.

         Community's principal source of asset liquidity is the securities portfolio. As disclosed in Note 3 of the financial statements, the carrying value of securities maturing in less than one year equals $ 3,585,000. Other sources of funds are principal pay downs and maturities in the loan portfolio. The loan maturity schedule (Table 5) illustrates the maturities of commercial loans.

         Community also has sources of liability liquidity which include core deposits and borrowing capacity at the Federal Home Loan Bank as previously discussed.

         Management believes that Community's liquidity is sufficient to meet its anticipated needs.


EFFECTS OF INFLATION

         The majority of assets and liabilities of a financial institution are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon Community is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of Community's assets. Inflation may also affect the general level of interest rates, which can have a direct bearing on Bernville Bank.

         Management believes the most significant impact on financial results is Community's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.


FINANCIAL SERVICES MODERNIZATION

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial services providers. Generally, the Act:

               o Repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial insurance providers;

               o Provides a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

               o Broadens the activities that may be conducted by national banks, banking subsidiaries or financial holding companies and their subsidiaries;

               o Provides an enhanced framework for protecting the privacy of consumer information;

               o Adopts a number of provisions related to the capitalization, membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank System;

               o Modifies the laws governing the implementation of the Community Reinvestment Act; and

               o Address a variety of other legal and regulatory issues affecting both day- to-day operations and long-term activities of financial institutions.

         Bank holding companies that elect to become financial holding companies will be permitted to engage in a wider variety of financial activities than permitted under prior law, particularly with respect to insurance and securities activities. In addition, in a change from prior law, bank holding companies may be owned, controlled or acquired by any company engaged in financially related activities.

         Management does not believe that the Act will have a material adverse affect on Community's operations in the near term. However, to the extent that the Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than Community currently offers and that can aggressively compete in the markets Community currently serves.

          COMMUNITY: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
            AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

         Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of Community's balance sheets and statements of income. This should be read in conjunction with Community's financial statements and accompanying footnotes.

OVERVIEW

         Community's net loss for the second quarter of 2000 was $67,594, a decrease of $171,057, or 165.33% from $103,463 net income for the second quarter of 1999. Net income for the six months ended June 30, 2000 was $42,348, 81.05% less than the $223,496 reported for the same period in 1999. Total assets decreased to $105,335,225 at June 30, 2000, a decrease of $4,200,701, or 3.83%
from $109,535,926 at December 31, 1999.

         During the six months ended June 30, 2000, loans receivable decreased 3.36% to $82,793,524 from $85,668,141 at December 31, 1999, while deposits increased 0.85% to $91,363,524 from $90,596,201 at December 31, 1999.


RESULTS OF OPERATIONS

         NET INTEREST INCOME AND NET INTEREST MARGIN

         Net interest income is the primary source of operating income for Community. Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other funding sources. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. The factors that influence net interest income include changes in interest rates and changes in the volume and mix of asset and liability balances.

         Community's net interest income decreased $128,181 or 12.86% to $868,503 during the second quarter of 2000 from $996,684 during the second quarter of 1999. For the first six months of 2000, net interest income decreased $160,500 or 8.22% to $1,792,962 from $1,953,462 during the first six months of 1999.

         Interest income decreased $56,122 or 2.82%, from $1,989,990 for the second quarter of 1999 to $1,933,868 for the second quarter of 2000, while interest expense increased $72,059 or 7.25%, from $993,306 for the second quarter of 1999 to $1,065,365 for the second quarter of 2000. For the first six months of 2000, interest income decreased $8,556 or 0.22% to $3,904,091 from $3,912,647 for the first six months of 1999; interest expense increased $151,944 or 7.76% from $1,959,185 for the first six months of 1999 to $2,111,129 for the first six months of 2000.

         The decreases in interest income are principally due to lower levels of loans receivable and taxable securities and $2.7 million in loans on non-accrual status while the increase in interest expense was due to interest bearing deposits growth.

         Net interest margin decreased 57 basis points from 4.07% in the second quarter of 1999 to 3.50% in the second quarter of 2000. Net interest margin decreased 48 basis points from 4.07% for the first six months of 1999 to 3.59% for the first six months of 2000. Net interest margin decreased primarily due to an increase in non-performing assets to 2.84% of total assets or $2,991,000 at June 30, 2000 compared to $229,000 or 0.21% of total assets at June 30, 1999.

         For the second quarter of 2000, the average yield on earning assets decreased 28 basis points to 7.83% from 8.11% for the second quarter of 1999. For the first six months of 2000, the average yield on earning assets decreased 30 basis points to 7.85% from 8.15% for the first six months of 1999. The decrease was caused primarily by a decrease in loans receivable and investment portfolio and the increase of $2,762,000 in non-performing assets at June 30, 2000.

         For the second quarter of 2000, the average rate paid on interest-bearing liabilities increased 34 basis points to 4.80% from 4.46% for the second quarter of 1999. For the first six months of 2000, the average rate paid on interest-bearing liabilities increased 19 basis points to 4.72% from 4.53% for the first six months of 1999. The increase was caused primarily by an increase in interest-bearing deposits.


         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $260,000 for the second quarter of 2000 compared to $90,000 for the second quarter of 1999. For the first six months of 2000, the loan loss provision was $290,000 compared to $180,000 for the first six months of 1999.

         The allowance for loan losses represented 1.33% and 1.39% of total loans receivable at June 30, 2000 and at December 31, 1999, respectively. Management performs periodic evaluations of the loan portfolio. These evaluations consider several factors including, but not limited to, current economic conditions, loan portfolio composition, prior loan loss experience, trends in portfolio volume, and management's estimation of potential losses in the portfolio. Management believes that the allowance for loan losses is adequate for each of the periods presented, however, due to the significant amount of non-performing loans, an additional provision of $200,000 was added to the reserve account during the second quarter of 2000.


         OTHER INCOME

         Total other income increased $7,570 or 4.60% from $164,601 during the second quarter of 1999 to $172,171 during the second quarter of 2000. For the first six months of 2000, total other income decreased $7,611 or 2.28% to $325,691 from $333,302 for the first six months of 1999. This decrease was primarily due to a $16,483 decrease in net gains from the sale of mortgages and a decrease in other income of $18,295 primarily due to a decrease in mortgage lending activity causing a decrease in mortgage loan fees. The decreases in the net gains from the sale of mortgages and mortgage lending activity were partially offset by increased customer fees, insufficient fund fees, ATM convenience fees, and CD early withdrawal penalty fees of approximately $6,000, $11,000, $7,000, and $3,000 respectively.

         OTHER EXPENSES

         Total other expenses decreased $32,955 or 3.54% during the second quarter of 2000 versus the same period in 1999, from $930,086 to $897,131. Total other expenses for the first six months of 2000 remained relatively the same as the same period in 1999.

         Salaries and employee benefits, which represent the largest component of other expenses decreased $126,688 or 25.72% from $492,510 for the second quarter of 1999 to $365,822 for the same period in 2000. Salaries and employee benefits decreased primarily due to the unexpected resignation of the President/CEO on March 23, 2000 and the subsequent reversal of the salary continuation accrued liability of approximately $72,000. For the first six months in 2000, salaries and employee benefits decreased $143,533 or 15.06% to $809,291 from $952,824 for the same period in 1999 primarily due to the resignation of the President/CEO in March 2000, salary continuation accrual reversal, and reduced staff during the first six months of 2000.

         Occupancy expense decreased $5,651 or 5.88%, to $90,379 for the second quarter of 2000 versus $96,030 for the second quarter of 1999. For the first six months of 2000, occupancy expense decreased $6,839 or 3.61% to $182,847 from $189,686 for the same period 1999. The decrease was primarily due to reduced leasing costs due to the closing of the Loan Center office in the third quarter 1999.

       Equipment expense increased $17,924 or 20.82%, from $86,075 for the second quarter of 1999 to $103,999 for the second quarter of 2000. For the first six months of 2000, equipment expense increased $39,253 or 23.36% to $207,273 from $168,020 for the same period in 1999. The increase in equipment expense was the result of increases in software support and depreciation, primarily due to the installation of a new proof system in the fourth quarter 1999 and a new IBM AS/400 operating system at the end of the first quarter 2000.

         Marketing and advertising expenses increased $7,467 or 23.06% to $39,853 for the second quarter of 2000 versus $32,386 for the second quarter of 1999. For the first six months of 2000, the marketing and advertising expenses increased $17,822 or 37.13% to $65,816 from $47,994 for the same period in 1999. The increase in marketing and advertising expenses for the first six months of 2000 was due to continued advertising efforts and advertising agency expenses to develop Community's new image campaign.

       Loan collection and foreclosed real estate expenses increased $30,597 or 376.95% to $38,714 for the second quarter of 2000 versus $8,117 for the second quarter of 1999. For the first six months in 2000, loan collection and foreclosed real estate expenses increased $52,759 or 347.67% to $67,934 from $15,175 for the same period in 1999. Increases in loan collections and foreclosed real estate expenses were primarily due to increased efforts in the collection and work-out of non-performing assets.

         Professional fees increased $68,483 or 798.45% to $77,060 for the second quarter of 2000 versus $8,577 for the second quarter of 1999. For the first six months of 2000, professional fees were $118,505 versus $23,827 for the same period in 1999, an increase of $94,678 or 397.36%. Professional fees for the second quarter and first six months of 2000 were higher than the same periods the previous year due primarily to additional internal audits performed by an outside firm, CEO search fees, fees related to the collection and work-out of non-performing assets and fees incurred to initiate profitability studies.

         Stationery and supplies expense decreased $10,104 or 45.38% to $12,160 for the second quarter of 2000 versus $22,264 for the second quarter of 1999. For the first six months of 2000, stationery and supplies expense was $22,384 versus $49,294 for the same period in 1999, a decrease of $26,910 or 54.59%. The decrease in the stationery and supplies expense is primarily a result of the creation of supply inventory and purchasing software for managing Bernville Bank's purchasing function.

         Other operating expenses decreased from $184,127 for the second quarter of 1999 to $169,144 for the same period in 2000, a decrease of $14,983 or 8.14%. For the first six months of 2000, other operating expenses decreased $26,943 or 7.62% to $326,416 from $353,359 for the same period in 1999. Other operating expenses included in this category that experienced decreases for the current period include telephone, postage, travel, and employee programs due to increased efforts to control expenses.


         INCOME TAXES

         Income tax benefit was $48,863 for the second quarter 2000 and $14,161 for the first six months of 2000. The tax benefit was primarily a result of income on tax-exempt securities and loans outpacing taxable income, primarily due to the effect of non-performing assets on interest and fees on the loans receivable.


         YEAR 2000

         The transition to year 2000 went smoothly with no major problems being discovered. Cash levels that were increased to accommodate year-end liquidity needs were reduced to normal levels during the first quarter 2000.


         REGULATORY AGREEMENT

       On January 24, 2000, Bernville Bank entered into a Memorandum of Understanding ("MOU") with the Office of the Comptroller of the Currency ("OCC"), whereby Bernville Bank has agreed to take certain actions in response to concerns raised by the OCC. The MOU is not a formal supervisory action by the OCC. The actions that Bernville Bank agreed to take are generally in the nature of improving Bernville Bank's internal procedures and policies. Bernville Bank believes that it is materially in compliance with the implementation of steps necessary to comply with its obligations under the MOU.


FINANCIAL CONDITION

         SECURITIES

         Securities decreased to $13,290,613 at June 30, 2000, from $13,383,658 at December 31, 1999. The decrease of $93,045 or 0.70% is primarily due to a maturing $85,000 municipal security.

         LOANS

         Loans receivable, net of the allowance for loan losses of $1,115,181 at June 30, 2000 and $1,211,628 at December 31, 1999 decreased to $82,793,524 at
June 30, 2000 from $85,668,141 at December 31, 1999. The decrease of $2,874,617 or 3.36% was primarily due to decreases in the mortgage and commercial loan portfolios and normal loan pay-downs.


         LOAN AND ASSET QUALITY

         Total non-performing loans (comprised of non-accruing loans and loans past due for more than 90 days and still accruing) as a percentage of average loans outstanding as of June 30, 2000 was 3.10%, compared with 3.59% at December 31, 1999. Total non-performing loans decreased to $2,673,000 at June 30, 2000, from $3,040,000 at December 31, 1999. The decrease in total non-performing loans of $367,000 is primarily attributable to a combination of non-performing loans paid off and additional loans classified as non-performing.

         Bernville Bank had other real estate owned (OREO) consisting of three properties in the amount of $318,203 at June 30, 2000 and one property in the amount of $47,600 at December 31, 1999.

         The following schedule displays detailed information about Bernville Bank's non-performing assets and the allowance for loan losses for the periods ended June 30, 2000, December 31, 1999 and June 30, 1999.

                                              June 30, 2000       December 31, 1999    June 30, 1999
                                                                  (In thousands)
Average loans outstanding                        $86,195             $84,758             $83,407
                                             =====================================================

Allowance for loan losses                        $ 1,115             $ 1,212             $   853
                                             =====================================================

Non-performing loans:
   Non-accruing loans                            $ 2,666             $ 2,456             $     0
   Accruing loans past due
     90 days or more                                   7                 584                  90
                                             -----------------------------------------------------

         Total non-performing loans                2,673               3,040                  90

Other real estate                                    318                  48                 139
                                             -----------------------------------------------------

         Total non-performing assets             $ 2,991             $ 3,088             $   229
                                             =====================================================

Non-performing loans to average
   loans outstanding                                3.10%               3.59%               0.11%

Non-performing assets to total assets               2.84%               2.82%               0.21%

Allowance for loan losses to total
   non-performing loans                            41.72%              39.87%             947.78%

Allowance for loan losses to
  average loans outstanding                         1.29%               1.43%               1.02%

         POTENTIAL PROBLEM LOANS

         At June 30, 2000, Bernville Bank has $1,009,971 in commercial loans for which the payments are presently current, but the borrowers are experiencing financial difficulties. These loans are subject to constant management attention and their classification is reviewed quarterly.


         DEPOSITS

         Total deposits at June 30, 2000 were $91,363,524, an increase of $767,323 or 0.85% over total deposits of $90,596,201 at December 31, 1999. All deposit categories except non-interest bearing demand accounts, money market deposit accounts, and individual retirement accounts increased from December 31, 1999 to June 30, 2000, with the most significant increases in time deposits greater than $100,000. Time deposits greater than $100,000 increased $5,049,810 or 93.18% since December 31, 1999. Interest checking deposits increased $625,763 or 13.97% in the same period. Savings accounts increased $126,470 or 1.38% since December 31, 1999. The increase in deposits was primarily a result of competitive pricing and was primarily used to pay down Bernville Bank's overnight FHLB borrowings.


         OTHER BORROWED FUNDS AND LONG-TERM DEBT

         Other borrowed funds including securities sold under agreements to repurchase and long-term debt decreased $4,918,045 from $11,132,129 at December 31, 1999 to $6,214,084 at June 30, 2000. The decrease was primarily a result of the increase in deposits of $767,323, a decrease in cash and cash equivalents of $1,329,347 and a decrease in net loans of $2,874,617. Cash and cash equivalents levels were reduced from higher levels as higher liquidity was anticipated during the century date rollover. The need for higher liquidity for Year 2000 concerns did not materialize and cash and cash equivalent levels were decreased to normal levels.

         STOCKHOLDERS' EQUITY AND CAPITAL RATIOS

         Total stockholders' equity at June 30, 2000 was $7,207,017 compared to $7,241,902 at December 31, 1999. In the third quarter of 1999, Community implemented a dividend reinvestment program that resulted in additional capital during the first six months of 2000 of $16,944. As mentioned previously, this Plan was terminated in July 2000. The retained net earnings of Community of $42,348 was enhanced by unrealized gains on securities available for sale of $3,692. A comparison of Bernville Bank's capital ratios is as follows:

                                      June 30, 2000         December 31, 1999

Tier 1 Capital                                6.76%                 6.54%
   (to average assets)

Tier 1 Capital                                9.55%                 8.97%
   (to risk-weighted assets)

Total Capital                                10.80%                10.22%
   (to risk-weighted assets)

         The minimum capital requirements imposed by federal regulatory authorities for Leverage, Tier 1 and Total Capital are 4%, 4% and 8%, respectively. The consolidated capital ratios are not materially different from Bernville Bank's capital ratios. At June 30, 2000 and December 31, 1999, Community and Bernville Bank exceeded the minimum capital ratio requirements and are considered "well capitalized".


INTEREST RATE SENSITIVITY

         The operations of Bernville Bank are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of Bernville Bank's interest earning assets and the amount of interest bearing liabilities that are prepaid/withdrawn, mature or re-price in specified periods.

         The principal objective of Bernville Bank's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of Bernville Bank. Bernville Bank utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities re-pricing than assets, the balance sheet is liability sensitive or negatively gapped. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates.

         Another method used by management to review its interest sensitivity position is through "simulation". In simulation, Bernville Bank projects the future net interest streams in light of the current gap position. Various interest rate scenarios are used to measure levels of interest income associated with potential changes in Bernville Bank's operating environment. Management cannot measure levels of interest income associated with potential changes in Bernville Bank's operating environment. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

         The operations of Bernville Bank do not subject it to foreign currency exchange or commodity price risk. Also, Bernville Bank does not utilize interest rate swaps, caps or other hedging transactions.

         Bernville Bank's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. Bernville Bank has implemented several strategies to manage interest rate risk which include selling most newly originated residential mortgages, increasing the volume of variable rate commercial loans and maintaining a short maturity in the investment portfolio.

LIQUIDITY

         Liquidity management involves meeting the funds flow requirements of customers who may either be depositors wanting to withdraw funds, or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquid assets consist of vault cash, securities and maturities of earning assets.

         Bernville Bank's principal source of asset liquidity is the securities portfolio. The carrying value of securities maturing in less than one year equals $4,700,000. Another source of funds is maturities in the loan portfolio.

         Bernville Bank also has sources of liability liquidity which include core deposits and borrowing capacity at the Federal Home Loan Bank. The short-term borrowing capacity from FHLB was in excess of $29 million at June 30, 2000.

         Management believes that Bernville Bank's liquidity is sufficient to meet its anticipated needs.


FUTURE OUTLOOK

         Bernville Bank announced the resignation of Arlan J. Werst, effective March 23, 2000. Karl D. Gerhart and Walter J. Potteiger were then designated as the transition team to manage the day to day affairs of the bank. On April 13, 2000, Karl D. Gerhart was appointed acting President and CEO.

       A cash dividend of seven cents per share was declared to shareholders of record on August 4, 2000, payable on August 17, 2000. Effective July 24, 2000, Community's Dividend Reinvestment Plan was suspended with the execution of a definitive agreement for National Penn to acquire Community.

         The basic terms of the definitive agreement call for the tax-free exchange of .9 share of National Penn common stock for each share of Community common stock. Based on National Penn's July 21, 2000 closing price of $21.88 per share, the value per share of Community would be $19.69. This price equates to
56.25 times Community's estimated trailing twelve months earnings, and a multiple of 1.89 times Community's book value as of March 31, 2000. The transaction is expected to be consummated in the first quarter of 2001.

         As of July 24, 2000, Community had 700,327 shares of common stock outstanding and options for approximately 22,600 additional shares.

         Upon completion of the merger of Community into National Penn, National Penn intends to merge Bernville Bank into National Penn Bank as part of its Berks County Division.

         One member of the Community Board will be mutually selected to become a director of National Penn and that person and another mutually selected person will become directors of National Penn Bank. All current members of the Community Board will become members of National Penn Bank's Berks County Division Board.

         National Penn will have assets of $2.6 billion following the acquisition, which is subject to regulatory approval, as well as approval of shareholders of Community. National Penn anticipates that the transaction will close in the first quarter of 2001 and will be accounted for as a pooling of interests.

         National Penn currently operates 56 banking offices in southeastern Pennsylvania through National Penn Bank and its divisions, Chestnut Hill National Bank, 1st Main Line Bank, National Asian Bank, and Elverson National Bank, and three banking offices in the North Jersey - New York City marketplace through Panasia Bank. Trust and investment management services are provided through Investors Trust company; brokerage services are provided through Penn Securities, Inc.; and mortgage banking activities are provided through Penn 1st Financial Services, Inc.

         National Penn common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's website at http://www.natpennbank.com.

                 DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES

         The authorized capital stock of National Penn consists of 62,500,000 shares of common stock, no par value, and 1,000,000 shares of authorized preferred stock.


         As of the date of this proxy statement/prospectus, there are 17,714,236 shares of National Penn common stock issued and outstanding, 129,236 shares held by National Penn as treasury stock, and no shares of National Penn preferred stock issued or outstanding. There are no other shares of capital stock of National Penn authorized, issued or outstanding.


         National Penn has no options, warrants or other rights authorized, issued or outstanding other than as described herein under "Shareholder Rights Plan" and options and rights granted under National Penn's various stock compensation and dividend reinvestment plans.

COMMON STOCK

         DIVIDENDS

         The holders of National Penn common stock share ratably in dividends when and if declared by National Penn's board of directors from legally available funds. Declaration and payment of cash dividends by National Penn depends upon cash dividend payments to it by National Penn Bank and National Penn's other subsidiaries, which are National Penn's primary source of revenue and cash flow. National Penn is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

         For legal limitations on the ability of National Penn Bank to pay cash dividends to National Penn, see "Certain Regulatory Considerations--Payment of Dividends" at page 70.

         VOTING RIGHTS

         Prior to the issuance of any National Penn preferred stock with voting rights (see "Preferred Stock" below), the holders of shares of National Penn common stock have exclusive voting rights. Each holder of shares of National Penn common stock has one vote for each share held. National Penn shareholders cannot cumulate votes in the election of directors.

         National Penn common stock currently trades on the National Market tier of the Nasdaq Stock Market. Under Nasdaq's National Market rules, approval of National Penn's shareholders is required for the issuance of shares of National Penn common stock or securities convertible into National Penn common stock if the issuance of such securities:

           * Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

           * Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of National Penn has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding National Penn common stock or voting power of 5% or more;

           * Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of National Penn common stock, or have 20% or more of the voting power, outstanding before issuance; or

           *      Would result in a change in control of National Penn.

         Under Nasdaq's National Market rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

         PRE-EMPTIVE RIGHTS, REDEMPTION

         Holders of National Penn common stock do not have pre- emptive rights to acquire any additional shares of National Penn common stock. National Penn common stock is not subject to redemption.

         LIQUIDATION RIGHTS

         In the event of National Penn's liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.


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PREFERRED STOCK

         National Penn's board of directors is authorized to issue shares of National Penn preferred stock, without shareholder approval. National Penn's board will determine the rights, qualifications, limitations and restrictions of each series of National Penn preferred stock at the time of issuance, including without limitation rights as to dividends, voting and convertibility into shares of National Penn common stock. Shares of National Penn preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the National Penn common stock, and may be convertible into National Penn common stock.

SHAREHOLDER RIGHTS PLAN

         National Penn maintains a Shareholder Rights Plan designed to protect shareholders from attempts to acquire control of National Penn at an inadequate price. Under the Shareholder Rights Plan, each outstanding share of National Penn common stock has attached to it one right to purchase one one-hundredth of a share of Series A junior participating preferred stock at an exercise price of $27.51. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

         The National Penn rights become exercisable to purchase shares of the Series A preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of National Penn stock with 19.9% or more of total voting power. The National Penn rights also become exercisable if a person or group who has become a beneficial owner of shares of National Penn common stock equal to 4.9% of the total shares outstanding or with 4.9% of total voting power is declared by National Penn's board of directors to be an "adverse person," as defined in the Shareholder Rights Plan.

         After the National Penn rights become exercisable, under certain circumstances, the National Penn rights (other than any rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either shares of National Penn common stock or of the common stock of the potential acquiror, instead of the Series A preferred stock, at a substantially reduced price.

         National Penn is generally entitled to redeem the National Penn rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the National Penn rights have become non-redeemable, National Penn's board can

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extend the redemption period. The National Penn rights are not redeemable following an "adverse person" determination.

ANTI-TAKEOVER CHARTER AND LAW PROVISIONS

         National Penn's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions:

           * Empower National Penn's board of directors, without shareholder approval, to issue shares of National Penn preferred stock the terms of which, including voting power, are set by National Penn's board;

           * Divide National Penn's board of directors into three classes serving staggered three-year terms;

           * Restrict the ability of shareholders to remove directors;

           * Require that shares with at least 80% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of National Penn's total voting power, if the transaction is not approved, in advance, by National Penn's board of directors;

           *      Prohibit shareholders' actions without a meeting;

           * Require that shares with at least 80%, 67%, or a majority, of total voting power approve the repeal or amendment of certain provisions of National Penn's articles of incorporation;

           * Eliminate cumulative voting in the election of directors; and

           * Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

         The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to National Penn which may have the effect of deterring or discouraging an attempt to take control of National Penn. These provisions, among other things:

           * Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or



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                  group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation [Section 25E of the Business Corporation Law];

           * Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power [Section 25F of the Business Corporation Law];

           * Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights [Section 25G of the Business Corporation Law];

           * Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Section 25H of the Business Corporation Law];

           * Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

           * Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

           * Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

           * Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation;


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

           * Provides that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

         The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

           * Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

           * Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

           * Act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

















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                       COMPARISON OF SHAREHOLDERS' RIGHTS

         Upon completion of the merger, shareholders of Community will become shareholders of National Penn. Accordingly, their rights as shareholders will be governed by National Penn's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between Community's and National Penn's articles of incorporation and bylaws.

         The following is a summary of material differences in the rights of Community shareholders and National Penn shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the respective articles of incorporation and bylaws of Community and National Penn.

DIRECTORS

         NOMINATION

                  Community

         Community's bylaws require that nominations for directors to be elected at an annual meeting of shareholders be submitted to the secretary of the corporation in writing not later than the close of business on the 20th day preceding the date of the meeting. At any time prior to the election, Community's board of directors may designate a substitute nominee to replace any bona fide nominee who was nominated and for any reason becomes unavailable for election as a director.

                  National Penn

          National Penn's bylaws permit nominations for election to National Penn's board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.

         Nominations for director made by shareholders must be made, in writing, delivered or mailed to National Penn not less than 14 days prior to the date of a shareholders' meeting, unless less than 21 days notice of the meeting is given to shareholders, in which case such nominations must be submitted within seven days following the mailing of the notice of the meeting to shareholders. Any such notice of nomination must contain the same information, to the extent known to the notifying shareholder, as that required to be stated by National Penn in its proxy statement with respect to nominees of the board of directors. Any nominations made by shareholders that are not made in the foregoing manner or any votes cast at a meeting of

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

National Penn shareholders for any candidate not duly nominated may be disregarded by the chairman of the meeting.

         ELECTION

                  Community

         Community's bylaws provide for a board of directors consisting of three classes of directors as nearly equal in number as possible. Approximately one-third of the directors are elected annually for three-year terms.

                  National Penn

         National Penn's articles of incorporation provide that its board of directors shall be comprised of not less than eight nor more than 15 directors, the number of which may be determined from time to time by the board of directors. Presently, the board of directors has ten members. National Penn's board of directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

         QUALIFICATION

                  Community

         Community's bylaws provide that every director must be a shareholder of Community. Additionally, no person who has reached age 70 (or 65 in the case of a present or former officer) on or prior to the date of the election is eligible to be elected as a director. Any director who reaches age 70 (or 65 in the case of a present or former officer) must cease to be a director at the next annual shareholders meeting whether or not his or her term is set to expire.

                  National Penn

         National Penn's bylaws provide that no person who has reached age 60 and is not then a director of National Penn is qualified for nomination or election to National Penn's board of directors. National Penn's bylaws also provide that no person who has reached age 72 is qualified for nomination or election to National Penn's board of directors.

         REMOVAL

                  Community

         Community's articles of incorporation provide that a director, any class of the board of directors, or the entire board may be removed from office only for "cause", and not


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without cause, and only with the vote of the holders of at least 75%, or such higher percentage as may be required by law, of the outstanding shares of capital stock of Community then eligible to vote. "Cause" is defined to mean only (1) conviction of the director of a felony, (2) declaration by order of court that the director is of unsound mind, or (3) gross abuse of trust.

         Under this provision, no director may be removed by shareholders without cause, even if a majority, super-majority or all of the outstanding stock of Community then entitled to vote were voted in favor of such removal, and a director can be removed for cause only if 75% of the stock is voted in favor of such removal and one of the conditions of "cause" is met.

                  National Penn

         National Penn's articles of incorporation provide that any director or the entire board of directors may be removed from office at any time, with or without "cause", but only by the affirmative vote of the holders of two-thirds of the outstanding shares of National Penn common stock at a meeting of shareholders called for that purpose.

         VACANCIES

                  Community

         Under Community's bylaws, vacancies in Community's board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board, even less than a quorum. Any director elected to fill a board vacancy becomes a member of the same class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, a majority of the members of the board designates the directorship as belonging to any one of the three classes so as to maintain the three classes of directors as nearly equal as possible. Each director so appointed holds office until a successor is elected by the shareholders, who may make such election at the next annual meeting of shareholders or at any special meeting of shareholders called for such purpose.

                  National Penn

         National Penn's bylaws provide that vacancies on National Penn's board of directors, for whatever reason, including vacancies resulting from death, resignation, retirement, disqualification, or an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum. Any director elected by National Penn's board of directors to fill a vacancy will have a term of office ending at the annual meeting of shareholders at which the term of the class to which he has been elected ends.




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

SHAREHOLDER MEETINGS

         CALL

                  Community

         Special meetings of Community's shareholders may be called at any time by Community's board of directors, chief executive officer, chairman of the board, president, or shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast at the particular meeting.

                  National Penn

         Special meetings of National Penn shareholders may be called at any time by National Penn's board of directors or chief executive officer or by any other person authorized by statute. National Penn shareholders are not entitled to call a special meeting of shareholders.

         NOTICE

                  Community

         Written notice of every meeting of Community shareholders must be given by, or at the direction of, the secretary or other authorized person of Community to each shareholder of record entitled to vote at the meeting at least 10 days prior to the date named for a meeting considering a fundamental change or five days prior to the day named for a meeting in any other case.

                  National Penn

         National Penn's bylaws provide that written notice of the date, place and time of all meetings of shareholders, and of the general nature of the business to be transacted at special meetings, shall be mailed to each shareholder of record entitled to vote at the meeting at least 10 days in advance of the meeting date, unless a greater period of notice is required by law in a particular case.

REQUIRED SHAREHOLDER VOTE

         GENERAL

                  Community

         Subject to the rights, if any, of holders of any shares of preferred stock then outstanding, all Community voting rights are vested in the holders of shares of its common stock. Holders of Community common stock are entitled to one vote for each share held, except that Community's articles of incorporation prohibit

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

any person or group from casting more than 10% of the total votes which shareholders are entitled to cast unless authorized to do so by Community's board of directors. See --"Anti-Takeover Provisions" below. Assuming no preferred stock is issued, for general corporate action of the shareholders of Community, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval. Abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law.

                  National Penn

         Subject to the voting rights of any series of National Penn preferred stock then outstanding, if any (see "Description of National Penn Capital Securities--Preferred Stock"), the holders of National Penn common stock possess exclusive voting rights. Each holder of National Penn common stock is entitled to one vote for each share held of record. Assuming no preferred stock is issued, for general corporate action of the shareholders of National Penn, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval. Abstentions with respect to any matter are not considered votes "cast" under Pennsylvania law.

         FUNDAMENTAL CHANGES

                  Community

         Under Pennsylvania law, a plan of merger, consolidation, share exchange or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Community other than in the usual and regular course of business) or similar transaction, must be approved by the affirmative vote of Community's board of directors and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast.

                  National Penn

         National Penn's articles of incorporation require that a plan of merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn other than in the usual and regular course of business) or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except as follows.

         National Penn's articles of incorporation require the affirmative vote of shareholders with at least 80% of National Penn's total voting power to approve any merger, consolidation,

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

share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn) or similar transaction involving a shareholder holding 5% or more of National Penn's voting power, unless the transaction has been approved in advance by a majority of National Penn's directors who are not affiliated with the 5% or more shareholder.

         AMENDMENT OF ARTICLES OF INCORPORATION

                  Community

         Community's articles of incorporation provide that the affirmative vote of at least 75% of the outstanding shares of common stock of Community is required to adopt any shareholder proposal to amend Community's articles of incorporation which has not been previously approved by Community's board of directors.

                  National Penn

         National Penn's articles of incorporation contain two provisions that require a super-majority vote of shareholders to amend, repeal, or adopt any provision inconsistent, with particular sections of such articles:

           * Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to the classification of directors, the filling of board vacancies, or the removal of directors, requires the affirmative vote of shareholders holding at least two-thirds of the votes which all shareholders then hold for an election of directors.

           * Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to a merger, consolidation or similar transaction with a 5% or more shareholder of National Penn requires the affirmative vote of shareholders holding at least 80% of the votes which all shareholders then hold.

         AMENDMENT OF BYLAWS

                  Community

         Community's articles of incorporation provide that the affirmative vote of at least 75% of the outstanding shares of common stock of Community is required for the adoption of any shareholder proposal to amend Community's bylaws which has not been previously approved by Community's board of directors.


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

                  National Penn

         The authority to amend or repeal National Penn's bylaws is vested in National Penn's board of directors, subject to the power of National Penn's shareholders to change such action by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon with the following exception. Any amendment to the limitation of directors' liability and indemnification provisions of the bylaws requires the affirmative vote of 80% of the members of National Penn's entire board of directors or of shareholders holding at least 80% of the votes that all shareholders then hold.

SHAREHOLDER RIGHTS PLAN

                  Community

         Community does not have a shareholder rights plan.

                  National Penn

         National Penn maintains a shareholder rights plan under which holders of National Penn common stock are entitled, under certain circumstances generally involving an accumulation of shares of National Penn common stock, to purchase shares of National Penn common stock or common stock of the potential acquiror at a substantially reduced price. See "Description of National Penn Capital Securities--Shareholder Rights Plan" at page 112.

ANTI-TAKEOVER PROVISIONS

                  Community

                           *  Evaluation of Takeover Offers

         Consistent with Pennsylvania law, Community's articles of incorporation provide that, in evaluating a takeover offer, Community's board of directors may consider all relevant factors, including:

           * The impact of the acquisition on employees, depositors and customers of Community and its subsidiaries and on the communities which Community and its subsidiaries serve;

           * The reputation and business practices of the offeror and its management and affiliates;

           * The value of any securities offered in exchange for Community's stock; and


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



           * Any anti-trust or other legal and regulatory issues that are raised by the offer.

         Under Community's articles of incorporation, the board is also permitted to consider any other factors it deems relevant, including the long-term and short-term interests of Community and its shareholders, whether or not such other factors are monetary or non-monetary or are shareholder or non-shareholder considerations.

         If Community's board determines that an offer should be rejected, the articles of incorporation provide that the board is authorized to take any lawful action to accomplish its purpose including without limitation any or all of the following:

           *      Advising shareholders not to accept the offer;

           *      Litigation against the offeror;

           * Filing complaints with all governmental and regulatory authorities;

           *      Acquiring Community's securities;

           * Selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

           * Acquiring a company to create an anti-trust or other regulatory problem for the offeror;
                  and

           * Obtaining a more favorable offer from another individual or entity;

         Community's articles of incorporation also eliminate any duty of the directors to auction Community or any subsidiary in the event of a proposed sale or merger of Community or any subsidiary and permit the board to negotiate with only one acquiror.

                           *  10% Voting Limitation

         The articles of incorporation of Community provide that no "person" shall have the right to cast more than 10% of the total votes entitled to be cast by all holders of Community's voting securities at any meeting without the approval of Community's board of directors and subject to such conditions as the board may impose.

         Because this provision has not, to the board's knowledge, ever been violated, the board has not had to consider the

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



adoption of any such conditions. The term "person" includes individuals, partnerships, corporations, groups or other entities and also includes "shareholder groups." When two or more persons act together as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding, disposing of or voting shares of stock, or are deemed a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 and the regulations thereunder, they will be deemed a "shareholder group" under the articles of incorporation and treated as a single person.

         The board's determination of the existence of a shareholder group and of the number of votes any person or each member of a shareholder group is entitled to cast is final and conclusive absent clear and convincing evidence of bad faith.

         The term "person" does not, however, include Community or Bernville Bank when either holds voting securities for itself or as a fiduciary for its customers or as a trustee pursuant to one or more employee benefit plans sponsored by Community or Bernville Bank.

         The 10% voting limitation in the articles of incorporation does not apply to the casting of votes by a person as a proxy holder for other shareholders pursuant to proxies that were revocable and secured from shareholders who are not part of a shareholder group which includes the person voting such proxies.

                           *  10% Ownership Limitation

         Community's articles of incorporation also provide that no "person" (as such term is defined in the preceding subsection) may have "holdings" that exceed 10% of Community's voting securities except as authorized by, and subject to such conditions as may be imposed by, Community's board of directors.

         Because this provision has not, to the board's knowledge, ever been violated, the board has not had to adopt any such conditions. The term "holdings" means the voting securities (a) which the person owns of record, (b) as to which the person has direct or indirect beneficial ownership (as such term is used in Section 13(d)), and (c) owned of record or beneficially by members of a "shareholder group" (as such term is defined in the preceding paragraph) which includes such person.

         Community's board may terminate the voting rights of any person who acquires holdings that cause a violation of this provision of the articles for so long as such violation continues, commence litigation to require divestiture of the holdings in excess of the 10% limit, or take such other action as it deems appropriate, including seeking injunctive relief or purchasing such excess shares as described below.

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         The board's determination with respect to the existence of a violation of this provision will be conclusive in the absence of clear and convincing evidence of bad faith.

                           *  Sanctions for Violations of 10% Limitations

         Shares of Community acquired in violation of either the voting or holdings limitations, as described in the preceding two subsections, may, among other things, not be voted by the holder thereof or, if any votes are cast in violation of these provisions, such votes will not be counted.

         In addition, the articles of incorporation provide a mechanism by which shares held in violation of the voting or holdings limitations would be purchased by Community or its designee and which would create a potential economic loss to the violator of such provisions.

         Specifically, the articles of incorporation grant Community or its designee an option to purchase all or any part of a person's holdings that exceed 10% of Community's issued and outstanding voting securities. If the person is a shareholder group, Community need not exercise its purchase option proportionately with respect to the individual members of the group, but may exercise such option as to any one or more or all of such individual members. Community's board is authorized to exercise this option by adopting a resolution to such effect.

         The purchase price for the voting securities is intended to equal the average market price for such voting securities during the period beginning 65 trading days prior to the date on which the resolution was adopted and ending five trading days prior to the date of adoption of the resolution. However, with respect to voting securities which are to be purchased and either:

         (1) the resolution is adopted within one year after the voting securities were acquired by the shareholder; or

         (2) the resolution is adopted within one year after the earlier of (a) the date of public disclosure of such person's acquisition of such voting securities, or (b) the date on which the directors were first notified in writing of such person's acquisition of such voting securities;

the purchase price cannot exceed the direct cost to acquire such securities (excluding legal, accounting, brokerage, investment advisory, interest, points or other carrying charges or indirect costs) incurred by the person from whom such securities are purchased. The purpose of this provision is to prevent a person who violates the voting or holdings limitations from making a profit on voting securities held less than one year or for which ownership was first disclosed, either publicly or to Community's board, within one year before Community's adoption of the resolution (even though the securities were owned for more than one year).

         The purchase price will be computed by an independent public accounting firm selected by the board of directors and such firm's computation will be conclusive in the absence of clear and convincing evidence of bad faith.



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

                           *  Other

         The Pennsylvania Business Corporation Law includes various provisions that are applicable to a corporation, like Community, which has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law. Community's articles of incorporation provide that Subchapters 25E, 25G, 25H, 25I and 25J of the Pennsylvania Business Corporation Law do not apply to Community.

         Subchapter 25F, which applies to Community, relates to business combinations, and delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

         Community's board of directors has the discretion to waive certain of the anti-takeover provisions in the articles of incorporation and the Pennsylvania Business Corporation Law to facilitate the acceptance of an offer which it determines to be favorable. Accordingly, the ability of the board to waive provisions may, in effect, give the board a veto with respect to certain types of offers for control of Community.

                  National Penn

                           *  Evaluation of Takeover Offers

         Unlike Community, National Penn's articles of incorporation do not contain any provisions specifically dealing with the evaluation of takeover offers. Under Pennsylvania law, National Penn's board may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation. See "Description of National Penn Capital Securities--Anti-Takeover Charter and Law Provisions" at page 113.

                           *  10% Voting or Ownership Limitation

         Unlike Community, National Penn's articles of incorporation do not contain any provisions that limit the voting or ownership of National Penn's common stock. Like Community, because National Penn is a bank holding company, certain acquisitions of voting power or ownership of National Penn's common stock are subject to various regulatory approvals.

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


                           *  Other

         Like Community, National Penn is subject to those provisions of the Pennsylvania Business Corporation Law that are applicable to a corporation which has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law. Unlike Community, National Penn has not opted out of any of these provisions. All of these provisions apply to National Penn. See "Description of National Penn Capital Securities--Anti-Takeover Charter and Law Provisions" at page 113.

DISSENTERS RIGHTS

                  Community

         Because Community's shares are listed on the American Stock Exchange, which is a national securities exchange, Community's shareholders do not have dissenters rights under the Pennsylvania Business Corporation Law. Further, Community's articles of incorporation and bylaws do not grant dissenters rights to Community's shareholders.

                  National Penn

         Because National Penn's shares are listed on the Nasdaq Stock Market, which is not a national securities exchange, National Penn's shareholders will generally have dissenters rights under the Pennsylvania Business Corporation Law, unless there are more than 2,000 shareholders of record of National Penn common stock at the time in question. As of the date of this proxy statement/prospectus, National Penn has approximately 3,100 shareholders of record.

         Further, National Penn's articles of incorporation and bylaws do not grant dissenters rights to National Penn's shareholders.

                                     EXPERTS

         The consolidated financial statements of National Penn as of December 31, 1999, and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, and incorporated by reference herein in reliance upon the report of Grant Thornton given upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Community as of December 31, 1999 and 1998, and for each of the years then ended, included in this proxy statement/prospectus, have been included herein in reliance on the report of Beard & Company, Inc., independent certified public accountants, included herein, given upon the authority of said firm as experts in auditing and accounting.

         Representatives of Beard & Company, Inc. are expected to be present at the special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                  LEGAL MATTERS

         The validity of the National Penn common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for National Penn by the law firm of Ellsworth, Carlton & Waldman, P.C., Wyomissing, Pennsylvania. As of the date of this proxy statement/prospectus, attorneys in the law firm of Ellsworth, Carlton & Waldman, P.C. own, directly or indirectly, a total of 6,400 shares of National Penn common stock.

         Certain legal matters relating to the merger are being passed upon for Community by the law firm of Rhoads & Sinon LLP, Harrisburg, Pennsylvania.

                                 OTHER BUSINESS

         As of the date of this proxy statement/prospectus, Community's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

                              SHAREHOLDER PROPOSALS

         Community's 2001 annual meeting of shareholders is currently scheduled to be held on or about April 26, 2001, subject to the earlier completion of the merger. The 2001 annual meeting of shareholders may be postponed beyond such date, in accordance with Community's articles of incorporation and bylaws, if the effective date of the merger is expected to occur close to April 26, 2001.

         If Community's 2001 annual meeting of shareholders is held, any Community shareholder who desires to submit a proposal to be considered for inclusion in Community's proxy materials relating to the annual meeting must submit such proposal to Community, in writing, addressed to Community Independent Bank, Inc., 201 North Main Street, Bernville, PA 19506, Attention:
Linda L. Strohmenger, Secretary, on or before November 17, 2000. If Community receives notice of any shareholder proposal after February 5, 2001, the persons named as proxies for the 2001 annual meeting of shareholders, assuming it is held, will have discretionary voting authority to vote on such proposal at the meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         National Penn and Community each file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as National Penn and Community, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         In addition, you can read and copy this information at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about National Penn at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         National Penn maintains an Internet site that contains information about National Penn and its subsidiaries. Its address is http://www.natpennbank.com.

         National Penn filed a registration statement with the SEC under the Securities Act of 1933, relating to the National Penn common stock offered to the Community shareholders in connection with the merger. The registration statement contains additional information about National Penn and the National Penn common stock. The SEC allows a registrant such as National Penn to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the SEC's public reference facilities described above.

         This proxy statement/prospectus incorporates by reference important business and financial information about National Penn that is not included in or delivered with this proxy statement/prospectus. The following documents filed with the SEC by National Penn are incorporated by reference in this proxy statement/prospectus (SEC File No. 000-10957):

           * National Penn's Annual Report on Form 10-K for the year ended December 31, 1999.

           * National Penn's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

           * National Penn's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000.

           *      National Penn's Current Report on Form 8-K dated July 11,
                  2000.


           *      National Penn's Current Report on Form 8-K dated September 27,
                  2000.


           * The description of National Penn common stock contained in National Penn's registration statement on Form 8-A dated February 24, 1983, and any amendment or report filed for the purpose of updating such description.

           * The description of National Penn's Shareholder Rights Plan contained in National Penn's registration statement on Form 8-A dated September 11, 1989, as amended by Amendment No. 1 dated August 21, 1999.

         National Penn also incorporates by reference in this proxy statement/prospectus additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the final adjournment of the special meeting of Community shareholders.

         Any statement contained in this proxy statement/prospectus or in a document incorporated in this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document which also is incorporated by reference herein modifies or supersedes the statement.

         You may obtain copies of the information incorporated by reference in this proxy statement/prospectus upon written or oral request. Page 2 of this proxy statement/prospectus, immediately preceding the table of contents, contains information about how such requests should be made.

         All information contained or incorporated by reference in this proxy statement/prospectus about National Penn was supplied or verified by National Penn. All information contained in this proxy statement/prospectus about Community was supplied or verified by Community.

                   INDEX TO COMMUNITY INDEPENDENT BANK, INC.'S
                              FINANCIAL STATEMENTS

                                                                        Page

INDEPENDENT AUDITOR'S REPORT
         ON THE CONSOLIDATED FINANCIAL STATEMENTS                          F-2

CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated balance sheets - as of December 31,                  F-3
                  1999 and 1998
         Consolidated statements of income - for the years                 F-4
                  ended December 31, 1999 and 1998
         Consolidated statements of stockholders' equity - for             F-5
                  the years ended December 31, 1999 and 1998
         Consolidated statements of cash flows - for the years             F-6
                  ended December 31, 1999 and 1998
         Notes to consolidated financial statements                        F-7


CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         Consolidated balance sheets - as of June 30, 2000 and             F-28
                  December 31, 1999
         Consolidated statements of income - for the three and             F-29
                  six months ended June 30, 2000 and 1999
         Consolidated statements of comprehensive income - for             F-30
                  the six months ended June 30, 2000 and 1999
         Consolidated statement of stockholders' equity - for              F-31
                  the six months ended June 30, 2000
         Consolidated statements of cash flows - for the six               F-32
                  months ended June 30, 2000 and 1999
         Notes to consolidated financial statements                        F-33

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Community Independent Bank, Inc.
Bernville, Pennsylvania


              We have audited the accompanying consolidated balance sheets of Community Independent Bank, Inc. and its wholly-owned subsidiary, Bernville Bank, N.A., as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Independent Bank, Inc. and its wholly-owned subsidiary, Bernville Bank, N.A., as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                             Beard & Company, Inc.





Reading, Pennsylvania
January 21, 2000

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                 1999               1998
-----------------------------------------------------------------------------------------------------------------------------

             ASSETS
Cash and due from banks                                                               $       4,139,228   $       2,998,485
Interest bearing deposits in other banks                                                         13,238              25,707
                                                                                     ----------------------------------------
             Cash and cash equivalents                                                        4,152,466           3,024,192
Securities available for sale                                                                13,383,658          12,876,464
Mortgage loans held for sale                                                                     68,000           1,051,500
Loans receivable, net of allowance for loan losses
     1999 $ 1,211,628; 1998 $ 719,788                                                        85,668,141          79,322,201
Bank premises and equipment, net                                                              2,828,800           2,710,743
Accrued interest receivable and other assets                                                  3,434,861           2,736,735
                                                                                     ----------------------------------------

             Total assets                                                             $     109,535,926   $     101,721,835
                                                                                     ========================================

     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Deposits:
         Non-interest bearing                                                         $      10,434,304   $       9,551,421
         Interest bearing                                                                    80,161,897          75,891,372
                                                                                     ----------------------------------------

             Total deposits                                                                  90,596,201          85,442,793

     Securities sold under agreements to repurchase                                             661,092                   -
     Other borrowed funds                                                                    10,471,037           3,423,300
     Long-term debt                                                                                   -           5,000,000
     Other liabilities                                                                          565,694             496,270
                                                                                     ----------------------------------------

             Total liabilities                                                              102,294,024          94,362,363
                                                                                     ----------------------------------------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $ 5.00 per share; authorized and
         unissued 1,000,000 shares                                                                    -                   -
     Common stock, par value $ 5.00 per share; authorized
         5,000,000 shares; issued and outstanding 1999
         698,637 shares; 1998 696,774 shares                                                  3,493,185           3,483,870
     Surplus                                                                                    154,268             142,148
     Retained earnings                                                                        3,701,727           3,634,445
     Accumulated other comprehensive income (loss)                                             (107,278)             99,009
                                                                                     ----------------------------------------

             Total stockholders' equity                                                       7,241,902           7,359,472
                                                                                     ----------------------------------------

             Total liabilities and stockholders' equity                               $     109,535,926   $     101,721,835
                                                                                     ========================================


See Notes to Consolidated Financial Statements.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      1999              1998
----------------------------------------------------------------------------------------------------------------------------

Interest income:
     Loans receivable, including fees                                                   $      7,164,397   $     6,524,913
     Securities:
         Taxable                                                                                 698,606           586,566
         Tax-exempt                                                                               26,551            28,794
     Other                                                                                        63,274            50,057
                                                                                       -------------------------------------

              Total interest income                                                            7,952,828         7,190,330
                                                                                       -------------------------------------

Interest expense:
     Deposits                                                                                  3,466,401         3,140,848
     Other borrowed funds                                                                        316,028           153,841
     Long-term debt                                                                              230,904           301,000
                                                                                       -------------------------------------

              Total interest expense                                                           4,013,333         3,595,689
                                                                                       -------------------------------------

              Net interest income                                                              3,939,495         3,594,641

Provision for loan losses                                                                        610,000           240,000
                                                                                       -------------------------------------

              Net interest income after provision for loan losses                              3,329,495         3,354,641
                                                                                       -------------------------------------

Other income:
     Customer service fees                                                                       319,968           256,276
     Mortgage banking activities                                                                  56,678           131,537
     Other                                                                                       322,677           296,639
                                                                                       -------------------------------------

              Total other income                                                                 699,323           684,452
                                                                                       -------------------------------------

Other expenses:
     Salaries and employee benefits                                                            1,949,059         1,693,963
     Occupancy                                                                                   377,355           324,666
     Equipment                                                                                   358,327           307,792
     Marketing and advertising                                                                    91,389            88,769
     Loan collection and foreclosed real estate                                                   27,511            89,342
     Stationery and supplies                                                                     103,431            79,311
     Professional fees                                                                            72,266            90,258
     Other                                                                                       754,136           601,959
                                                                                       -------------------------------------

              Total other expenses                                                             3,733,474         3,276,060
                                                                                       -------------------------------------

              Income before income taxes                                                         295,344           763,033

Federal income taxes                                                                              53,811           219,280
                                                                                       -------------------------------------

              Net income                                                                $        241,533   $       543,753
                                                                                       =====================================

Basic and diluted earnings per share                                                    $          0.35    $         0.78
                                                                                       =====================================


See Notes to Consolidated Financial Statements.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 1999 and 1998
-----------------------------------------------------------------------------------------------------------------------------------


                                                Common Stock                                          Accumulated
                                       -------------------------------                                   Other
                                          Number          Par                           Retained     Comprehensive
                                        Of Shares        Value           Surplus        Earnings     Income (Loss)       Total
                                       --------------------------------------------------------------------------------------------
Balance, December 31, 1997                348,287   $    1,741,435   $   1,882,808   $   3,257,894   $      18,269   $     6,900,406
                                                                                                                    ----------------
    Comprehensive income:
       Net income                               -                -               -         543,753               -           543,753
       Net change in unrealized gain
          (loss) on securities
          available for sale,
          net of taxes                          -                -               -               -          80,740            80,740
                                                                                                                    ----------------

          Total comprehensive income                                                                                         624,493
                                                                                                                    ----------------

    Stock options exercised                   100              500           1,275               -               -             1,775
    Two-for-one stock split               348,387        1,741,935      (1,741,935)              -               -                 -
    Cash dividends ($ .24 per share)            -                -               -        (167,202)              -         (167,202)
                                       ---------------------------------------------------------------------------------------------

Balance, December 31, 1998                696,774        3,483,870         142,148       3,634,445          99,009         7,359,472
                                                                                                                    ----------------
    Comprehensive income:
       Net income                               -                -               -         241,533               -           241,533
       Net change in unrealized gain
          (loss) on securities
          available for sale,
          net of taxes                          -                -               -               -        (206,287)        (206,287)
                                                                                                                    ----------------

          Total comprehensive income                                                                                          35,246
                                                                                                                    ----------------

    Shares issued in dividend
       reinvestment plan                    1,863            9,315          12,120               -               -            21,435
    Cash dividends ($ .25 per share)            -                -               -        (174,251)              -         (174,251)
                                       ---------------------------------------------------------------------------------------------

Balance, December 31, 1999                698,637   $    3,493,185   $     154,268   $   3,701,727   $    (107,278)  $     7,241,902
                                       =============================================================================================


See Notes to Consolidated Financial Statements.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                     1999               1998
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                        $        241,533   $        543,753
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                              610,000            240,000
         Provision for depreciation                                                             305,187            264,097
         Loss on disposal of property and equipment                                              12,634                  -
         Net gains on sale of loans                                                             (56,678)          (131,537)
         Net amortization of securities premiums and discounts                                    6,538              6,073
         Amortization of mortgage servicing rights                                               32,458             20,223
         Loans originated for sale                                                           (2,960,475)        (9,560,950)
         Proceeds from sale of loans                                                          4,000,653          8,640,987
         Increase in accrued interest receivable and other assets                              (345,509)           (94,704)
         Increase in other liabilities                                                           69,424            135,565
                                                                                      --------------------------------------

              Net cash provided by operating activities                                       1,915,765             63,507
                                                                                      --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities held to maturity                                          -          1,000,000
     Proceeds from maturities of securities available for sale                                3,000,000          2,135,000
     Purchase of securities available for sale                                               (3,823,327)        (5,370,591)
     Net increase in loans                                                                   (6,995,949)       (15,283,134)
     Proceeds from sale of property and equipment                                                   750                  -
     Purchases of bank premises and equipment                                                  (436,628)          (337,859)
     Proceeds from life insurance policies surrendered                                          208,242                  -
     Purchase of life insurance                                                                (450,000)          (315,000)
                                                                                      --------------------------------------

              Net cash used in investing activities                                          (8,496,912)       (18,171,584)
                                                                                      --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                                 5,153,408         14,713,725
     Net increase in other borrowed funds and securities sold under
         agreements to repurchase                                                             7,708,829          2,951,492
     Payments on  long-term debt                                                             (5,000,000)                 -
     Cash dividends                                                                            (174,251)          (167,202)
     Proceeds from shares issued in dividend reinvestment plan                                   21,435                  -
     Proceeds from common stock options exercised                                                     -              1,775
                                                                                      --------------------------------------

              Net cash provided by financing activities                                       7,709,421         17,499,790
                                                                                      --------------------------------------

              Increase (decrease) in cash and cash equivalents                                1,128,274           (608,287)

Cash and cash equivalents:
     Beginning                                                                                3,024,192          3,632,479
                                                                                      --------------------------------------

     Ending                                                                            $      4,152,466   $      3,024,192
                                                                                      ======================================

Cash payments for:
     Interest                                                                          $      4,013,816   $      3,558,642
                                                                                      ======================================

     Income taxes                                                                      $        260,963   $        250,939
                                                                                      ======================================

See Notes to Consolidated Financial Statements.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998


1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES

Nature of operations:
     The Bank operates under a national bank charter and provides full banking services. As a national bank, the Bank is subject to regulation by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The bank holding company (Parent Company) is subject to regulation of the Federal Reserve Bank. The area served by the Bank is principally Berks County, Pennsylvania.

Principles of consolidation:
     The accompanying consolidated financial statements include the accounts of Community Independent Bank, Inc. (the Corporation) and its wholly-owned subsidiary, Bernville Bank, N.A. (the Bank). All significant intercompany accounts and transactions have been eliminated.

Estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of cash flows:
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing demand deposits in other banks.

Securities:
     Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Available for sale securities are carried at fair value. Unrealized gains or losses, net of tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Mortgage loans held for sale:
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. All sales are made without recourse. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans receivable:
     Loans generally are stated at their outstanding unpaid principal balances net of an allowance for loan losses and any deferred fees or costs.
     Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the estimated life of the loan.

     A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:
     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. By the time a loan becomes probable of foreclosure, it has been charged down to fair value, less estimated costs to sell.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loan servicing:
     The cost of mortgage servicing rights is amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

Bank premises and equipment:
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line method over the estimated useful lives of the related assets.

Advertising costs:
     The Bank follows the policy of charging the costs of advertising to expense as incurred.

Income taxes:
     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Off-balance sheet financial instruments:
     In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheets when they are funded.

Earnings per share:
     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




1
--------------------------------------------------------------------------------
SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment reporting:
     The Bank acts as an independent community financial services provider, and offers traditional banking and related services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

     Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

New accounting standard:
     The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998. This Statement was subsequently amended by Statement No. 137, which delays the effective date. The Bank is required to adopt the Statement on January 1, 2001. The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Bank.


2
--------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $ 350,000 for December 31, 1999 and $ 400,000 at December 31, 1998.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




3
--------------------------------------------------------------------------------
SECURITIES

The amortized cost of available for sale securities and their approximate fair value at December 31 were as follows:

                                                                                 Gross           Gross
                                                               Amortized      Unrealized      Unrealized           Fair
                                                                 Cost            Gains          Losses            Value
                                                      ----------------------------------------------------------------------

     Available for sale securities:
          December 31, 1999:
              U.S. Treasury securities                 $       2,000,065  $      1,809   $            -   $      2,001,874
              U.S. Government agency obligations               9,512,880             -         (142,827)         9,370,053
              Obligations of states and political
                   subdivisions                                  764,934           509           (6,101)           759,342
              Corporate obligations                              396,859             -          (12,970)           383,889
              Equity securities                                  868,500             -                -            868,500
                                                      ----------------------------------------------------------------------

                                                       $      13,543,238  $      2,318   $     (161,898)  $     13,383,658
                                                      ======================================================================

          December 31, 1998:
              U.S. Treasury securities                 $       4,504,588  $     63,381   $            -   $      4,567,969
              U.S. Government agency obligations               7,019,921        80,562           (1,283)         7,099,200
              Obligations of states and political
                   subdivisions                                  454,940         7,355                -            462,295
              Equity securities                                  747,000             -                -            747,000
                                                      ----------------------------------------------------------------------

                                                       $      12,726,449  $    151,298   $       (1,283)  $     12,876,464
                                                      ======================================================================

Equity securities are principally comprised of stock in the Federal Reserve Bank and Federal Home Loan Bank.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




3
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                                         Available For Sale
                                                --------------------------------------
                                                     Amortized            Fair
                                                       Cost              Value
                                                --------------------------------------
    Due in one year or less                      $      3,584,585   $      3,583,095
    Due after one year through five years               8,780,200          8,626,534
    Due after five years through ten years                206,981            203,891
    Due after ten years                                   102,972            101,638
    Equity securities                                     868,500            868,500
                                                --------------------------------------

                                                 $     13,543,238   $     13,383,658
                                                ======================================

There were no sales of securities during the years ended December 31, 1999 and 1998.

Securities with a carrying value of $ 8,907,854 and $ 4,055,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


4
--------------------------------------------------------------------------------
LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                   December 31,
                                              1999               1998
                                      ----------------------------------------
    Commercial                         $      32,983,282   $      27,184,490
    Consumer                                   6,623,183           6,172,544
    Mortgage                                  47,644,323          47,167,224
                                      ----------------------------------------
                                              87,250,788          80,524,258
    Allowance for loan losses                 (1,211,628)           (719,788)
    Net deferred loan fees and costs            (371,019)           (482,269)
                                      ----------------------------------------

                                       $      85,668,141   $      79,322,201
                                      ========================================

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




4
--------------------------------------------------------------------------------
LOANS RECEIVABLE (CONTINUED)

The following table presents changes in the allowance for loan losses:

                                        Years Ended December 31,
                                          1999             1998
                                   -----------------------------------

    Balance, beginning              $        719,788  $     540,158
    Provision for loan losses                610,000        240,000
    Loans charged off                       (143,613)       (68,129)
    Recoveries                                25,453          7,759
                                   -----------------------------------

    Balance, ending                 $      1,211,628  $     719,788
                                   ===================================

Impaired loans, not requiring an allowance for loan losses, were $ -0- at December 31, 1999. Impaired loans requiring an allowance for loan losses were $ 2,297,000 at December 31, 1999. At December 31, 1999, the related allowance for loan losses associated with these loans was $ 353,000. For the year ended December 31, 1999, average impaired loans were $ 64,000. Interest income on impaired loans of $ -0- was recognized for cash payments received in 1999. There were no impaired loans at December 31, 1998.


5
--------------------------------------------------------------------------------
LOAN SERVICING

The Bank capitalized $ 40,009 and $ 84,962 of mortgage servicing rights for loans originated and sold in 1999 and 1998, respectively, and amortized $ 32,458 and $ 20,223 of those rights for the years ended December 31, 1999 and 1998, respectively.

The amortization of originated mortgage servicing rights is recorded as a reduction of servicing revenue in other income. Mortgage servicing rights are included in other assets.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others totaled $ 16,583,511 and $ 14,145,720 at December 31, 1999 and 1998, respectively. Servicing income, net of mortgage servicing rights amortization, for the years ended December 31, 1999 and 1998 was $ 7,762 and $ 6,992, respectively.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




6
--------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                                December 31,
                                                           1999               1998
                                                    --------------------------------------
    Land and land improvements                       $        262,562   $        262,562
    Bank buildings and leasehold improvements               2,048,387          2,047,972
    Bank furniture and equipment                            2,340,893          1,978,327
                                                    --------------------------------------
                                                            4,651,842          4,288,861
    Less accumulated depreciation                           1,823,042          1,578,118
                                                    --------------------------------------

                                                     $      2,828,800   $      2,710,743
                                                    ======================================


7
--------------------------------------------------------------------------------
DEPOSITS

The components of deposits at December 31, 1999 and 1998 are as follows:

                                                   December 31,
                                              1999               1998
                                      ----------------------------------------

    Demand, non-interest bearing       $      10,434,304   $       9,551,421
    Demand, interest bearing                  24,559,817          21,148,971
    Savings                                    9,168,362           9,621,079
    Time, $ 100,000 and over                   5,636,307           5,493,701
    Time, other                               40,797,411          39,627,621
                                      ----------------------------------------

                                       $      90,596,201   $      85,442,793
                                      ========================================

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




7
--------------------------------------------------------------------------------
DEPOSITS (CONTINUED)

At December 31, 1999, the scheduled maturities of time deposits are as follows:

    2000                       $      26,041,718
    2001                              14,723,000
    2002                               2,923,000
    2003                               1,593,000
    2004                                 772,000
    Thereafter                           381,000
                              --------------------

                               $      46,433,718
                              ====================


8
--------------------------------------------------------------------------------
OTHER BORROWED FUNDS AND LONG-TERM DEBT

Securities sold under agreements to repurchase generally mature within one day of the transaction date. Securities with a fair value of $ 1,502,000 were pledged as collateral for these agreements. The securities underlying the agreements were under the Bank's control.

The Bank maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $ 391,037 and $ 88,300 at December 31, 1999 and 1998, respectively, with interest payable at a variable rate (4.52% and 4.11% at December 31, 1999 and 1998, respectively).

The Bank has a line of credit under the "RepoPlus" Advance program with the Federal Home Loan Bank which expires April 15, 2000 for borrowings up to $ 20,000,000. Borrowings under this line of credit were $ 10,080,000 and $ 3,335,000 at December 31, 1999 and 1998, respectively.

Long-term debt at December 31, 1998 was an advance from the Federal Home Loan Bank in the amount of $ 5,000,000 that matured on October 8, 1999 with an interest rate of 6.02%.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




9
--------------------------------------------------------------------------------
REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented below. The consolidated capital ratios are not materially different from the Bank's capital ratios.

                                                                                                             To Be Well
                                                                                  For Capital             Capitalized Under
                                                                                   Adequacy               Prompt Corrective
                                                           Actual                  Purposes               Action Provisions
                                                ----------------------------------------------------------------------------------
                                                      Amount     Ratio        Amount      Ratio         Amount        Ratio
                                                ----------------------------------------------------------------------------------
As of December 31, 1999:                                                  [GREATER THAN OR EQUAL TO]   [GREATER THAN OR EQUAL TO]
    Total capital (to risk weighted assets)       $ 8,162,000    10.22%    $ 6,391,000    8.00%       $ 7,989,000    10.00%
    Tier I capital (to risk weighted assets)        7,163,000     8.97       3,195,000    4.00          4,793,000     6.00
    Tier I capital (to average assets)              7,163,000     6.54       4,379,000    4.00          5,474,000     5.00
As of December 31, 1998:
    Total capital (to risk weighted assets)       $ 7,778,000    10.93%    $ 5,695,000    8.00%       $ 7,119,000    10.00%
    Tier I capital (to risk weighted assets)        7,058,000     9.91       2,848,000    4.00          4,272,000     6.00
    Tier I capital (to average assets)              7,058,000     7.04       4,010,000    4.00          5,013,000     5.00


Banking laws and regulations limit the amount of dividends that may be paid and any dividends declared by the Bank are subject to approval by the Bank's regulatory agencies. Under current banking laws, the Bank would be limited to approximately $ 538,000 of dividends in 2000 plus an additional amount equal to the Bank's net income for 2000, up to the date of any such dividend declaration.

On June 25, 1998, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on common stock outstanding, payable on July 31, 1998 to shareholders of record on July 17, 1998. The stock split resulted in the issuance of 348,387 additional common shares. All per share data has been adjusted for the effect of the stock split.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




10
--------------------------------------------------------------------------------
STOCKHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

On June 25, 1998, the Corporation adopted a dividend reinvestment and stock purchase plan available to stockholders who elect to reinvest their cash dividends for the purchase of additional shares of the Corporation's common stock. Participants may also elect to make voluntary cash payments not to exceed $ 2,500 each quarter for the purchase of additional shares of the Corporation's common stock. The common stock was required to be purchased in the open market through May 1999. Subsequent to that date, it may be purchased in the open market or from authorized but unissued shares, substantially at prevailing market prices. The Corporation has reserved 225,000 shares of common stock for possible issuance under the plan. During 1999, 1,863 shares were issued under this plan.


11
--------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 1999 and 1998:

                                                               1999             1998
                                                       ----------------------------------
     Net income                                         $      241,533   $     543,753
                                                       ==================================

     Weighted average shares outstanding                       697,234         696,686
     Effect of dilutive securities, stock options                2,129           2,842
                                                       ----------------------------------

     Weighted average shares and assumed conversion            699,363         699,528
                                                       ==================================


12
--------------------------------------------------------------------------------
COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




12
--------------------------------------------------------------------------------
COMPREHENSIVE INCOME (CONTINUED)

The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                                               Years Ended December 31,
                                                                                                 1999           1998
                                                                                            -------------------------------
     Net unrealized holding (losses) gains on available for sale securities                  $   (309,595)  $    122,333

     Tax effect                                                                                   103,308        (41,593)
                                                                                            -------------------------------

                   Net of tax amount                                                         $   (206,287)  $     80,740
                                                                                            ===============================


13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS

The Bank has a 401(k) Profit Sharing Plan and Trust for its employees. Employees are permitted to contribute up to 17% of their compensation, but not over the statutory limit. The profit sharing plan covers employees who meet the eligibility requirements of having worked 1,000 hours in a plan year and have attained the age of 21. The amount of matching 401(k) contributions and profit sharing plan contributions is at the discretion of the Bank's Board of Directors. The expense related to this plan was $ 28,153 and $ 21,067 in 1999 and 1998, respectively.

The Bank has various deferred compensation plans for certain directors and officers of the Bank. Under the Plans' provisions, benefits will be payable upon retirement, death or permanent disability of the participant. At December 31, 1999 and 1998, $ 148,577 and $ 76,157, respectively, had been accrued under these contracts. To fund the benefits under these agreements, the Bank is the owner and the beneficiary of life insurance policies on the lives of the directors and officers. The policies had an aggregate cash surrender value of $ 2,224,779 and $ 1,887,123 at December 31, 1999 and 1998, respectively.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

The Bank has an Employee Stock Option Plan that covers all officers and key employees of the Corporation and its subsidiary and is administered by a committee of the Board of Directors. The Plan covers 50,000 shares of common stock. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the common stock on the date of grant. Options granted under the Plan vest over a three-year period, commencing one year after the date of grant, on a cumulative basis. Options expire on the earlier of ten years after the date of grant, three months from the participants' termination of employment or one year from the date of the participants' death or disability.

The Bank has a Non-Employee Directors' Stock Option Plan that covers 20,000 shares of common stock. The Plan covers all directors of the Corporation and its subsidiary who are not employees. The option price for options issued under the Plan will be equal to the fair market value of the Corporation's common stock on the date of grant. On the fifth anniversary date of the initial option grant date, and every five years thereafter, each non-employee director shall be granted options to purchase 1,000 shares of common stock. Options are exercisable one year from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Corporation or three months from the date of the participants' death or disability.

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee and director stock options. Under APB 25, because the exercise price of the Bank's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Corporation had accounted for its stock options under the fair value method of that statement. The fair values for options that were granted during 1999 and 1998 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.1% and 4.6%; volatility factor of the expected market price of the Bank's common stock of 20.67% and 8.2%; expected life of the options of 7 years and a cash dividend yield of 2.64% and 1.84%, respectively.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows:

                                                Years Ended December 31,
                                                  1999             1998
                                           ------------------------------------

     Net income:
          As reported                        $      241,533   $      543,753
          Pro forma                          $      235,870   $      538,369

     Earnings per share:
          As reported, basic                 $         0.35   $         0.78
          Pro forma, basic                   $         0.34   $         0.77

          As reported, diluted               $         0.35   $         0.78
          Pro forma, diluted                 $         0.34   $         0.77

Stock option transactions under the Plans were as follows:

                                                                  Years Ended December 31,
                                                              1999                       1998
                                                   -------------------------------------------------------
                                                                  Weighted-                  Weighted-
                                                                   Average                    Average
                                                                  Exercise                   Exercise
                                                     Options        Price       Options        Price
                                                   -------------------------------------------------------
    Outstanding at the beginning of the year           13,900   $      10.47      15,800   $      10.24
    Granted                                             1,000          11.25       1,700          12.13
    Exercised                                               -              -        (200)          8.88
    Forfeited                                          (1,300)         10.11      (3,400)         10.56
                                                   -------------------------------------------------------

    Outstanding at the end of the year                 13,600   $      10.56      13,900   $      10.47
                                                   =======================================================

    Exercisable at December 31                         10,467   $      10.18
                                                   ============================

    Weighted-average fair value of options
         granted during the year                                $       3.38
                                                               ================

Options available for grant at December 31, 1999 were 56,200.

The weighted-average remaining contractual life of the above options is approximately 7.8 years.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




14
--------------------------------------------------------------------------------
INCOME TAXES

The components of income tax expense were as follows:

                                                                                              Years Ended December 31,
                                                                                                1999            1998
                                                                                          ---------------------------------

    Current                                                                                $      223,047   $    245,329
    Deferred                                                                                     (169,236)       (26,049)
                                                                                          ---------------------------------

                                                                                           $       53,811   $    219,280
                                                                                          =================================

Reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the consolidated statements of income is as follows:

                                                                                              Years Ended December 31,
                                                                                                1999            1998
                                                                                          ---------------------------------

    Computed statutory tax expense                                                         $      100,417   $     259,431
    Tax-exempt interest                                                                           (16,842)        (19,055)
    Disallowance of interest expense                                                                2,612           3,093
    Bank-owned life insurance                                                                     (32,605)        (28,203)
    Other                                                                                             229           4,014
                                                                                          ---------------------------------

                                                                                           $       53,811   $     219,280
                                                                                          =================================

Net deferred tax assets consisted of the following components:

                                                                                                    December 31,
                                                                                                1999             1998
                                                                                          ----------------------------------
     Deferred tax assets:
          Allowance for loan losses                                                        $      382,504   $     215,279
          Unrealized losses on securities available for sale                                       52,302               -
          Deferred compensation                                                                    47,597          25,893
                                                                                          ----------------------------------

                   Total deferred tax assets                                                      482,403         241,172
                                                                                          ----------------------------------

     Deferred tax liabilities:
          Bank premises and equipment                                                            (114,775)        (97,721)
          Mortgage servicing rights                                                               (43,915)        (41,276)
          Unrealized gains on securities available for sale                                             -         (51,006)
                                                                                          ----------------------------------

                   Total deferred tax liabilities                                                (158,690)       (190,003)
                                                                                          ----------------------------------

                   Net deferred tax assets                                                 $      323,713   $      51,169
                                                                                          ==================================

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




15
--------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Bank leases the premises for one branch location and an operations center under operating lease agreements expiring in various years through October 2017. Certain lease agreements contain escalation provisions. The Bank also has options to extend the lease agreements for additional lease terms from five to thirty years. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on the buildings.

Future minimum lease payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1999:

     2000                                              $       124,735
     2001                                                      125,940
     2002                                                      127,929
     2003                                                      133,961
     2004                                                      135,125
     Thereafter                                              1,334,185
                                                      ------------------

                                                       $     1,981,875
                                                      ==================

The total rental expense included in the statements of income for the years ended December 31, 1999 and 1998 is $ 134,318 and $ 111,446, respectively.


16
--------------------------------------------------------------------------------
TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1999 and 1998, these persons were indebted to the Bank for loans totaling $ 1,565,000 and $ 1,476,000, respectively. During 1999, $ 349,000 of new loans were made and repayments totaled $ 260,000.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




17
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments is as follows:

                                                           December 31,
                                                      1999              1998
                                             -----------------------------------

 Commitments to grant loans                   $     3,046,000      $   1,844,000
 Unfunded commitments under lines of credit         7,964,000          5,163,000
 Outstanding letters of credit                         96,000            755,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


18
--------------------------------------------------------------------------------
CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer loans to customers primarily located in Berks County, Pennsylvania. The concentrations of credit by type of loan are set forth in Note 4. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




19
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     Cash and due from banks and interest  bearing  deposits in other banks:
         The carrying amounts reported approximate those assets' fair value.

     Securities:
         Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Mortgage loans held for sale:
         Fair values are based on quoted market prices of similar loans sold.

     Loans receivable:
         For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Accrued interest receivable and payable:
         The  carrying  amount  of  accrued  interest   receivable  and  payable
         approximate their fair values.

     Deposit liabilities:
         The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




19
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Other borrowed  funds and securities  sold under  agreements to repurchase:
         The current carrying amounts of other borrowed funds approximate their fair values.

     Long-term debt:
         The current carrying value of the debt approximates the fair value.

     Off-balance sheet instruments:
         Off-balance sheet instruments of the Bank consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Bank's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

A summary of the estimated fair values of the Bank's financial instruments are as follows:

                                                                           1999                           1998
                                                              --------------------------------------------------------------
                                                                  Carrying        Fair          Carrying         Fair
                                                                   Amount         Value          Amount          Value
                                                              --------------------------------------------------------------
                                                                                     (In Thousands)

     Financial assets:
          Cash and due from banks                              $      4,139   $       4,139   $      2,998   $      2,998
          Interest-bearing deposits in other banks                       13              13             26             26
          Securities                                                 13,384          13,384         12,876         12,876
          Mortgage loans held for sale                                   68              68          1,052          1,052
          Loans receivable, net                                      85,668          84,603         79,322         81,830
          Accrued interest receivable                                   570             570            485            485

     Financial liabilities:
          Deposits                                                   90,596          90,620         85,443         86,288
          Other borrowed funds and securities sold under
              agreements to repurchase                               11,132          11,132          3,423          3,423
          Long-term debt                                                  -               -          5,000          5,000
          Accrued interest payable                                      297             297            298            298

     Off-balance sheet financial instruments:
          Commitments to extend credit                                    -               -              -              -
          Standby letters of credit                                       -               -              -              -

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




20
--------------------------------------------------------------------------------
COMMUNITY INDEPENDENT BANK, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

Balance Sheets
                                                                                                   December 31,
                                                                                               1999             1998
                                                                                        ------------------------------------

Assets:
     Cash                                                                                $        137,779  $       173,314
     Investment in Bank subsidiary                                                              7,055,595        7,157,000
     Other assets                                                                                  48,528           29,158
                                                                                        ------------------------------------

              Total assets                                                               $      7,241,902  $     7,359,472
                                                                                        ====================================

Stockholders' equity                                                                     $      7,241,902  $     7,359,472
                                                                                        ====================================


Statements of Income
                                                                                             Years Ended December 31,
                                                                                               1999             1998
                                                                                        ------------------------------------

Dividends from Bank subsidiary                                                           $        174,251  $       167,202
Other expenses                                                                                    (56,970)         (85,761)
Income tax benefits                                                                                19,370           29,158
Equity in undistributed earnings of Bank subsidiary                                               104,882          433,154
                                                                                        ------------------------------------

              Net income                                                                 $        241,533  $       543,753
                                                                                        ====================================

COMMUNITY INDEPENDENT BANK, INC.
AND ITS WHOLLY-OWNED SUBSIDIARY,
BERNVILLE BANK, N.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998




20
--------------------------------------------------------------------------------
COMMUNITY INDEPENDENT BANK, INC. (PARENT COMPANY ONLY) FINANCIAL
INFORMATION (CONTINUED)

Statements of Cash Flows

                                                                                             Years Ended December 31,
                                                                                               1999             1998
                                                                                        ------------------------------------

Operating activities:
     Net income                                                                          $        241,533  $       543,753
     Adjustments to reconcile net income to net cash provided by operating activities:
         Undistributed earnings of Bank subsidiary                                               (104,882)        (433,154)
         Increase in other assets                                                                 (19,370)         (29,158)
                                                                                        ------------------------------------

              Net cash provided by operating activities                                           117,281           81,441
                                                                                        ------------------------------------

Financing activities:
     Cash dividends                                                                              (174,251)        (167,202)
     Proceeds from dividend reinvestment plan                                                      21,435                -
     Proceeds from common stock options exercised                                                       -            1,775
                                                                                        ------------------------------------

              Net cash used in financing activities                                              (152,816)        (165,427)
                                                                                        ------------------------------------

              Decrease in cash                                                                    (35,535)         (83,986)

Cash:
     Beginning                                                                                    173,314          257,300
                                                                                        ------------------------------------

     Ending                                                                              $        137,779  $       173,314
                                                                                        ====================================

                             COMMUNITY INDEPENDENT BANK, INC.
                             AND ITS WHOLLY-OWNED SUBSIDIARY,
                                   BERNVILLE BANK, N.A.
                         CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS                                                June 30, 2000    December 31, 1999
                                                       (Unaudited)
                                                      -------------      -------------
Cash and due from banks                               $   2,798,025      $   4,139,228
Interest-bearing deposits in other banks                     25,094             13,238
                                                      -------------      -------------
Cash and cash equivalents                                 2,823,119          4,152,466
Securities available for sale                            13,290,613         13,383,658
Mortgage loans held for sale                                168,000             68,000
Loans receivable, net of allowance for
  loan losses June 30, 2000 $1,115,181
  Dec. 31, 1999 $1,211,628                               82,793,524         85,668,141
Bank premises and equipment, net                          2,765,964          2,828,800
Accrued interest receivable and other assets              3,494,005          3,434,861
                                                      -------------      -------------
                  TOTAL ASSETS                        $ 105,335,225      $ 109,535,926
                                                      =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
     Non-interest bearing                             $   9,469,392      $  10,434,304
     Interest bearing                                    81,894,132         80,161,897
                                                      -------------      -------------
                  TOTAL DEPOSITS                         91,363,524         90,596,201

  Securities sold under agreements
     to repurchase                                          721,717            661,092
  Other borrowed funds                                    5,492,367         10,471,037
  Other liabilities                                         550,600            565,694
                                                      -------------      -------------
                  TOTAL LIABILITIES                      98,128,208        102,294,024
                                                      -------------      -------------

Stockholders' equity:
    Preferred stock, par value $5.00 per
      share; authorized and unissued
     1,000,000 shares                                            --                 --
    Common stock, par value $5.00
      per share; authorized 5,000,000
      shares; issued and outstanding
      June 30, 2000  700,327 shares;
      December 31, 1999 698,637 shares                    3,501,635          3,493,185
    Surplus                                                 162,762            154,268
    Retained earnings                                     3,646,206          3,701,727
    Accumulated other comprehensive income (loss)          (103,586)          (107,278)
                                                      -------------      -------------

         TOTAL STOCKHOLDERS' EQUITY                       7,207,017          7,241,902
                                                      -------------      -------------
         TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                        $ 105,335,225      $ 109,535,926
                                                      =============      =============

                                        COMMUNITY INDEPENDENT BANK, INC.
                                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                                              BERNVILLE BANK, N.A.
                                 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                   For the Six Months Ended         For the Three Months Ended
                                                June 30, 2000    June 30, 1999   June 30, 2000    June 30, 1999
                                              -----------------------------------------------------------------
Interest income:
  Loans receivable, including fees               $ 3,510,540      $ 3,537,018     $ 1,743,102      $ 1,801,077

  Securities:
    Taxable                                          331,912          340,035         162,988          170,941
    Tax-exempt                                        16,260           10,072           5,394            5,028
  Other                                               45,379           25,522          22,384           12,944
                                                 -----------      -----------     -----------      -----------

Total interest income                              3,904,091        3,912,647       1,933,868        1,989,990
                                                 -----------      -----------     -----------      -----------

Interest expense:
  Deposits                                         1,771,566        1,741,911         929,558          880,887
  Other borrowed funds                               339,563           68,011         135,807           37,465
  Long-term debt                                           0          149,263               0           74,954
                                                 -----------      -----------     -----------      -----------
Total interest expense                             2,111,129        1,959,185       1,065,365          993,306
                                                 -----------      -----------     -----------      -----------

Net interest income                                1,792,962        1,953,462         868,503          996,684
Provision for loan losses                            290,000          180,000         260,000           90,000
                                                 -----------      -----------     -----------      -----------

Net interest income after
   provision for loan losses                       1,502,962        1,773,462         608,503          906,684
                                                 -----------      -----------     -----------      -----------
Other income:
  Customer service fees                              182,385          155,218          93,206           78,097
  Net gains from sale of mortgages                    18,287           34,770          11,373            8,437
  Other                                              125,019          143,314          67,592           78,067
                                                 -----------      -----------     -----------      -----------
Total other income                                   325,691          333,302         172,171          164,601
                                                 -----------      -----------     -----------      -----------

Other expenses:
  Salaries and employee benefits                     809,291          952,824         365,822          492,510
  Occupancy                                          182,847          189,686          90,379           96,030
  Equipment                                          207,273          168,020         103,999           86,075
  Marketing and advertising                           65,816           47,994          39,853           32,386
  Loan collection and foreclosed real estate          67,934           15,175          38,714            8,117
  Professional fees                                  118,505           23,827          77,060            8,577
  Stationery and supplies                             22,384           49,294          12,160           22,264
  Other                                              326,416          353,359         169,144          184,127
                                                 -----------      -----------     -----------      -----------
Total other expenses                               1,800,466        1,800,179         897,131          930,086
                                                 -----------      -----------     -----------      -----------

    Income(loss) before income taxes                  28,187          306,585        (116,457)         141,199
Federal income taxes(benefit)                        (14,161)          83,089         (48,863)          37,736
                                                 -----------      -----------     -----------      -----------
Net income(loss)                                 $    42,348      $   223,496     $   (67,594)     $   103,463
                                                 ===========      ===========     ===========      ===========

Basic and diluted earnings(loss) per share       $      0.06      $      0.32     $     (0.10)     $      0.15
                                                 ===========      ===========     ===========      ===========

Weighted average number of common
    shares outstanding                               699,501          696,774         699,928          696,774

See Notes to Consolidated Financial Statements

                        COMMUNITY INDEPENDENT BANK, INC.
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                              BERNVILLE BANK, N.A.
                           CONSOLIDATED STATEMENTS OF
                        COMPREHENSIVE INCOME (Unaudited)

                                                            For the Six Months Ended
                                                        June 30, 2000         June 30, 1999
                                                        ----------------------------------
Net income                                              $  42,348               $ 223,496

Other comprehensive income (loss)
   net of tax

 Unrealized holding gains (losses)
       arising during the period, net of
       tax expense (benefit) 2000 $1,903;
       1999 ($67,496)                                       3,692                (136,772)
                                                        ---------               ---------

Total comprehensive income                              $  46,040               $  86,724
                                                        =========               =========


See Notes to Consolidated Financial Statements

                                      COMMUNITY INDEPENDENT BANK, INC.
                                      AND ITS WHOLLY-OWNED SUBSIDIARY,
                                            BERNVILLE BANK, N.A.
                               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             For the Six Months Ended June 30, 2000 (Unaudited)

                                                                                Accumulated
                                                                                   Other
                                Common                           Retained      Comprehensive
                                 Stock        Surplus            Earnings         Income            Total
                             ----------     ----------        -----------       ----------      -----------
Balance,  December 31, 1999  $3,493,185     $  154,268        $ 3,701,727       $ (107,278)     $ 7,241,902

Net income                            -              -             42,348               -            42,348

Cash dividends
   ($.14 per share)                                               (97,869)                          (97,869)

Net change in unrealized
   gain (loss) on securities
   available for sale,
   net of taxes                       -              -                  -            3,692            3,692

Issuance of 1,690 shares
  of common stock under
  dividend reinvestment
  program                         8,450          8,494                                               16,944
                           ------------     ----------       -------------    -------------     -----------

Balance, June 30, 2000       $3,501,635     $  162,762        $ 3,646,206       $ (103,586)     $ 7,207,017
                           ============     ==========        ===========       ===========     ===========


See Notes to Consolidated Financial Statements

                                      COMMUNITY INDEPENDENT BANK, INC.
                                      AND ITS WHOLLY-OWNED SUBSIDIARY,
                                            BERNVILLE BANK, N.A.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                  For the Six Months Ended
                                                                           June 30, 2000         June 30, 1999
                                                                       --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                 $    42,348           $   223,496
Adjustments to reconcile net income
 to net cash provided by operating activities:
         Provision for loan losses                                             290,000               180,000
         Provision for depreciation                                            186,701               142,645
         Net gains on sale of mortgage loans                                   (18,287)              (34,770)
         Proceeds from sale of mortgage loans                                1,457,300             2,530,203
         Mortgage loans originated for sale                                 (1,289,300)           (1,604,683)
         Net amortization of securities premiums and discounts                  (1,829)                3,626
         Amortization of mortgage servicing rights                              15,939                15,545
         Increase in accrued interest receivable and other assets             (228,053)             (316,619)
         Increase (decrease) in other liabilities                              (15,094)              162,620
                                                                           -----------           -----------
                  Net cash provided by operating activities                    439,725             1,302,063
                                                                           -----------           -----------

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of securities available for sale                    1,085,000             1,000,000
Purchase of securities available for sale                                     (984,531)           (2,301,240)
Net (increase) decrease in loans                                             2,051,409            (5,210,635)
Purchases of bank premises and equipment                                      (123,865)             (215,058)
Purchase of life insurance policies                                                  0              (450,000)
Proceeds from surrender of life insurance policies                             434,563               208,242
                                                                           -----------           -----------
Net cash provided by (used in) investing activities                          2,462,576            (6,968,691)
                                                                           -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                                       767,323             6,836,223
Net increase in securities sold
  under agreements to repurchase                                                60,625               570,763
Net decrease in other borrowed funds                                        (4,978,671)           (2,366,335)
Dividends paid                                                                 (97,869)              (83,612)
Proceeds from shares issued under dividend
  reinvestment program                                                          16,944                    --
                                                                           -----------           -----------
Net cash provided by (used in) financing activities                         (4,231,648)            4,957,039
                                                                           -----------           -----------

Decrease in cash and cash equivalents                                       (1,329,347)             (709,589)
Cash and cash equivalents:
         Beginning                                                           4,152,466             3,024,192
                                                                           -----------           -----------
         Ending                                                            $ 2,823,119           $ 2,314,603
                                                                           ===========           ===========
Cash payments for:
         Interest                                                          $ 2,085,992           $ 1,987,657
         Income taxes                                                      $   109,748           $   139,267
Non-cash investing and financing activities:
         Loans transferred to Other Real Estate Owned                      $   270,603           $        --




See Notes To Consolidated Financial Statements

                        COMMUNITY INDEPENDENT BANK, INC.
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                              BERNVILLE BANK, N.A.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  June 30, 2000

Note A.  Basis of Presentation

         The unaudited consolidated financial statements include the accounts of Community Independent Bank, Inc. and its wholly-owned subsidiary, Bernville Bank, N.A. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

Note B.  New Accounting Standard

         The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998 which was amended by Statement No. 137 and Statement 138. The Company is required to adopt the Statement on January 1, 2001. The adoption of the Statement is not expected to have a significant impact on the Company.

Note C.  Cash Dividend

         On July 20, 2000, the Board of Directors declared a dividend of $.07 per share to shareholders of record on August 4, 2000. The dividend will be paid on August 17, 2000.

Note D.  Subsequent Events

Effective July 24, 2000, the Company's Dividend Reinvestment Plan was suspended with the execution of a definitive agreement for National Penn Bancshares to acquire Community Independent Bank, Inc.

The basic terms of the definitive agreement call for the tax-free exchange of .9 share of National Penn common stock for each share of Community Independent Bank, Inc. common stock. Based on National Penn's July 21, 2000 closing price of $21.88 per share, the value per share of Community Independent Bank, Inc. would be $19.69. This price equates to 56.25 times CIB's estimated trailing twelve months earnings, and a multiple of 1.89 times CIB's book value as of March 31, 2000. The transaction is expected to be consummated in the first quarter of 2001.

                                                                         ANNEX A

                                    AGREEMENT

         THIS AGREEMENT, dated as of July 23, 2000 ("Agreement"), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation ("NPB"), and COMMUNITY INDEPENDENT BANK, INC., a Pennsylvania corporation ("CIB").


                                   BACKGROUND

         1. NPB and CIB  desire  for CIB to merge  with and into  NPB,  with NPB
surviving  such  merger,   in  accordance   with  the  applicable  laws  of  the
Commonwealth of Pennsylvania and this Agreement.

         2. As a condition and  inducement to NPB to enter into this  Agreement,
(a) the directors and certain officers of CIB are concurrently executing Letter Agreements with NPB in the form attached hereto as Exhibit 1, and (b) CIB is concurrently granting to NPB an option to acquire up to 19.9% of CIB's common stock (the "NPB Option") pursuant to a Stock Option Agreement which is concurrently being executed between CIB and NPB, in the form attached hereto as
Exhibit 2.

         3. NPB and CIB desire to provide the terms and conditions governing the transactions contemplated herein.


                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                     GENERAL

         1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

         Agreement means this agreement, which constitutes a "plan of merger" between NPB and CIB, including any amendment or supplement hereto.

         Application means an application for regulatory approval which is required by the transactions contemplated hereby.

         Articles of Merger mean the articles of merger to be executed by NPB and CIB and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

         Bank Merger means the merger of BBank with and into NPBank, with NPBank surviving such merger, contemplated by Section 1.03 of this Agreement.

         Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

         BBank means Bernville Bank, N.A., a national banking association, all the outstanding capital stock of which is owned by CIB.

         BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

         BHC Act means the Bank Holding Company Act of 1956, as amended.

         CIB means Community Independent Bank, Inc., a Pennsylvania
         ---
corporation.

         CIB Benefit Plan has the meaning given to that term in Section 2.12 of this Agreement.

         CIB Certificate has the meaning given to such term in Section 1.02(g)(i) of this Agreement.

         CIB Common Stock has the meaning given to that term in Section 2.02(a) of this Agreement.

         CIB Disclosure Schedule means, collectively, the disclosure schedules delivered by CIB to NPB at or prior to the execution and delivery of this Agreement.

         CIB Financials means (i) the audited consolidated financial statements of CIB as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, and (ii) the unaudited interim consolidated financial statements of CIB for each calendar quarter after December 31, 1999, including the quarter ended March 31, 2000.

         CIB Nominee has the meaning given to that term in Section 1.02(d)(i) of this Agreement.

         CIB NPBank Nominee has the meaning given to that term in Section 4.07(c)(iii) of this Agreement.

         CIB Shareholders Meeting means the meeting of the holders of CIB Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

         CIB Stock Option Plans means each stock option plan maintained by CIB immediately prior to the Effective Date.

         Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

         Confidentiality Agreement means the confidentiality agreement dated July 13, 2000, between NPB and CIB.

         CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

         Determination Date means the trading day thirty-one days prior to the CIB Shareholders Meeting.

         Determination Period has the meaning given to such term in Section 1.02(e)(ii)(D) of this Agreement.

         Division has the meaning given to that term in Section 4.07(c)(iv)(A) of this Agreement.

         Division   Board  has  the  meaning  given  to  that  term  in  Section
4.07(c)(iv)(B) of this Agreement.

         Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date.

         Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

         Exchange Agent has the meaning given to such term in Section 1.02(g)(v) of this Agreement.

         Exchange   Ratio  means  the  exchange   ratio  set  forth  in  Section
1.02(e)(ii)(A), as it may be adjusted pursuant to Section 1.02(h).

         FDIC means the Federal Deposit Insurance Corporation.

         FRB means the Federal Reserve Board.

         IRC means the Internal Revenue Code of 1986, as amended.

         IRS means the Internal Revenue Service.

         Knowledge of CIB means the knowledge of CIB's officers and directors.

         Knowledge of NPB means the knowledge of NPB's officers and directors.

         Material Adverse Effect means a material adverse effect on (a) the business, financial condition or results of operations of CIB on a consolidated basis (when such term is used in Article 2 hereof or otherwise with respect to CIB) or NPB on a consolidated basis (when such term is used in Article 3 hereof or otherwise with respect to NPB) other than, in each case, any change, circumstance or effect relating to (i) the economy or financial markets in general, (ii) the banking industry and not specifically related to CIB or NPB, or (iii) any action or omission of a party taken with the prior written consent of the other party to this Agreement, or (b) the ability of such party to consummate the transactions contemplated by this Agreement.

         Merger means the merger of CIB with and into NPB, contemplated by this Agreement.

         Merger Consideration has the meaning given to such term in Section 1.02(g)(i) of this Agreement.

         NASD means the National Association of Securities Dealers, Inc.

         Nasdaq means the National Market tier of The Nasdaq Stock Market operated by the NASD.

         NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

         NPB Certificate has the meaning given to such term in Section 1.02(g)(ii) of this Agreement.

         NPB Common Stock means the shares of common stock, without par value, of NPB.

         NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to CIB at or prior to the execution and delivery of this Agreement.

         NPB Financials means (i) the audited consolidated financial statements of NPB as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, and (ii) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 1999, including the quarter ending March 31, 2000.

         NPB Market Value has the meaning given to such term in Section 1.02(e)(ii)(D) of this Agreement.

         NPB Option means the option granted to NPB to acquire certain shares of CIB Common Stock referred to in the Background of this Agreement.

         NPBank means National Penn Bank, a national banking association, all the outstanding capital stock of which is owned by NPB.

         OCC means the Office of the Comptroller of the Currency.

         PDB  means  the   Department   of  Banking  of  the   Commonwealth   of
Pennsylvania.

         PDS means the Department of State of the Commonwealth of Pennsylvania.

         Prospectus/Proxy   Statement  means  the  prospectus/proxy   statement,
together with any supplements thereto, to be sent to holders of CIB Common Stock in connection with the transactions contemplated by this Agreement.

         Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

         Regulatory Agreement has the meaning given to that term in Sections 2.11(d) and 3.10(d) of this Agreement.

         Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the FRB, the FDIC, the PDB, the OCC, the NASD, and the respective staffs thereof.

         Rights means  warrants,  options,  rights,  convertible  securities and
other  capital  stock   equivalents  which  obligate  an  entity  to  issue  its
securities.

         Rights Agreement means the rights agreement dated August 23, 1989, as amended August 21, 1999, between NPB and National Penn Bank, as Rights Agent.

         SEC means the Securities and Exchange Commission.

         Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

         Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

         Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

         Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

         1.02  The Merger.

         (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

         (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

                  (i) CIB shall merge with and into NPB;

                  (ii) the separate existence of CIB shall cease;

                  (iii) NPB shall be the  surviving  corporation  in the Merger;
and

                  (iv) all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of CIB shall be taken and deemed to be transferred to and vested in NPB, as the surviving corporation in the Merger, without further act or deed;

all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

         (c) NPB's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of NPB, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of NPB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

         (d) NPB's Board of Directors and Officers.

                  (i) On and after the Effective Date, (A) the directors of NPB duly elected and holding office immediately prior to the Effective Date, and (B) one person (the "CIB Nominee") selected by CIB's Board of Directors (consistent with the 60 years age limitation contained in NPB's Bylaws) and approved by NPB (which approval will not be unreasonably withheld) shall be the directors of NPB, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB. NPB shall designate the CIB Nominee as a Class III director with a term of office through April 2002 and NPB agrees to re-nominate the CIB Nominee for at least one full three-year term thereafter.

                  (ii) If the CIB Nominee, or any successor, resigns, dies or is otherwise removed from NPB's Board of Directors prior to the end of the Class III term ending April 2005, the former CIB directors then serving on the Division Board, by a plurality vote, shall have the right to select (consistent with the 60 years age limitation contained in NPB's Bylaws) the successor to such CIB Nominee, or any successor, subject to approval of such person by NPB (which approval will not be unreasonably withheld), and NPB shall take all reasonable steps to elect such successor to the NPB Board of Directors.

                  (iii) On and after the Effective Date, the officers of NPB duly elected and holding office immediately prior to the Effective Date shall be the officers of NPB, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB.

         (e)      Conversion of Shares.

                  (i)      NPB Common Stock.

                           (A)  Outstanding  Shares.  Each  share of NPB  Common
Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of NPB Common Stock.

                           (B)  Treasury  Stock.  Each share of NPB Common Stock
issued and held in the treasury of NPB immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of NPB.

                  (ii)     CIB Common Stock.

                           (A)  Conversion.  Subject to Sections  1.02(e)(ii)(B)
and 1.02(e)(ii)(C) hereof with respect to treasury stock and fractional shares, each share of CIB Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, subject to adjustment as provided in
Section 1.02(h) hereof, nine-tenths (9/10) share of NPB Common Stock, including the associated rights to purchase securities pursuant to the Rights Agreement.

                           (B)  Treasury  Stock.  Each share of CIB Common Stock
issued and held in the treasury of CIB immediately prior to the Effective Date, if any, shall be cancelled on the Effective Date, and no cash, stock or other property shall be delivered in exchange therefor.

                           (C) Fractional  Shares.  No fractional  shares of NPB
Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of CIB Common Stock who would otherwise be entitled to receive a fraction of a share of NPB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by NPB Market Value (as defined in subsection (e)(ii)(D) below).

                           (D) Market Value of NPB Common Stock. For purposes of
this Agreement, the market value of a share of NPB Common Stock ("NPB Market Value") shall be deemed to be the average of the closing sale price of a share of NPB Common Stock, as reported on The Nasdaq Stock Market, National Market tier, as published in the Wall Street Journal, for the twenty trading days (the "Determination Period") ending on the Determination Date. Notwithstanding any other provision of this Agreement, however, the

Determination Period shall not begin prior to the ten days after the date of this Agreement.

         (f)      Stock Options.

                  (i) On the Effective Date, each option (a "CIB Option") to purchase one or more shares of CIB Common Stock issued by CIB and outstanding on the Effective Date, whether or not such option is exercisable on the Effective Date, shall, by virtue of the Merger, cease to be outstanding and be converted into an option to purchase the number of shares of NPB Common Stock which the optionholder would have been entitled to receive in the Merger had such option been exercised in full immediately prior to the Effective Date, at an exercise price per share of NPB Common Stock equal to the per share exercise price of the CIB Option divided by the Exchange Ratio, and having other terms and conditions identical to those of the option exchanged (including forfeiture, acceleration and expiration date provisions). The adjustment provided herein with respect to any options which are "incentive stock options", as defined in Section 422 of the IRC, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the IRC.

                  (ii) As soon as practicable after the Effective Date, NPB shall deliver to the holders of CIB Options appropriate notices setting forth such holders' rights pursuant to the CIB Stock Option Plans, and the agreements evidencing the grants of such CIB Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.02(f) after giving effect to the Merger and the terms of the CIB Stock Option Plans). NPB shall comply with the terms of the CIB Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such CIB Stock Option Plans, to have the CIB Options, if any, which qualified as "incentive stock options" prior to the Effective Date, continue to qualify as "incentive stock options" after the Effective Date.

                  (iii) NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of CIB Options in accordance with this Agreement. Promptly after the Effective Date, NPB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor other appropriate forms), with respect to the shares of NPB Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained thereon) for so long as such options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the CIB

Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

         (g)      Surrender and Exchange of CIB Stock Certificates.

                  (i) Each holder of shares of CIB Common Stock who surrenders to NPB the certificate or certificates representing such shares (each, a "CIB Certificate") shall be entitled to receive in exchange therefor, as soon as practicable after the Effective Date, a certificate for the number of whole shares of NPB Common Stock into which such holder's shares of CIB Common Stock have been converted by the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(C) hereof (the "Merger Consideration").

                  (ii) Each certificate for shares of NPB Common Stock (each, an "NPB Certificate") issued in exchange for CIB Certificates pursuant to Section 1.02(g)(i) hereof shall be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each CIB Certificate shall, from and after the Effective Date, evidence solely the right to receive NPB Certificates pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(C) hereof. If a CIB Certificate is exchanged on a date following one or more record dates for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such shareholder cash in an amount equal to dividends payable on such shares of NPB Common Stock and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this
Section 1.02(g)(ii) upon surrender of CIB Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of CIB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as CIB Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such shareholder.

                  (iii) Each CIB  Certificate  delivered for exchange under this
Section 1.02(g) must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

                  (iv) Upon the Effective Date, the stock transfer books for CIB Common Stock will be closed and no further transfers of CIB Common Stock will thereafter be made or recognized. All CIB Certificates surrendered pursuant to this Section 1.02(g) will be cancelled.

                  (v) As soon as reasonably practicable after the Effective Date, NPB shall cause NPBank or another institutional entity selected by NPB, as exchange agent (the "Exchange Agent"), to mail to each holder of a CIB
Certificate:

                           (A) a letter of transmittal  which shall specify that
delivery shall be effected, and risk of loss and title to the CIB Certificates shall pass, only upon delivery of the CIB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

                           (B)  instructions for effecting the surrender of such
CIB Certificates in exchange for the applicable Merger Consideration.

Upon surrender of a CIB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such CIB Certificate shall be entitled to receive in exchange therefor:

                           (X)  one  or  more   shares  of  NPB   Common   Stock
representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.02(e) (after taking into account all shares of CIB Common Stock then held by such holder); and

                           (Y) a check in the amount equal to the cash that such
holder has the right to receive pursuant to the provisions of this Section 1.02, including cash in lieu of any fractional shares and dividends and other distributions pursuant to Section 1.02(g)(ii).

In the event of a transfer of ownership of CIB Common Stock which is not registered in the transfer records of CIB, one or more NPB Certificates evidencing, in the aggregate, the proper number of shares of NPB Common Stock, a check in the proper amount of cash in lieu of any fractional shares and any dividends or other distributions to which such holder is entitled pursuant to
Section 1.02(g)(ii), may be issued with respect to such CIB Common Stock to such a transferee if the CIB Certificate representing such shares of CIB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (h) Anti-Dilution Provisions. If NPB shall, at any time before the Effective Date:

                  (i) issue a dividend in shares of NPB Common Stock;

                  (ii) combine the outstanding shares of NPB Common Stock into a smaller number of shares;

                  (iii) split or subdivide the outstanding shares of NPB Common Stock; or

                  (iv) reclassify the shares of NPB Common Stock;

then, in any such event, the number of shares of NPB Common Stock to be delivered to CIB shareholders who are entitled to receive shares of NPB Common Stock in exchange for shares of CIB Common Stock shall be adjusted so that each CIB shareholder shall be entitled to receive such number of shares of NPB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if NPB shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the exchange ratio set forth in Section 1.02(e)(ii)(A) hereof shall be adjusted upward by 7%.)

         1.03 Bank Merger. NPB and CIB shall each use their best efforts to cause BBank to merge with and into NPBank, with NPBank surviving such merger (the "Bank Merger") as soon as practicable after the Effective Date. Concurrently with the execution of this Agreement, NPB shall cause NPBank to execute, and CIB shall cause BBank to execute, the Bank Plan of Merger attached hereto as Exhibit 3 (the "Bank Plan of Merger"). The Bank Merger shall not be effected prior to the Effective Date.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF CIB

         CIB hereby represents and warrants to NPB as follows:

         2.01  Organization.

         (a) CIB is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CIB is a bank holding company duly registered under the BHC Act. CIB has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. CIB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) BBank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. BBank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. BBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) BBank is a commercial bank, the deposits of which are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

         (d) CIB has no Subsidiaries other than BBank and those identified in CIB Disclosure Schedule 2.01(d).

         (e) The respective minute books of CIB and each CIB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of CIB and the CIB Subsidiary.

         (f) CIB has delivered to NPB true and correct copies of the articles of incorporation and bylaws of CIB, the articles of association and bylaws of BBank, and the articles of incorporation and bylaws of each other CIB Subsidiary, each as in effect on the date hereof.

         2.02  Capitalization.

         (a) The authorized capital stock of CIB consists of (i) 5,000,000 shares of common stock, par value $5 per share ("CIB Common Stock"), of which at the date hereof 700,327 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares, and (ii) 1,000,000 shares of preferred stock, par value $5 per share, of which at the date hereof none are issued. Except for the NPB Option and this Agreement, CIB has not issued nor is CIB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CIB Common Stock or any other security of CIB or any securities representing the right to vote, purchase or otherwise receive any shares of CIB Common Stock or any other security of CIB, except (i) for CIB Options for 22,600 shares of

CIB Common Stock issued and  outstanding  under the CIB Stock Option  Plans,  or
(ii) pursuant to CIB's Dividend Reinvestment Plan.

         (b) CIB owns, directly or indirectly, all of the capital stock of BBank and the other CIB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Bank Plan of Merger, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of BBank or any other CIB Subsidiary. Except for the CIB Subsidiaries, CIB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in BBank's investment portfolio, equity interests held by BBank in a fiduciary capacity, and equity interests held in connection with BBank's commercial loan activities.

         (c) To the  Knowledge  of CIB,  except as set  forth on CIB  Disclosure
Schedule 2.02(c), no person or group is the beneficial owner of 5% or more of the outstanding shares of CIB Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

         2.03  Authority; No Violation.

         (a) CIB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CIB and the consummation by CIB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CIB and, except for approval by the shareholders of CIB as required by the BCL, no other corporate proceedings on the part of CIB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by CIB and, subject to approval by the shareholders of CIB and subject to the required approvals of Regulatory Authorities described in
Section 3.04 hereof, constitutes the valid and binding obligation of CIB, enforceable against CIB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this Agreement by CIB, (ii) subject to receipt of approvals from the CIB shareholders and the Regulatory Authorities referred to in Section 3.04 hereof and CIB's and NPB's compliance with any conditions contained therein, the consummation of the Merger, and (iii) compliance by CIB or any CIB Subsidiary with any of the terms or provisions hereof, do not and will not:

                           (A)  conflict  with  or  result  in a  breach  of any
provision of the respective articles of incorporation or association or bylaws of CIB or any CIB Subsidiary;

                           (B) violate any statute, rule, regulation,  judgment,
order, writ, decree or injunction applicable to CIB or any CIB Subsidiary or any of their respective properties or assets; or

                           (C) violate, conflict with, result in a breach of any
provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CIB or any CIB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CIB or any CIB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

         2.04 Consents. No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by CIB or the Bank Plan of Merger by BBank or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of CIB as required under the BCL, the consummation by CIB of the transactions contemplated hereby or by BBank of the Bank Merger.

         2.05  Financial Statements.

         (a) CIB has delivered to NPB the CIB Financials, except those pertaining to quarterly periods commencing after March 31, 2000, which it will deliver to NPB within 45 days after the end of the respective quarter. The delivered CIB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CIB as of and for the periods ended on the dates thereof, in accordance with generally accepted accounting principles, except in each case as noted therein and, in the case of interim period financial statements, subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of CIB, CIB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the CIB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with generally accepted accounting principles or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         2.06 No Material Adverse Change. Neither CIB nor any CIB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 1999 which change has had a Material Adverse Effect, it being understood that (a) the expenses incurred by CIB in connection with this Agreement and the Merger, including, without limitation, the engagement of legal and financial advisors, and (b) any increase in non-performing assets or potential problem loans (as those terms are defined in SEC guidelines) through the date of this Agreement, shall not constitute a Material Adverse Effect.

         2.07  Taxes.

         (a) CIB and the CIB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). CIB has filed, and will file, in correct form all federal, state and local tax returns required to be filed by, or with respect to, CIB and the CIB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CIB or any CIB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CIB or any CIB Subsidiary.

         (c) To the Knowledge of CIB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CIB or any CIB Subsidiary, nor has CIB or any CIB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (d) Proper and accurate amounts have been withheld by CIB and each CIB Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         2.08  Contracts.

         (a) Except as described in CIB Disclosure Schedule 2.08(a) or 2.12, neither CIB nor any CIB Subsidiary is a party to or subject to:

                  (i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                  (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                  (iii) any collective bargaining agreement with any labor union relating to employees;

                  (iv) any agreement which by its terms limits the payment of dividends by CIB or any CIB Subsidiary;

                  (v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CIB or any CIB
Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of BBank, and transactions in "federal funds", or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                  (vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                  (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC; or

                  (viii) except in the ordinary course of business, any lease for real property.

         (b) (i) All the contracts, plans, arrangements and instruments listed in CIB Disclosure Schedule 2.08(a) or 2.12 are in full force and effect on the date hereof, and neither CIB, any CIB Subsidiary nor, to the Knowledge of CIB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect.

                  (ii) Except as otherwise described in CIB Disclosure Schedule 2.08(a) or 2.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which CIB or any CIB Subsidiary is a party or by which CIB or any CIB Subsidiary may be bound:

                           (A) contains  provisions  which permit an employee or
an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                           (B)  provides  for  acceleration  in the  vesting  of
benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of CIB or any CIB Subsidiary; or

                           (C) requires CIB or any CIB  Subsidiary  to provide a
benefit in the form of CIB Common Stock or determined by reference to the value of CIB Common Stock.

         2.09  Ownership of Property; Insurance Coverage.

         (a) CIB and each CIB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CIB or such CIB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the CIB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in CIB Disclosure Schedule 2.09(a) or permitted under Article IV hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

CIB and each CIB Subsidiary have the right under leases of material properties used by CIB or such CIB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which CIB or any CIB Subsidiary has purchased securities subject to an agreement to resell, if any, CIB or such CIB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) CIB and each CIB Subsidiary maintain insurance in amounts considered by CIB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither CIB nor any CIB Subsidiary has received notice from any insurance carrier that:

                  (i)  such   insurance  will  be  cancelled  or  that  coverage
thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) CIB and each CIB Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         2.10 Legal Proceedings. Neither CIB nor any CIB Subsidiary is a party to any, and there are no pending or, to the Knowledge of CIB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against CIB or any CIB Subsidiary;

         (b) to which the assets of CIB or any CIB Subsidiary are subject;

         (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

         (d) which could materially adversely affect the ability of CIB, BBank or any other CIB Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         2.11  Compliance with Applicable Law.

         (a) CIB and each CIB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

         (b) CIB and each CIB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of CIB, investigation into the business or operations of CIB or any CIB Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither CIB nor any CIB Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that CIB or any CIB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CIB or any CIB Subsidiary;

                  (iii) requiring or threatening to require CIB or any CIB Subsidiary, or indicating that CIB or any CIB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CIB or any CIB Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CIB or any CIB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to NPB.

         (e) Neither CIB nor any CIB Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

         (f) To the Knowledge of CIB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to CIB or any CIB Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon CIB or any CIB Subsidiary or the assets of CIB or any CIB Subsidiary which has had, or, to the Knowledge of CIB, would have, a Material Adverse Effect.

         2.12  ERISA.

         (a) CIB has delivered to NPB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in CIB Disclosure Schedule 2.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CIB or any CIB Subsidiary (collectively, the "CIB Benefit Plans"), together with:

                  (i) the most recent actuarial (if any) and financial reports relating to those CIB Benefit Plans which constitute "qualified plans" under IRC
Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such CIB Benefit Plans filed by them, respectively, with the IRS; and

                  (iii) the most recent IRS determination letter which pertain to any such CIB Benefit Plans.

         (b) Neither CIB nor any CIB Subsidiary, and no pension plan (within the meaning of ERISA Section 3(2)) maintained by CIB or any CIB Subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither CIB nor any CIB Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan.

         (d) Each CIB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non- compliance would not have a Material Adverse Effect.

         (e) As of the date hereof, there is no existing, or, to the Knowledge of CIB, contemplated, audit of its employee benefit plans by the IRS or the U.S. Department of Labor.

         (f) With respect to any services which CIB or any CIB Subsidiary may provide as a sponsor, fiduciary, trustee or otherwise for any plan, program, or assignment subject to ERISA (other than any CIB Benefit Plan), CIB and each CIB
Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist); and

                  (iii) have not incurred any liability to any beneficiary or sponsor of any ERISA plan as a result of any negligence in the performance of its duties;

except  where any such  action or  inaction  would not have a  Material  Adverse
Effect.

         2.13 Brokers and Finders. Neither CIB, any CIB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for JMS Montgomery Scott, Inc. ("JMS"), whose engagement letter with CIB is included in CIB Disclosure Schedule 2.13.

         2.14  Environmental Matters.

         (a) Except as set forth on CIB Disclosure Schedule 2.14, to the Knowledge of CIB, neither CIB nor any CIB Subsidiary, nor any property owned or operated by CIB or any CIB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on CIB Disclosure Schedule 2.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of CIB, threatened, or any investigation pending, relating to the liability of CIB or any CIB Subsidiary with respect to any property owned or operated by CIB or any CIB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on CIB Disclosure Schedule 2.14, no property, now or formerly owned or operated by CIB or any CIB Subsidiary or on which CIB or any CIB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive

Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against CIB or any CIB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         2.15 Business of CIB. Since December 31, 1999, neither CIB nor any CIB Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 4.01(d);

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         2.16 CRA Compliance. CIB and BBank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, BBank has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of CIB, there is no fact or circumstance or set of facts or circumstances which would cause CIB or BBank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         2.17  Bank Merger.

         (a) BBank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by BBank and the consummation by BBank of the Bank Merger have been duly and validly approved by the Board of Directors of BBank and by CIB as sole shareholder of BBank, and no other corporate proceedings on the part of BBank are necessary to consummate the Bank Merger. The Bank Plan of Merger, upon its execution and delivery by BBank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of BBank, enforceable against BBank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

                  (i) conflict with or result in a breach of any provision of the respective articles of incorporation or association or bylaws of CIB or BBank;

                  (ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CIB or BBank or any of their respective properties or assets; or

                  (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of CIB or BBank under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CIB or BBank is a party, or by which they or any of their respective properties or assets may be bound or affected;

excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

         2.18  Information to be Supplied.

         (a) The information supplied by CIB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of CIB, and up to and including the date of the CIB Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by CIB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         2.19  Related Party Transactions.

         (a) Except as set forth on CIB Disclosure Schedule 2.19, or as is disclosed in the footnotes to the CIB Financials, as of the date hereof, neither CIB nor any CIB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of CIB or any CIB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in CIB Disclosure Schedule 2.19, as of the date hereof, no loan or credit accommodation to any Affiliate of CIB or any CIB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of CIB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

         2.20 Loans. All loans reflected as assets in the CIB Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         2.21 Accounting for the Merger; Reorganization. As of the date hereof, CIB does not have any reason to believe that the Merger will fail to qualify for "pooling of interests" accounting treatment under generally accepted accounting principles, or as a "reorganization" under Section 368(a) of the IRC.

         2.22 Fairness Opinion. CIB has received an oral opinion from JMS to the effect that, as of the date hereof, the consideration to be received by shareholders of CIB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

         2.23 Year 2000 Compliance. All software, hardware, embedded microchips and other processing capabilities utilized by and material to the operations of CIB or any CIB Subsidiary are able to interpret, process, manage and manipulate data involving all calendar dates correctly, including single century formulas and multi-century formulas, all leap years, and all dates on or after

January 1, 2000, including February 29, 2000. All computer systems of CIB or any CIB Subsidiary function correctly for purposes of date and time calculations.

         2.24  Securities Documents.  CIB has delivered to NPB copies of:

         (a) CIB's annual reports on SEC Form 10-KSB for the years ended December 31, 1999 and 1998;

         (b) CIB's quarterly report on SEC Form 10-QSB for the quarter ended March 31, 2000;

         (c) all other reports, registration statements and filings of CIB filed with the SEC since January 1, 2000; and

         (d) CIB's proxy materials used in connection with its meetings of shareholders held in 2000 and 1999.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         2.25 Quality of Representations. To the Knowledge of CIB, no representation made by CIB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF NPB

         NPB hereby represents and warrants to CIB as follows:

         3.01  Organization.

         (a) NPB is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. NPB is a bank holding company duly registered under the BHC Act. NPB has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) NPBank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. NPBank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of NPB and the NPB Subsidiary.

         (d) NPB has delivered to CIB true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

         3.02  Capitalization.

         (a) The authorized capital stock of NPB consists of (i) 62,500,000 shares of common stock, without par value ("NPB Common Stock"), of which at the date hereof 17,661,609 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 182,163 are held as treasury shares, and (ii) 1,000,000 shares of preferred stock, without par value, of which at the date hereof none are issued. NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, and (iii) pursuant to the Rights Agreement.

         (b) NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary. Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of NPB's Subsidiaries, equity interests held by NPB's Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

         3.03  Authority; No Violation.

         (a) NPB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NPB and the consummation by NPB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NPB and no other corporate proceedings on the part of NPB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NPB and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this Agreement by NPB, (ii) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and NPB's and CIB's compliance with any conditions contained therein, the consummation of the Merger, and (iii) compliance by NPB or any NPB Subsidiary with any of the terms or provisions hereof, does not and will not:

                           (A)  conflict  with  or  result  in a  breach  of any
provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

                           (B) violate any statute, rule, regulation,  judgment,
order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

                           (C) violate, conflict with, result in a breach of any
provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

         3.04 Consents. Except for consents and approvals of, or filings with, the SEC, the FRB, the PDB, the NASD, the OCC, and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NPB and the Bank Plan of Merger by NPBank or the consummation of the Merger.

         3.05  Financial Statements.

         (a) NPB has delivered to CIB the NPB Financials, except those pertaining to quarterly periods commencing after March 31, 2000, which it will deliver to CIB within 45 days after the end of the respective quarter. The delivered NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with generally accepted accounting principles, except in each case as noted therein and, in the case of interim period financial statements, subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with generally accepted accounting principles or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         3.06 No Material Adverse Change. Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 1999 which change has had a Material Adverse Effect.

         3.07  Taxes.

         (a) NPB and the NPB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). NPB has filed, and will file, in correct form all federal, state and local tax returns required to be filed by, or with respect to, NPB and the NPB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from NPB or any NPB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) To the Knowledge of NPB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon NPB or any NPB Subsidiary, nor has NPB or any NPB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (c) Proper and accurate amounts have been withheld by NPB and each NPB Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         3.08  Ownership of Property; Insurance Coverage.

         (a) NPB and each NPB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by NPB or such NPB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the NPB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in NPB Disclosure Schedule 3.08(a) or permitted under Article IV hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

NPB and each NPB Subsidiary have the right under leases of material properties used by NPB or such NPB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which NPB or any NPB Subsidiary has purchased securities subject to an agreement to resell, if any, NPB or such NPB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) NPB and each NPB Subsidiary maintain insurance in amounts considered by NPB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither NPB nor any NPB Subsidiary has received notice from any insurance carrier that:

                  (i)  such   insurance  will  be  cancelled  or  that  coverage
thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) NPB and each NPB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         3.09 Legal Proceedings. Neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against NPB or any NPB Subsidiary;

         (b) to which the assets of NPB or any NPB Subsidiary are subject;

         (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

         (d) which could materially adversely affect the ability of NPB, NPBank or any other NPB Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.10  Compliance with Applicable Law.

         (a) NPB and each NPB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

         (b) NPB and each NPB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of NPB, investigation into the businesses or operations of NPB or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither NPB nor any NPB Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that NPB or any NPB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NPB or any NPB Subsidiary;

                  (iii) requiring or threatening to require NPB or any NPB Subsidiary, or indicating that NPB or any NPB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NPB or any NPB Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NPB or any NPB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as would not have a Material Adverse Effect.

         (e) Neither NPB nor any NPB Subsidiary has received, consented to, or entered into any Regulatory Agreement which would have, individually or in the aggregate, a Material Adverse Effect.

         (f) To the Knowledge of NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to NPB or any NPB Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon NPB or any NPB Subsidiary or the assets of NPB or any NPB Subsidiary which has had, or, to the Knowledge of NPB, would have, a Material Adverse Effect.

         3.11  ERISA.

         (a) NPB has delivered to CIB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in NPB Disclosure Schedule 3.11, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of NPB or any NPB Subsidiary (collectively, the "NPB Benefit Plans"), together with:

                  (i) the most recent actuarial (if any) and financial reports relating to those NPB Benefit Plans which constitute "qualified plans" under IRC
Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such NPB Benefit Plans filed by them, respectively, with the IRS; and

                  (iii) the most recent IRS determination letters which pertain to any such NPB Benefit Plans.

         (b) Neither NPB nor any NPB Subsidiary, and no pension plan (within the meaning of ERISA Section 3(2)) maintained by NPB or any NPB Subsidiary, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither NPB nor any NPB Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan.

         (d) Each NPB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non- compliance would not have a Material Adverse Effect.

         (e) As of the date hereof, there is no existing, or, to the Knowledge of NPB, contemplated, audit of its employee benefit plans by the IRS or the U.S. Department of Labor.

         (f) With respect to any services which NPB or any NPB Subsidiary may provide as a sponsor, fiduciary, trustee or otherwise for any plan, program, or assignment subject to ERISA (other than any NPB Benefit Plan), NPB and each NPB
Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist); and

                  (iii) have not incurred any liability to any beneficiary or sponsor of any ERISA plan as a result of any negligence in the performance of its duties;

except  where any such  action or  inaction  would not have a  Material  Adverse
Effect.

         3.12 Brokers and Finders. Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

         3.13  Environmental Matters.

         (a) Except as set forth on NPB Disclosure Schedule 3.13, to the Knowledge of NPB, neither NPB, any NPB Subsidiary, nor any property owned or operated by NPB or any NPB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on NPB Disclosure Schedule 3.13, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of NPB, threatened, or any investigation pending, relating to the liability of NPB or any NPB Subsidiary with respect to any property owned or operated by NPB or any NPB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on NPB Disclosure Schedule 3.13, no property, now or formerly owned or operated by NPB or any NPB Subsidiary or on which NPB or any NPB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu or foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NPB or any NPB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         3.14 Business of NPB. Since December 31, 1999, neither NPB nor any NPB Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         3.15 CRA Compliance. NPB and NPBank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, NPBank has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of NPB, there is no fact or circumstance or set of facts or circumstances which would cause NPBank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         3.16  Bank Merger.

         (a) NPBank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by NPBank and the consummation by NPBank of the Bank Merger have been duly and validly approved by the Board of Directors of NPBank and by NPB as sole shareholder of NPBank, and no other corporate proceedings on the part of NPBank are necessary to consummate the Bank Merger. The Bank Plan of Merger, upon its execution and delivery by NPBank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of NPBank, enforceable against NPBank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

                  (i) conflict with or result in a breach of any provision of the respective articles of incorporation or association or bylaws of NPB or NPBank;

                  (ii) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or NPBank or any of their respective properties or assets; or

                  (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of NPB or NPBank under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or NPBank is a party, or by which they or any of their respective properties or assets may be bound or affected;

excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

         3.17  Information to be Supplied.

         (a) The information supplied by NPB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of CIB, and up to and including the date of the CIB Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         3.18  Related Party Transactions.

         (a) Except as set forth on NPB Disclosure Schedule 3.18 or in the footnotes to the NPB Financials, as of the date hereof, neither NPB nor any NPB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NPB or any NPB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in NPB Disclosure Schedule 3.18, as of the date hereof, no loan or credit accommodation to any Affiliate of NPB or any NPB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of NPB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

         3.19 Loans. All loans reflected as assets in the NPB Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         3.20 Accounting for the Merger; Reorganization. As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify for "pooling of interests" accounting treatment under generally accepted accounting principles, or as a "reorganization" under Section 368(a) of the IRC.

         3.21 Year 2000 Compliance. All software, hardware, embedded microchips and other processing capabilities utilized by and material to the operations of NPB or any NPB Subsidiary are able to interpret, process, manage and manipulate data involving all calendar dates correctly, including single century formulas and multi-century formulas, all leap years, and all dates on or after January 1, 2000, including February 29, 2000. All computer systems of NPB or any NPB Subsidiary function correctly for purposes of date and time calculations.

         3.22 NPB Common Stock. The shares of NPB Common Stock to be issued and delivered to CIB shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of NPB shall have any preemptive right with respect thereto.

         3.23  Securities Documents.  NPB has delivered to CIB copies of:

         (a) NPB's annual reports on SEC Form 10-K for the years ended December 31, 1999 and 1998;

         (b) NPB's quarterly report on SEC Form 10-Q for the quarter ended March 31, 2000;

         (c) all other reports, registration statements and filings of NPB filed with the SEC since January 1, 2000; and

         (d) NPB's proxy materials used in connection with its meetings of shareholders held in 2000 and 1999.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         3.24 Quality of Representations. To the Knowledge of NPB, no representation made by NPB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.01 Conduct of CIB's Business. Through the Closing Date, CIB shall, and shall cause each CIB Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required by this Agreement or with the written consent of NPB. CIB shall, and shall cause each CIB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of CIB or the CIB Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by NPB (such consent shall not be unreasonably withheld) or as permitted by this

Agreement, CIB shall not, and CIB shall not permit any CIB Subsidiary to:

         (a)  change  any  provision  of  its  articles  of   incorporation   or
association or of its bylaws;

         (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of capital stock; except that (i) CIB may issue up to an aggregate of 22,600 shares of CIB Common Stock upon the valid exercise of any CIB Options issued and outstanding on the date hereof, and (ii) CIB may pay its regular quarterly cash dividend of $.07 per share of CIB Common Stock;

         (c) grant any severance or termination pay, other than pursuant to policies or agreements of CIB or any CIB Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with CIB or any CIB Subsidiary;

         (d) except for (i) routine periodic pay increases, merit pay increases and pay-raises in connection with promotions, all in accordance with past practice, and (ii) retention bonuses on account of the Merger to be granted in good faith reasonable amounts not to exceed $50,000 in the aggregate and to be payable to designated persons not earlier than 30 days after the operational merger of BBank and NPBank, increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with CIB or any CIB Subsidiary; or grant job promotions other than in accordance with past practice;

         (e) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; permit BBank to relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing branch office; or permit BBank to file an application for a certificate of authority to establish a new branch office;

         (f) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

         (g) take any action which would result in any of the conditions set forth in Article V hereof not being satisfied;

         (h) change any method, practice or principle of accounting, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

         (i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

         (j) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

         (k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

         (l) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

         (m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

         (n) take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

         (o) purchase any security for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

         (p) make any capital expenditure of $50,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $25,000, or extending beyond twelve (12) months from the date hereof;

         (q) take any action that would preclude the Merger from qualifying for "pooling of interests" accounting treatment under generally accepted accounting principles or as a "reorganization" within the meaning of Section 368 of the IRC;

         (r) terminate any in-house back office, support, processing or other operational activities or services, including without limitation accounting, loan processing and deposit services; or substitute any contract or arrangement with any person or entity for the provision of such activities or services; or

         (s) agree to do any of the foregoing.

         4.02  Access; Confidentiality.

         (a) Through the Closing Date, CIB and NPB shall each afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of CIB and NPB shall each furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

         (b) NPB and CIB each agree that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships. Neither CIB nor NPB, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

         (c) All information furnished to NPB or CIB by the other in connection with the transactions contemplated by this Agreement, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement dated July 13, 2000 between NPB and CIB (the "Confidentiality Agreement").

         4.03  Regulatory Matters.  Through the Closing Date:

         (a) NPB and CIB shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. NPB and CIB shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult one another with respect to the substance and status of such filings.

         (b) CIB and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the transactions contemplated hereby.

         (c) CIB and NPB shall each cooperate with the other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including the Registration Statement and any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the transactions contemplated by this Agreement, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, CIB and NPB shall use their reasonable good faith efforts to provide each other certificates, "comfort" letters and other documents reasonably requested by the other.

         4.04 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, if necessary, appealing any adverse ruling in respect of any Application.

         4.05 No Solicitation. CIB shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

         (a) initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

         (b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

         (c) agree to or endorse any Acquisition Proposal.

CIB shall (unless it believes, based upon written advice of its counsel, such notification would violate the CIB Board of Directors' fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that, notwithstanding anything to the contrary contained in this Agreement:

                  (i) CIB may furnish or cause to be furnished confidential and non-public information concerning CIB and its businesses, properties or assets to a third party;

                  (ii) CIB may engage in discussions or negotiations with a third party;

                  (iii) following receipt of an Acquisition Proposal, CIB may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

                  (iv) following receipt of an Acquisition Proposal, the CIB Board of Directors may withdraw or modify its recommendation of the Merger;

but in respect of the foregoing clauses (i) through (iv) only if the CIB Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, and based upon written advice of its counsel, that failure to do so would result in a breach by such directors of their fiduciary duties to CIB's shareholders.

As used herein, the term "Acquisition Proposal" means the public announcement of a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (x) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of CIB, BBank, any CIB Subsidiary, or any other business combination involving CIB, BBank or any CIB Subsidiary; or (y) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of CIB Common Stock, the then outstanding shares of common stock of BBank, or the then outstanding shares of common stock of any CIB Subsidiary.

         4.06 Update of Disclosure Schedules. Through the Closing Date, CIB shall update the CIB Disclosure Schedule, and NPB shall update the NPB Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

         4.07  Other Undertakings by NPB and CIB.

         (a) Undertakings of CIB.

                  (i) Shareholder Approval. CIB shall submit this Agreement to its shareholders for approval at the CIB Shareholders Meeting with the recommendation of its Board of Directors to such shareholders to approve this Agreement. The CIB Shareholders Meeting may, in CIB's sole discretion, be held after all consents of any Regulatory Authorities to the Merger have been obtained. In the event that any such consent has not been obtained prior to the date established in the Prospectus/Proxy Statement for such meeting, such meeting may be postponed or adjourned at the sole discretion of CIB.

                  (ii) Phase I Environmental Audit. CIB shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by CIB or any CIB Subsidiary.

                  (iii) Updated Fairness Opinion. CIB shall use its reasonable best efforts to obtain an updated written opinion from JMS to the effect that the consideration to be received by shareholders of CIB pursuant to this Agreement is fair, from a financial point of view, to such shareholders, dated not more than ten days prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of CIB, for inclusion in such Prospectus/Proxy Statement.

                  (iv) Dividend Reinvestment Plan. Within ten days after the date of this Agreement, CIB shall suspend, effective the date of this Agreement and through the earlier of the Closing Date or the termination of this Agreement, the operation of CIB's Dividend Reinvestment Plan.

         (b) Undertakings of NPB and CIB.

                  (i) Filings and Approvals. NPB and CIB shall each cooperate with the other in the preparation and filing, as soon as practicable, of:

                           (A) the Applications;

                           (B)  the   Registration   Statement   (including  the
Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

                           (C) all other documents necessary to obtain any other
approvals and consents required to effect consummation of the transactions contemplated by this Agreement.

                  (ii) Public Announcements. NPB and CIB shall agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

                  (iii) Maintenance of Insurance. NPB and CIB shall each maintain insurance in such amounts as NPB or CIB, as the insured, believes are reasonable to cover such risks as are customary in relation to the character and location of its and its Subsidiaries' properties and the nature of its and its Subsidiaries' businesses.

                  (iv) Maintenance of Books and Records. NPB and CIB shall each maintain books of account and records on a basis consistent with past practice.

                  (v) Taxes. NPB and CIB shall each file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

                  (vi) Delivery of Financial Statements. NPB and CIB shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended July 31, 2000 and the quarter ended June 30, 2000, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles, except as noted therein and subject to year-end audit adjustments and footnotes.

                  (vii) Delivery of SEC Documents. NPB and CIB shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

         (c) Undertakings of NPB.

                  (i) Employees, Severance Policy.

                           (A) NPB will  endeavor to continue the  employment of
all current employees of CIB or any CIB Subsidiary in positions that will contribute to the successful performance of the combined organization. Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual. If that is impracticable or if NPB elects to eliminate a position, NPB will make severance payments to the displaced employee as set forth in this Section 4.07(c)(i). NPB will also make severance payments to an employee who declines a position that requires re- location more than 40 miles from his current place of employment.

                           (B)  Subject to the  following  minimum  and  maximum
benefits, NPB will grant an eligible employee one week of severance pay (at his then current pay rate) for each year of an employee's service with CIB or any CIB Subsidiary prior to the employment termination date. The minimum benefit shall be four weeks' salary for full-time exempt and nonexempt employees, which will be pro- rated for part-time employees. The maximum severance benefit will be 26 weeks' salary.

                           (C) All employees of CIB or of any CIB  Subsidiary on
the date  hereof  will be  eligible  for  severance  benefits  set forth in this
Section 4.07(c)(i), except that:

                                    (1)  No  employee  of  CIB  or  of  any  CIB
Subsidiary who shall receive any payments or benefits pursuant to any "change in control" agreement or similar plan or right shall be eligible for any severance benefits; and

                                    (2)  No  employee  of  CIB  or  of  any  CIB
Subsidiary with an operating systems conversion support role of any kind shall be eligible for any severance benefits unless such employee continues in employment for 30 days following the actual consolidation and conversion of BBank's operating systems with and into NPBank's operating systems, which, as of the date hereof, is scheduled to be completed not later than June 30, 2001.

                           (D) Persons  eligible  for  severance  benefits  will
remain eligible for such benefits in the event of any termination of employment, other than for "cause", within six months of the Effective Date. Any person whose employment with NPB is terminated by NPB without "cause" after six months from the Effective Date shall receive such severance benefit from NPB as is provided for in NPB's general severance policy for such terminations (with full credit being given for each year of service with CIB or any CIB Subsidiary).

                           (E) For purposes of this Section 4.07(c)(i),  "cause"
means  the  employer's  good  faith  reasonable  belief  that the  employee  (1)
committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, NPB, any NPB Subsidiary or any of its or their employees;
(4) had documented unsatisfactory job performance under NPB's dismissal policy; or (5) violated NPB's Code of Conduct. The foregoing definition of "cause" is the definition of "cause" used by NPB and its Subsidiaries in the ordinary course of its business.

                  (ii) Employee Benefits.

                           (A) As of the Effective Date, each employee of CIB or
of any CIB Subsidiary who becomes an employee of NPB or of any NPB Subsidiary shall be entitled to full credit for each year of service with CIB or the CIB Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in NPB's, or as appropriate, the NPB Subsidiary's, employee benefit plans, programs and policies.

                           (B)  The   employee   benefits   provided  to  former
employees of CIB or a CIB Subsidiary after the Effective Date shall be substantially similar to the employee benefits, in the aggregate, provided by NPB or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of CIB or any CIB Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

                           (C)  Subject to the  foregoing,  after the  Effective
Date, NPB or any NPB Subsidiary may discontinue, amend or convert to an NPB or an NPB Subsidiary plan any particular benefit or welfare plan of CIB or any CIB Subsidiary, subject to such plan's provisions and applicable law.

                  (iii) Election of NPBank Directors.

                           (A) Upon  consummation  of the Merger and  subject to
compliance with all applicable legal requirements, NPB shall cause NPBank to elect the CIB Nominee (selected pursuant to Section 1.02(d)(i) hereof) and one other person selected by CIB's Board of Directors (consistent with the 60 years age limitation contained in NPBank's Bylaws) and approved by NPB (which approval will not be unreasonably withheld) (each, a "CIB NPBank Nominee") as directors of NPBank, effective the Effective Date, to hold office until their successors are elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to insure that each CIB NPBank Nominee is re-elected to NPBank's Board of Directors for each of the five years following the Effective Date if such person is in office as director of NPBank on the annual election dates.

                           (B) If either CIB NPBank  Nominee,  or any successor,
resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the end of the fifth one-year term, the former CIB directors then serving on the Division Board, by a plurality vote, shall have the right to select (consistent with the 60 years age limitation contained in NPBank's Bylaws) the successor to such CIB NPBank Nominee, or any successor, subject to approval of such person by NPB (which approval will not be unreasonably withheld), and NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

                  (iv)     Banking Division, Division Board.

                           (A) Upon  consummation of the Bank Merger and subject
to compliance with all applicable legal requirements, NPB shall cause NPBank to combine the assets, branches and operations of BBank with those of NPBank in Berks County, to create the Berks County Division (the "Division"). The BBank branches located in Bernville and Shartlesville shall each be operated under a local identity sign, "Bernville Bank, Division of National Penn Bank".

                           (B) Upon consummation of the Bank Merger, and subject
to compliance with all applicable legal requirements, NPB shall cause NPBank to establish the "Berks County Division Board of Directors" (the "Division Board"). The Division Board shall initially consist of the members of CIB's Board of Directors immediately preceding the Effective Date and various NPB and NPBank executive officers and other persons as selected by NPB. The Division Board will have authority to add additional members from time to time. NPB anticipates that the Division Board will emphasize sales, marketing and expansion relating to the Division.

                           (C)  Non-employee  members of the Division  Board who
are former directors of CIB shall receive annual cash compensation for service on the Division Board, in a combination of an annual fee and Division Board attendance fees, in an aggregate amount not less than the aggregate amount of directors' fees paid in cash to them by CIB or any CIB Subsidiary in the year preceding the Effective Date. Other persons who may be selected for service as non-employee members of the Division Board shall be compensated in accordance with NPB's standard compensation arrangements for divisional board members, which is partially fixed and partially incentive-based compensation. The former CIB directors shall have the option of electing to receive such NPB standard compensation. Employee members of the Division Board shall not be separately compensated for serving on such Board. The Division Board shall have indemnification and insurance coverage no less favorable than members of NPBank's other divisional advisory boards.

                           (D) NPB shall operate the Division,  and maintain the
Division Board at the foregoing compensation level, for a period of at least five years after the Effective Date, except that this covenant shall expire if and when NPB shall be acquired or otherwise sold and thereafter the members of NPB's Board of Directors do not constitute at least 50% of the members of the surviving corporation's board of directors.

                  (v) Indemnification, Insurance.

                           (A) NPB shall  indemnify,  defend,  and hold harmless
the directors, officers, employees and agents of CIB (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted by the BCL, including provisions relating to advances of expenses incurred in the defense of any proceeding to the fullest extent permitted by the BCL upon receipt of any undertaking required by the BCL. Without limiting the foregoing, in a case (if any) in which a determination by NPB is required to effectuate any indemnification, NPB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NPB and the Indemnified Party.

                           (B) NPB shall,  and it shall cause NPBank to, keep in
effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by the BCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

                           (C) NPB shall use its  reasonable  best  efforts (and
CIB shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

                                    (1)  maintain   directors'   and   officers'
liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher; or

                                    (2) obtain  coverage  for Prior Acts for the
Indemnified Parties under the directors' and officers' liability insurance policy currently maintained by NPB;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by CIB and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years from the Effective Date; provided, that NPB shall not be obligated to make premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to CIB's directors and officers, 150 percent of the annual premium payments ($6,812) at the date hereof) of CIB's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                           (D) If any claim is made  against  present  or former
directors, officers or employees of CIB or any CIB Subsidiary who are covered or potentially covered by insurance, neither NPB nor any NPB Subsidiary shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

                           (E) If NPB or any of its  successors or assigns shall
consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 4.07(c)(v).

                           (F) The  provisions  of this Section  4.07(c)(v)  are
intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                           (G) NPB shall pay all expenses,  including reasonable
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.07(c)(v).

                  (vi) Pooling of Interests; Reorganization. Through the Closing Date, NPB shall not take any action which would preclude the Merger from qualifying for "pooling of interests" accounting treatment under generally accepted accounting principles or as a "reorganization" within the meaning of
Section 368 of the IRC.

                  (vii) Conduct of NPB's Business. Through the Closing Date, NPB
shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of NPB and others with whom business relationships exist.


                                    ARTICLE V

                                   CONDITIONS

         5.01 Conditions to CIB's Obligations under this Agreement. The obligations of CIB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CIB pursuant to Section 7.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, NPB and NPBank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by NPB and NPBank, respectively; and CIB shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of NPB and NPBank required by this Agreement to be performed by NPB or NPBank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NPB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by CIB and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to CIB or NPB of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

         (e) Officer's Certificate. NPB shall have delivered to CIB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in
Section 5.01(a) through (d) have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals, if any, deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion or Letter. CIB shall have received an opinion of Rhoads & Sinon LLP, special counsel to CIB, or a letter from Beard & Company, Inc., CIB's independent certified public accountants, dated the Closing Date, to the effect that (1) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (2) no gain or loss will be recognized by shareholders of CIB who receive shares of NPB Common Stock in exchange for their shares of CIB Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, such counsel or accountants may require and rely upon representations and agreements, including those contained in certificates of officers of CIB, NPB and others.

         (h) Approval by CIB's Shareholders. This Agreement shall have been approved by the shareholders of CIB by such vote as is required by the articles of incorporation and bylaws of CIB and by the BCL.

         (i) Pooling of Interests. CIB shall have received a letter from Beard & Company, Inc., CIB's independent certified public accountants, and from Grant Thornton LLP, NPB's independent certified public accountants, dated the Closing Date, to the effect that the Merger shall be accounted for on a "pooling of interests" basis under generally accepted accounting principles.

         (j) Other Documents. CIB shall have received such other certificates, documents or instruments from NPB or its officers or others as CIB shall have reasonably requested in connection with accounting or income tax treatment of the Merger or related securities law compliance.

         (k) Nasdaq Listing. The NPB Common Stock shall continue to be authorized for quotation on Nasdaq.

         (l) Rights Agreement. No event shall have occurred which shall result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered, and no other event shall have occurred under the Rights Agreement which would materially adversely affect any current or future right or interest of any holders of CIB Common Stock.

         5.02 Conditions to NPB's Obligations under this Agreement. The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 7.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, CIB and BBank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by CIB and BBank, respectively; and NPB shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of CIB and BBank required by this Agreement to be performed by CIB or BBank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of CIB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by NPB and CIB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Merger; provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to NPB or CIB of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

         (e) Officer's Certificate. CIB shall have delivered to NPB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in Sections 5.01(a) through (d) have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals, if any, deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion or Letter. NPB shall have received an opinion of Ellsworth, Carlton & Waldman, P.C., special counsel to NPB, or a letter from Grant Thornton LLP, NPB's independent certified public accountants, dated the Closing Date, to the effect that (1) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (2) no gain or loss will be recognized by shareholders of CIB who receive shares of NPB Common Stock in exchange for their shares of CIB Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, such counsel or accountants may require and rely upon representations and agreements, including those contained in certificates of officers of CIB, NPB and others.

         (h) Approval by CIB's Shareholders. This Agreement shall have been approved by the shareholders of CIB by such vote as is required under the articles of incorporation and bylaws of CIB and by the BCL.

         (i) Pooling of Interests. NPB shall have received a letter from Grant Thornton LLP, NPB's independent certified public accountants, and Beard & Company, Inc., CIB's independent certified public accountants, dated the Closing Date, to the effect that the Merger shall be accounted for on a "pooling of interests" basis under generally accepted accounting principles.

         (j) Other Documents. NPB shall have received such other certificates, documents or instruments from CIB or its officers or others as NPB shall have reasonably requested in connection with accounting or income tax treatment of the Merger or related securities law compliance.

         (k) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 4.07(a)(ii) hereof shall not result in a Material Adverse Effect.


                                   ARTICLE VI

                        TERMINATION, WAIVER AND AMENDMENT

         6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

         (a) By the mutual written consent of the parties hereto;

         (b) By NPB or CIB:

                  (i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 5.01(b) or 5.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied;

                  (ii) If the Closing Date shall not have occurred prior to March 15, 2001 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

                  (iii) If any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

                  (iv) If the shareholder vote contemplated by this Agreement is not obtained at the CIB Shareholders Meeting.

         (c) By CIB,  at any  time  during  the  ten-day  period  following  the
Determination   Date,  if  both  of  the  following   conditions  occur  on  the
Determination Date:

                  (i) the NPB Market Value shall be less than $17.00 per share; and

                  (ii) (A) the quotient obtained by dividing the NPB Market Value by $21.875 per share shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B);

subject, however, to the following: If CIB shall elect to terminate this Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to NPB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the five-day period commencing with its receipt of such notice, NPB shall have the option to elect to increase the Exchange Ratio to ninety-five hundredths (95/100) share of NPB Common Stock in exchange for each share of CIB Common Stock and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate NPB's election of such option (i.e., up to a five-day period). If NPB so elects within such five-day period, it shall give prompt written notice to CIB of such election, whereupon no termination shall have occurred pursuant to this Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

         For purposes of this Section 6.01(c), the following terms have the meanings indicated.

         "Index Group" means the bank or thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. The bank or thrift holding companies are as follows: (1) Susquehanna Bancshares, Inc.; (2) Fulton Financial Corporation; (3) Commerce Bancorp, Inc.; (4) BT Financial Corporation;
(5) Hudson United Bancorp; (6) Wilmington Trust Corporation; and (7) Harleysville National Corporation.

         "Index Price" on a given date means the average of the closing sale prices of the common stocks of the companies comprising the Index Group.

         "Average Index Price" means the average of the Index Prices for the twenty trading days ending on the Determination Date.

         "Starting Date" means July 21, 2000.

         If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.01(c).

         6.02 Effect of Termination. If this Agreement is terminated pursuant to
Section 6.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 4.02(c) and 7.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of NPB or CIB to the other, except for any liability of NPB or CIB under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

         7.02 Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.

         7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

         (a) amend this Agreement;

         (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

         (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

         (d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.04 Entire Agreement. This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that the CIB Nominee may enforce Section 1.02(d); the CIB NPBank Nominees may enforce
Section 4.07(c)(iii); and any Indemnified Party may enforce Section 4.07(c)(v).

         7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

         7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

         (a)      If to NPB, to:

                  National Penn Bancshares, Inc.
                  Philadelphia and Reading Avenues
                  P.O. Box 547
                  Boyertown, Pennsylvania  19512-0547

                  Attention:  Wayne R. Weidner, President

                  Telecopy No.: 610-369-6236

                  with a copy to:

                  H. Anderson Ellsworth
                  Jay W. Waldman
                  Ellsworth, Carlton & Waldman, P.C.
                  1105 Berkshire Boulevard
                  Suite 320
                  Wyomissing, Pennsylvania 19610

                  Telecopy No.: 610-371-9510

         (b)      If to CIB, to:

                  Community Independent Bank, Inc.
                  201 North Main Street
                  Bernville, Pennsylvania 19506

                  Attention:  Frederick P. Krott, Chairman

                  Telecopy No.: 610-488-0952

                  with a copy to:

                  Charles J. Ferry
                  Rhoads & Sinon LLP
                  One South Market Square, 12th Floor
                  P.O. Box 1146
                  Harrisburg, PA 17108-1146

                  Telecopy No.: 717-231-6669

         7.07 Disclosure Schedules. Information contained on either the CIB Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material
Adverse Effect.

         7.08 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         7.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      NATIONAL PENN BANCSHARES, INC.


(Corporate Seal)                      By:/s/ Wayne R. Weidner
                                         ----------------------------
                                            Name:  Wayne R. Weidner
                                            Title: President

                                      Attest:/s/ Sandra L. Spayd
                                             ---------------------------
                                             Name:  Sandra L. Spayd
                                             Title: Secretary


                                      COMMUNITY INDEPENDENT BANK, INC.


(Corporate Seal)                      By:/s/ Frederick P. Krott
                                          ---------------------------
                                              Name:  Frederick P. Krott
                                              Title: Chairman

                                      Attest:/s/ Karl D. Gerhart
                                             ---------------------------
                                             Name:  Karl D. Gerhart
                                             Title: President and CEO

                                                                       EXHIBIT 1


                                                     July 23, 2000


National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

         National Penn Bancshares, Inc. ("NPB") and Community Independent Bank, Inc. ("CIB") are considering execution of an Agreement dated July 23, 2000 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein, (a) NPB will acquire CIB by a merger of CIB with and into NPB, (b) shareholders of CIB will receive shares of NPB common stock in exchange for their shares of CIB common stock owned on the closing date, and (c) optionholders of CIB will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of CIB outstanding on the closing date (the foregoing, collectively, the "Merger").

         NPB has required as a condition to its execution and delivery to CIB of the Agreement, that the undersigned, being a director of CIB, execute and deliver to NPB this Letter Agreement.

         The undersigned, in order to induce NPB to execute the Agreement, and intending to be legally bound hereby, irrevocably agrees and represents as follows:

         1. The undersigned agrees to vote or cause to be voted for approval of the Merger all shares of CIB common stock over which the undersigned exercises sole voting power.

         2. Through the record date for the meeting of CIB shareholders to vote upon the Merger and for the period and to the extent provided in Paragraph 6 hereof, the undersigned agrees not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of CIB common stock over which the undersigned exercises sole voting power.

         3. The undersigned has sole voting power over the number of shares of CIB common stock, and holds stock options for the number of shares of CIB common stock, if any, set forth below opposite the signature line for the undersigned. NPB recognizes that with respect to any such shares which have been pledged to a third party, the undersigned will not be able to control the voting or disposition of such shares in the event of a default.

         4. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Merger, except:

                  (a) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

                  (b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145"); or

                  (c) in a transaction which, in the opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act;

and the undersigned acknowledges and agrees that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available.

         5. NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to the undersigned.

         6. Notwithstanding the foregoing, the undersigned agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of CIB or of common stock of NPB, during the period commencing thirty (30) days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty (30) days of post-Merger combined operations of NPB and CIB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of CIB common stock or shares of NPB common stock which, in NPB's reasonable judgment, are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the SEC.

         7. The undersigned agrees that neither CIB nor NPB shall be bound by any attempted sale of any shares of CIB common stock or NPB common stock, respectively, and CIB's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and the undersigned further agrees that the certificates representing shares of NPB common stock owned by the undersigned may be endorsed with restrictive legends consistent with the terms of this Letter Agreement.

         8. The undersigned represents that he has no plan or intention to offer, sell, exchange, or otherwise dispose of any shares of common stock of NPB prior to expiration of the time period referred to in subparagraph 6 hereof.

         9. The undersigned agrees, if he is an optionholder, to exchange his options to acquire shares of common stock of CIB for options to acquire such number of shares of common stock of NPB as he would have acquired if he had exercised such options immediately prior to consummation of the Merger, and otherwise on the same terms and conditions as the exchanged CIB options (unless the undersigned shall have exercised any such option prior to the Merger).

         10. The undersigned represents that he has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         The parties hereto acknowledge that this Letter Agreement is being executed by the undersigned in his capacity solely as a shareholder of CIB, and not in any other capacity (including as a director of CIB), and nothing herein contained shall derogate from the undersigned's ability to act in such other capacity, including the exercise of fiduciary duty, even if in conflict with the foregoing.

         This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter.

         This Letter Agreement shall be effective upon acceptance by NPB.

         This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach or any covenant or representation contained herein.

                                           Very truly yours,

Number of Shares,
and Shares Subject
to Stock Options,
Held:


--------------------------------                   --------------------------
                                                     [Name]





Accepted:


NATIONAL PENN BANCSHARES, INC.



By:___________________________
   Name:
   Title:

            THE STOCK OPTION AGREEMENT IS INCLUDED HEREIN AS ANNEX B

                                                                       EXHIBIT 3

                               BANK PLAN OF MERGER

         THIS BANK PLAN OF MERGER ("Bank Plan of Merger") dated July 23, 2000, is by and between NATIONAL PENN BANK, a national banking association ("NPBank"), and BERNVILLE BANK, N.A., a national banking association ("BBank").


                                   BACKGROUND

         1. NPBank is a wholly-owned subsidiary of National Penn Bancshares, Inc., a Pennsylvania corporation ("NPB").

         2. BBank is a wholly-owned subsidiary of Community Independent Bank, Inc., a Pennsylvania corporation ("CIB").

         3. NPB and CIB have executed an Agreement dated July 23, 2000 (the "Agreement"). The Agreement provides for the merger of BBank with and into NPBank, with NPBank surviving such merger, but only after closing of the "Merger" provided for in the Agreement. After closing of the "Merger", NPBank and BBank will each be direct wholly-owned subsidiaries of NPB. This Bank Plan of Merger is being executed by NPBank and BBank pursuant to the Agreement.


                                    AGREEMENT

         In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, NPBank and BBank, intending to be legally bound hereby, agree:


                                    ARTICLE I

                                     MERGER

         Subject to the terms and conditions of this Bank Plan of Merger, and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof):

         (a) BBank shall merge with and into NPBank, under the charter of NPBank;

         (b) the separate existence of BBank shall cease; and

         (c) NPBank shall be the surviving bank.

Such transaction is referred to herein as the "Bank Merger", and NPBank, as the surviving bank in the Bank Merger, is referred to herein as the "Surviving Bank".


                                   ARTICLE II

                        NAME AND BUSINESS OF ASSOCIATION

         The name of the Surviving Bank shall be National Penn Bank. The business of the Surviving Bank shall be that of a national banking association. This business shall be conducted by the Surviving Bank at its main office which shall be located at Reading and Philadelphia Avenues, Boyertown, Pennsylvania 19512, and its legally established branches and other facilities.


                                   ARTICLE III

                       ARTICLES OF ASSOCIATION AND BYLAWS

         3.1 Articles of Association. On and after the Effective Date, the articles of association of the Surviving Bank shall read in their entirety as set forth on Schedule 3.1 attached hereto and made a part hereof, until changed in accordance with applicable law, such articles of association, and the Surviving Bank's bylaws.

         3.2 Bylaws. On and after the Effective Date, the bylaws of NPBank, as in effect immediately prior to the Effective Date, shall automatically be and remain the bylaws of the Surviving Bank, until changed in accordance with applicable law, the Surviving Bank's articles of association, and such bylaws.


                                   ARTICLE IV

                         BOARD OF DIRECTORS AND OFFICERS

         4.1  Board of Directors.

         (a) On and after the Effective Date, (1) the directors of NPBank duly elected and holding office immediately prior to the Effective Date and (2) two persons (each a "CIB NPBank Nominee") selected by CIB's Board of Directors (consistent with the 60 years age limitation contained in NPBank's Bylaws) and approved by NPB (which approval will not be unreasonably withheld) shall be the directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of the Surviving Bank; provided, however, that with respect to the CIB NPBank Nominees, NPB and NPBank shall take all steps necessary to ensure that such persons are re-elected to NPBank's Board of

Directors for each of the five years following the Effective Date if such persons are in office as directors of NPBank on the annual election dates.

         (b) If either CIB NPBank Nominee, or any successor, resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the end of the fifth one-year term, the former CIB directors then serving on the Division Board (as defined in the Agreement), by a plurality vote, shall have the right to select (consistent with the 60 years age limitation contained in NPBank's Bylaws) the successor to such CIB NPBank Nominee, or any successor, subject to approval of such person by NPB (which approval will not be unreasonably withheld), and NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

         4.2 Officers. On and after the Effective Date, the officers of NPBank duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of the Surviving Bank.


                                    ARTICLE V

                              CONVERSION OF SHARES

         5.1 NPBank Capital Stock. Each share of NPBank capital stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.

         5.2 BBank Capital Stock. Each share of BBank capital stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.


                                   ARTICLE VI

                          EFFECTIVE DATE OF THE MERGER

         The Bank Merger shall be effective at the time specified in a merger approval to be issued by the Office of the Comptroller of the Currency of the United States of America (the "Effective Date").

                                   ARTICLE VII

                              EFFECT OF THE MERGER

         On the Effective Date: the separate existence of BBank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of NPBank and BBank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         The obligations of NPBank and BBank to effect the Bank Merger shall be subject to closing of the "Merger" provided for in the Agreement.


                                   ARTICLE IX

                                   TERMINATION

         This Bank Plan of Merger shall terminate automatically upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Bank Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.


                                    ARTICLE X

                                    AMENDMENT

         This Bank Plan of Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Plan of Merger.

         11.2 Notices. Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

         11.3 Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Bank Plan of Merger.

         11.4 Counterparts. For the convenience of the parties hereto, this Bank Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

         11.5 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, National Penn Bank and Bernville Bank, N.A., have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above, each pursuant to a resolution of its board of directors, acting by a majority.


                              NATIONAL PENN BANK


(Corporate Seal)              By:/s/ Wayne R. Weidner
                                 ---------------------------
                                 Name:  Wayne R. Weidner
                                 Title: President


                              Attest:/s/ Sandra L. Spayd
                                 ---------------------------
                                 Name:  Sandra L. Spayd
                                 Title: Secretary


                              BERNVILLE BANK, N.A.


(Corporate Seal)              By:/s/ Frederick P. Krott
                                 ---------------------------
                                 Name:  Frederick P. Krott
                                 Title: Chairman


                              Attest:/s/ Karl D. Gerhart
                                 ---------------------------
                                 Name:  Karl D. Gerhart
                                 Title: President and CEO

                                                                    SCHEDULE 3.1

                             ARTICLES OF ASSOCIATION

                               NATIONAL PENN BANK

         FIRST: The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be "National Penn Bank."

         SECOND: The place where the main banking house or offices of this Association shall be located, its operations of discount and deposit carried on, and its general business conducted, shall be Boyertown, County of Berks, State of Pennsylvania.

         THIRD: The Board of Directors of this Association shall consist of not less than five nor more than twenty-five persons, as such number may from time to time be fixed by a majority of the Board of Directors. The Board of Directors may, between annual meetings of shareholders, increase the number of directors by not more than two where the number of directors last elected by shareholders was fifteen or less and by not more than four where the number of directors last elected by shareholders was sixteen or more and may appoint persons to fill the resulting vacancies. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business. All members of the Board of Directors shall own qualifying shares in accordance with the provisions of the National Bank Act set forth in Section 72 of Title 12 of the United States Code, as amended, and the regulations and interpretations of the Comptroller of the Currency thereunder.

         FOURTH: The regular annual meeting of the shareholders of this Association shall be held at its main banking house, or other convenient place duly authorized by the Board of Directors, on such date of each year as is specified therefor in the By-Laws.

         FIFTH: The amount of authorized capital stock of this Association shall be Six Million Dollars ($6,000,000) divided into 400,000 shares of common stock with a par value per share of Fifteen Dollars ($15.00) each, but the capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States. No shareholder shall be entitled to preemptive rights.

                  The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

         SIXTH: The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board; but the Board of Directors may appoint a Director, in lieu of the President, to be Chairman of the Board, who shall perform such duties as may be designated by the Board of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents, who shall be authorized, in the absence of the President, to perform all acts and duties pertinent to the office of President, except such acts and duties as only the President is authorized by law to perform; to appoint a Cashier and such other officers as may be required to transact the business of this Association; to fix salaries to be paid to all officers of this Association; and to dismiss such officers, or any of them.

                  The Board of Directors shall have the power to define the duties of officers and employees of this Association, to require bonds from them, and to fix the penalty thereof; to regulate the manner in which Directors shall be elected or appointed, and to appoint judges of the election; to make all by-laws that may be lawful for them to make for the general regulation of the business of this Association and the management of its affairs; and generally to do and perform all acts that it may be lawful for a Board of Directors to do and perform.

         SEVENTH: The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of Boyertown, Pennsylvania, without the approval of the shareholders of this Association, but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of this Association to any other place or places without the approval of the shareholders of this Association, but subject to the approval of the Comptroller of the Currency.

         EIGHTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Association, or is or was serving at the request of the Association as a director, officer, employee, agent, or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Association against expenses (including attorneys' fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the fullest extent permitted to Pennsylvania corporations under Pennsylvania law.

                  Any person claiming indemnification within the scope of this Article shall be entitled to advances from the Association for payment of the expenses of defending actions against such person in the manner and to the fullest extent permitted to Pennsylvania corporations under Pennsylvania law.

                  Notwithstanding anything contained herein to the contrary, no director, officer, or employee of the Association shall be entitled to indemnification against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency, which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association.

                  On the request of any person requesting indemnification or an advance under this Article, the Board of Directors, by a majority vote of a quorum consisting of directors who are not parties to the above-referenced action, suit, or proceeding, shall determine whether the standards required by this Article have been met. If, however, such a quorum of directors is not obtainable or is not empowered by statute to make such determination or if a majority of said quorum so directs, such determination shall be made by independent legal counsel.

                  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

         NINTH: The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

         TENTH: The Board of Directors of this Association or any three or more shareholders owning, in the aggregate, not less than ten percent (10%) of the stock of this Association, may call a special meeting of shareholders at any time; provided, however, that, unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place, and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record of this Association at their respective addresses as shown upon the books of the Association. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this Association, subject to the provisions of the banking laws of the United States; provided, however, that the notice of any shareholders' meeting at which an amendment to the Articles of Association of this Association is to be considered shall be given as hereinabove set forth.

         ELEVENTH: Notwithstanding anything to the contrary contained herein, whenever the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provisions of law or these Articles of Association or of the bylaws, the meeting and vote of shareholders may be dispensed with, if all of the shareholders shall consent in writing to such corporate action being taken.

COMMONWEALTH OF PENNSYLVANIA  :
                              :ss.
COUNTY OF BERKS               :

         On this 23rd day of July, 2000, before me, a notary public for this state and county, personally came Wayne R. Weidner, as President, and Sandra L. Spayd, as Secretary, of National Penn Bank, and each, in his/her capacity, acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.


                              /s/ Deborah M. Johnson
                              -----------------------------------
(Seal of Notary)              Notary Public
                              My commission expires 7/14/01





COMMONWEALTH OF PENNSYLVANIA  :
                              :ss.
COUNTY OF BERKS               :

         On this 23rd day of July, 2000, before me, a notary public for this state and county, personally came Karl D. Gerhart, as President, and Frederick
P. Krott, as Chairman of the Board, of Bernville Bank, N.A. and each, in his/her capacity, acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year.


                              /s/ Tamara D. Galan
                              -----------------------------------
(Seal of Notary)              Notary Public
                              My commission expires 6/30/03

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated as of July 23, 2000, is by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation ("NPB"), and COMMUNITY INDEPENDENT BANK, INC., a Pennsylvania corporation ("CIB").

                                   BACKGROUND

         1. NPB and CIB desire to enter into an Agreement, dated as of July 23, 2000 (the "Agreement"), providing, among other things, for the acquisition by NPB of CIB through the merger of CIB with and into NPB, with NPB surviving the merger (the "Merger").

         2. As a condition and inducement to NPB to enter into the Agreement, CIB is granting to NPB an option to purchase up to that number of shares of common stock, par value $5.00 per share (the "Common Stock"), of CIB as shall equal 19.9% of shares of Common Stock of CIB issued and outstanding as of the date hereof, on the terms and conditions hereinafter set forth.

         3. By resolution of the Board of Directors of CIB, the Board of Directors of CIB has explicitly authorized and determined that it is in the best interests of CIB, pursuant to Sections 8(A) and 9(A) of CIB's Amended and Restated Articles of Incorporation ("Amended Articles"), that the provisions of Articles 8, 9 and 10 of CIB's Amended Articles shall not apply to NPB if NPB purchases any shares of CIB Common Stock by reason of the exercise of the option to purchase shares of CIB Common Stock set forth in this Stock Option Agreement, nor shall such provisions apply to any other Person (as defined in Article 15 of the Amended Articles) who purchases any such shares from NPB. By resolution of the Board of Directors of CIB, the Board of Directors of CIB has also explicitly authorized and determined that no conditions, other than those conditions imposed by this Stock Option Agreement, shall be imposed on NPB's ability to vote or hold any shares of CIB Common Stock purchased by NPB by reason of the exercise of the option to purchase shares of CIB Common Stock set forth in this Stock Option Agreement, nor shall any conditions be imposed upon any other Person (as defined in Article 15 of the Amended Articles) who purchases any such shares from NPB.

                                    AGREEMENT

         NOW  THEREFORE,  in  consideration  of the  premises  and of the mutual
covenants,   agreements  and  representations  herein  contained,  the  parties, intending to be legally bound hereby, agree as follows:

         1. Grant of Option. CIB hereby grants to NPB, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 139,200 shares of Common Stock of CIB (as adjusted as set forth herein, the "Option
Shares") at a price per share (as adjusted as set forth herein, the "Option Price") equal to $10.00, provided, however, that in no event shall the aggregate number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of CIB Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

         2. Exercise of Option.

            (a) Provided that:

                  (i) NPB shall not be, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement or this Stock Option Agreement; and

                  (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise;

upon or after the occurrence of a Triggering Event (defined below) NPB may exercise the Option, in whole or in part, at any time or one or more times, from time to time;

provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of:

                      (A) the Effective  Date of the Merger,  as provided in the
            Agreement;

                      (B) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event (defined below), other than a termination of the Agreement by NPB pursuant to Section 6.01(b)(i) as a result of a willful breach of the Agreement by CIB (such a termination by NPB is hereinafter referred to as a "Default Termination");

                      (C) 12 months after the  termination  of the  Agreement by
            NPB pursuant to a Default Termination; and

                      (D) 12 months after  termination  of the Agreement  (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and
provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable securities and banking laws. The rights set forth in Section 3 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

         (b) As used herein, the term "Triggering Event" means the occurrence of either of the following events:

                  (i) a person or group (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than NPB or an affiliate of NPB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission ("SEC")); or

                  (ii) a person or group, other than NPB or an affiliate of NPB, enters into an agreement or letter of intent or memorandum of understanding with CIB pursuant to which such person or group or any affiliate of such person or group would:

                      (A) merge or consolidate, or enter into any similar transaction, with CIB;

                      (B) acquire all or substantially all of the assets or liabilities of CIB or all or substantially all of the assets or liabilities of Bernville Bank, N.A., a wholly-owned subsidiary of CIB ("BBank"); or

                      (C) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the SEC) or the then outstanding shares of common stock of BBank; or

         CIB shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding.

                  (c) As used herein, the term "Preliminary Triggering Event" means the occurrence of any of the following events:

                           (i) a person or group (as those terms are defined or used in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an affiliate of NPB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the SEC);

                           (ii) a person or group, other than NPB or an affiliate of NPB, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for:

                      (A) any merger,  consolidation  or  acquisition  of all or substantially all the assets or liabilities of CIB, BBank, or any other business combination involving CIB or BBank; or

                      (B) a  transaction  involving  the transfer of  beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of BBank, (collectively, a "Proposal");

         and thereafter, if such Proposal has not been Publicly Withdrawn (defined below) at least 30 days prior to the meeting of shareholders of CIB called to vote on the Merger, CIB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled;

                           (iii) the Board of Directors of CIB shall:

                      (A) fail to recommend the Merger;

                      (B) recommend a Proposal; or

                      (C) have  withdrawn or modified in a manner adverse to NPB the recommendation of the Board of Directors of CIB with respect to the Agreement and thereafter CIB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting is not scheduled or has been cancelled; or

                           (iv) a person or group, other than NPB or an affiliate of NPB, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, CIB shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle NPB to terminate the Agreement under Section 6.01(b)(i) of the Agreement (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the Agreement).

         If more than one of the transactions giving rise to a Triggering Event or a Preliminary Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event or Preliminary Triggering Event, as applicable, which Triggering Event or Preliminary Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

         For purposes of this Section 2, "Publicly Withdrawn" shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over CIB or in soliciting or inducing any other person (other than NPB or an affiliate of NPB) to do so.

         Notwithstanding the foregoing, the obligation of CIB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate):

                  (i) until the receipt of all required governmental or regulatory approvals or consents necessary for CIB to issue the Option Shares or NPB to exercise the Option, or until the expiration or termination of any waiting period required by law, or

                  (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any other provision, the Option shall not expire or otherwise terminate.

         CIB shall notify NPB promptly in writing of the occurrence of any Triggering Event or Preliminary Triggering Event known to it, it being understood that the giving of such notice by CIB shall not be a condition to the right of NPB to exercise the Option. CIB will not take any action which would have the effect of preventing or disabling CIB from delivering the Option Shares to NPB upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement, except to the extent required by applicable securities and banking laws and regulations. In the event NPB wishes to exercise the Option, NPB shall send a written notice to CIB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

         3.       Repurchase of Option by CIB.

                  (a) Subject to the last sentence of Section 2(a), at the request of NPB at any time commencing upon the first occurrence of a Repurchase Event (defined below) and ending 12 months immediately thereafter, CIB shall repurchase from NPB (x) the Option and (y) all shares of Common Stock purchased by NPB pursuant hereto with respect to which NPB then has beneficial ownership. The date on which NPB exercises its rights under this Section 3 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of:

                           (i) the aggregate Option Price paid by NPB for any shares of Common Stock acquired pursuant to the Option with respect to which NPB then has beneficial ownership;

                           (ii) the excess, if any, of:

                      (A) the Applicable Price (defined below) for each share of
            Common Stock over:

                      (B) the Option Price  (subject to  adjustment  pursuant to
            Section 6);

         multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

                           (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by NPB for each share of Common Stock with respect to which the Option has been exercised and with respect to which NPB then has beneficial ownership, multiplied by the number of such shares.

                  (b) (i) If NPB exercises it rights under this Section 3, CIB shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to NPB in immediately available funds, and contemporaneously with such payment, NPB shall surrender to CIB the Option and the certificate evidencing the shares of Common Stock purchased under the Option with respect to which NPB then has beneficial ownership, and NPB shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

                           (ii) Notwithstanding  Section 3(b)((i), to the extent
that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the OCC, the FRB, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, NPB shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that CIB deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same. Each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval. In any such case, the ten
(10) business day period of time that would otherwise run pursuant to Section 3(b)(i) for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed.

                           (iii) If any Regulatory Authority disapproves of any
part of CIB's proposed repurchase pursuant to this Section 3, CIB shall promptly give notice of such fact to NPB. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, CIB shall promptly give notice of such fact to NPB. If any Regulatory Authority prohibits the repurchase in part but not in whole, then NPB shall have the right (x) to revoke the repurchase request, or (y) to the extent permitted by such Regulatory Authority, to determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and NPB shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. NPB shall notify CIB of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

                  (c) For purposes of this Agreement, the "Applicable Price" means the highest of:

                           (i) the highest price per share of Common Stock paid for any such share by the person or group described in
         Section 3(d)(i);

                           (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv); or

                           (iii) the highest closing sales price per share of Common Stock quoted on the American Stock Exchange during the 15 business days preceding the Request Date;

provided, however, that in the event of a sale of less than all of CIB's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CIB as determined by a nationally- recognized investment banking firm selected by NPB, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of clauses
(i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by NPB and reasonably acceptable to CIB, which determination shall be conclusive for all purposes of this Agreement.

                  (d)      As used herein, a "Repurchase Event" shall occur if:

                           (i) any person or group (as those terms are defined or used in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an affiliate of NPB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Common Stock;

                           (ii) CIB shall have merged or consolidated with any person, other than NPB or an affiliate of NPB, and shall not be the surviving or continuing corporation of such merger or consolidation;

                           (iii) any person, other than NPB or an affiliate of NPB, shall have merged into CIB and CIB shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of CIB or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation; or

                           (iv) CIB shall have sold or otherwise transferred more than 25% of its consolidated assets to any person, other than NPB or an affiliate of NPB.

         4. Payment and Delivery of Certificates. At any Closing hereunder:

                  (a) NPB will make payment to CIB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by CIB;

                  (b) CIB will deliver to NPB a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of NPB or its designee, in such denominations as were specified by NPB in its notice of exercise; and

                  (c) NPB will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

         A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

                  "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Community Independent Bank, Inc. receives an opinion of counsel acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

         5. Registration Rights.

                  (a) Upon or after the occurrence of a Triggering Event and upon receipt of a written request from NPB, CIB shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933 (the "Securities Act") with the SEC covering such number of Option Shares as NPB shall specify in its request, and CIB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option Shares; provided that:

                           (i) NPB shall in no event have the right to have more than one such registration statement become effective;

                           (ii) CIB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to CIB delivers to CIB and to NPB its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; and

                           (iii) CIB may delay any registration of Option Shares for a period not exceeding 90 days in the event that CIB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of securities by CIB. NPB shall provide all information reasonably requested by CIB for inclusion in any registration statement to be filed hereunder.

In connection with such filing, CIB shall use its reasonable best efforts to cause to be delivered to NPB such certificates, opinions, accountant's letters and other documents as NPB shall reasonably request and as are customarily provided in connection with the registration of securities under the Securities Act. CIB shall provide to NPB such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as NPB may reasonably request.

                  (b) All reasonable expenses incurred by CIB in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for CIB and blue sky fees and expenses, shall be paid by CIB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to NPB and any other expenses incurred by NPB in connection with such filing shall be borne by NPB.

                  (c) In connection with any filing under this Section 5, CIB shall indemnify and hold NPB harmless against any losses, claims, damages or liabilities, joint or several, to which NPB may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and CIB will reimburse NPB for any legal or other expense reasonably incurred by NPB in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that CIB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of NPB specifically for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto.

                  (d) NPB will indemnify and hold harmless CIB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of NPB for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and

NPB will reimburse CIB for any legal or other expense reasonably incurred by CIB in connection with investigating or defending any such loss, claim, damage, liability or action.

                  (e) Notwithstanding any provision of Sections 5(c) or 5(d), no indemnifying party shall be liable for any settlement effected without its prior written consent.

         6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

         7. Filings and Consents. Each of NPB and CIB will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, NPB shall file a report of beneficial ownership on Form 13D with the SEC under the Exchange Act which discloses the rights of NPB hereunder.

         8. Representations and Warranties of CIB. CIB hereby represents and warrants to NPB as follows:

                  (a) Due Authorization. CIB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by CIB. This Stock Option Agreement constitutes a legal, valid and binding obligation of CIB, enforceable against CIB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity).

                  (b) Authorized Shares. CIB has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

         9. Representations and Warranties of NPB. NPB hereby represents and warrants to CIB that NPB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by NPB. This Stock Option Agreement constitutes a legal, valid and binding obligation of NPB, enforceable against NPB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity).

         10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

         11. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         12. Assignment or Transfer. NPB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an NPB subsidiary. NPB represents that it is acquiring the Option for NPB's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. NPB is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the SEC pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) of the Securities Act and the representations and warranties made by NPB in connection therewith.

         13. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

         14. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

         15. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

                  (a)      If to NPB, to:

                           National Penn Bancshares, Inc.
                           Philadelphia and Reading Avenues
                           P.O. Box 547

                           Boyertown, Pennsylvania 19512-0547

                           Attention: Wayne R. Weidner, President
                           Telecopy No.:  610-369-6349

                           with a copy to:

                           H. Anderson Ellsworth
                           Jay W. Waldman
                           Ellsworth, Carlton & Waldman, P.C.
                           1105 Berkshire Boulevard
                           Suite 320
                           Wyomissing, Pennsylvania 19610

                           Telecopy No.:  610-371-9510

                  (b)      If to CIB, to:

                           Community Independent Bank, Inc.
                           201 North Main Street
                           Bernville, Pennsylvania 19506

                           Attention:  Frederick P. Krott, Chairman

                           Telecopy No.: 610-488-0952

                           with a copy to:

                           Charles J. Ferry
                           Rhoads & Sinon LLP
                           One South Market Square, 12th Floor
                           P.O. Box 1146
                           Harrisburg, PA 17108-1146

                           Telecopy No.: 717-231-6669

         16. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

         17. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

         18. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

         19. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

         20. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         21. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

         22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their duly authorized officers and have caused their corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                        NATIONAL PENN BANCSHARES, INC.


(Corporate Seal)                        By:/s/ Wayne R. Weidner
                                           ---------------------------
                                                 Name:  Wayne R. Weidner
                                                   Title: President

                                Attest:/s/ Sandra L. Spayd
                                       ---------------------------
                                                 Name:  Sandra L. Spayd
                                                   Title: Secretary

                                        COMMUNITY INDEPENDENT BANK, INC.


(Corporate Seal)                        By:/s/ Frederick P. Krott
                                           ---------------------------
                                                 Name:  Frederick P. Krott
                                                    Title: Chairman

                                Attest:/s/ Karl D. Gerhart
                                       ---------------------------
                                                 Name:  Karl D. Gerhart
                                                 Title: President and CEO

                                                                         ANNEX C




October 18, 2000



The Board of Directors
Community Independent Bank, Inc.
201 North Main Street
Bernville, PA  19506

Members of the Board:

Community Independent Bank, Inc. ("Community") and National Penn Bancshares, Inc. ("National Penn") have entered into an Agreement and Plan of Merger ("Merger Agreement") providing for the merger of Community with and into National Penn (the "Merger"). The proposed consideration is outlined in the Merger Agreement dated July 23, 2000. You have asked our opinion, as of the date hereof, whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Community.

Pursuant to the Merger Agreement, each share of Community Common Stock shall be converted into and exchangeable for that number of nine-tenths (0.9) shares of National Penn Common Stock ("Exchange Ratio"), subject to certain adjustments (as more fully described in the Merger Agreement).

Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Community or National Penn for our own account or for the accounts of our customers. Additionally, we have received a fee for rendering this opinion.

In rendering our opinion, we have, among other things:

(a) reviewed the historical financial performances, current financial positions and general prospects of Community and National Penn;

(b) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings and book value per share of Community Common Stock;

(c) to the extent deemed relevant, analyzed selected public information of certain other banks and bank holding companies and compared Community and National Penn from a financial point of view to these other banks and bank holding companies;

(d) reviewed the historical market price ranges and trading activity performance of Common Stock of Community and National Penn;

(e) reviewed publicly - available information such as annual reports, SEC filings and research reports;

(f) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available;

(g) discussed with certain members of senior management of Community and National Penn the strategic aspects of the Merger, including estimated cost savings from the Merger;

(h)  reviewed the Merger Agreement; and

(i)  performed such other analyses and examinations as we deemed necessary.

We have relied upon and assumed the accuracy and completeness of all information provided to us by Community and National Penn or publicly available and we have not independently verified such information. We have relied upon the management of Community as to the reasonableness and achievability of the financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of such management.

Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Community and National Penn as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of National Penn necessarily will be when the National Penn Common Stock is issued to Community shareholders upon consummation of the Merger. In addition, we express no recommendation as to how the shareholders of Community should vote at the shareholders meeting held in connection with the Merger.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Community.

Very truly yours,



/s/ Janney Montgomery Scott LLC
JANNEY MONTGOMERY SCOTT LLC

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

         Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (a) the director has breached or failed to perform the duties of office as a director, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The bylaws of the Registrant provide for (a) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and (b) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law.

         Directors and officers are also insured against certain liabilities by an insurance policy obtained by the Registrant.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits.

         2.1 Agreement dated as of July 23, 2000, between National Penn Bancshares, Inc. and Community Independent Bank, Inc. (included as Annex A to the proxy statement/prospectus). Schedules are omitted; National Penn Bancshares, Inc. agrees to furnish copies of such schedules to the Commission upon request.

         2.2 Stock Option Agreement dated as of July 23, 2000, between National Penn Bancshares, Inc. and Community Independent Bank, Inc. (included as Annex B to the proxy statement/prospectus).


         5.1      Opinion of Ellsworth, Carlton & Waldman, P.C. re:
                  Validity of securities being registered (including consent).*

         8.1 Opinion of Rhoads & Sinon LLP re: Federal income tax matters (including consent).


         8.2      Opinion of Ellsworth, Carlton & Waldman, P.C. re:
                  Federal income tax matters (including consent).*


         23.1     Consent of Grant Thornton LLP.

         23.2     Consent of Beard & Company, Inc.


         23.3 Consent of Ellsworth, Carlton & Waldman, P.C. (included in Exhibit 5.1).*

         23.4     Consent of Rhoads & Sinon LLP (included in Exhibit
                  8.1).

         23.5 Consent of Ellsworth, Carlton & Waldman, P.C. (included in Exhibit 8.2).*


         23.6     Consent of Janney Montgomery Scott LLC.


         24.1     Powers of Attorney.*


         99.1 Opinion of Janney Montgomery Scott LLC (included as Annex C to the proxy statement/prospectus).

         99.2     Form of Proxy for Shareholders of Community Independent
                  Bank, Inc.

         99.3     Letter to Shareholders of Community Independent Bank,
                  Inc.

         99.4 Notice of Special Meeting of Shareholders of Community Independent Bank, Inc.


         99.5     Consent of Frederick P. Krott

         __________
         * Previously filed


  (b) Financial Statement Schedules.

         Not applicable.

Item 22.  Undertakings

  (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement

(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on October 17, 2000.


                                           NATIONAL PENN BANCSHARES, INC.
                                           (Registrant)


                                           By /s/ Lawrence T. Jilk, Jr.
                                             ------------------------------
                                                    Lawrence T. Jilk, Jr.,
                                                    Chairman and
                                                    Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                    Title



/s/Gary L. Rhoads*                Treasurer (Principal       October 17, 2000
-----------------------           Financial and
Gary L. Rhoads                    Accounting Officer)


/s/John H. Body*                  Director                   October 17, 2000
-----------------------
John H. Body


/s/J. Ralph Borneman, Jr.*        Director                   October 17, 2000
-------------------------
J. Ralph Borneman, Jr.


/s/Frederick H. Gaige*            Director                   October 17, 2000
-----------------------
Frederick H. Gaige


/s/John W. Jacobs*                Director                   October 17, 2000
-----------------------
John W. Jacobs


/s/Lawrence T. Jilk, Jr.          Director, Chairman         October 17, 2000
------------------------          and Chief Executive
Lawrence T. Jilk, Jr.             Officer (Principal
                                  Executive Officer)

/s/Patricia L. Langiotti*         Director                   October 17, 2000
------------------------
Patricia L. Langiotti

/s/Kenneth A. Longacre*           Director                   October 17, 2000
-----------------------
Kenneth A. Longacre


                                  Director
-----------------------
Robert E. Rigg


/s/C. Robert Roth*                Director                   October 17, 2000
-----------------------
C. Robert Roth


/s/Wayne R. Weidner*              Director and               October 17, 2000
-----------------------           President
Wayne R. Weidner



__________

* By /s/ Lawrence T. Jilk, Jr.
     -----------------------------
     Lawrence T. Jilk, Jr.
     Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit Number                  Description

2.1 Agreement dated as of July 23, 2000, between National Penn Bancshares, Inc. and Community Independent Bank, Inc. (included as Annex A to the proxy statement/prospectus). Schedules are omitted; National Penn Bancshares, Inc. agrees to furnish copies of such schedules to the Commission upon request.

2.2 Stock Option Agreement dated as of July 23, 2000, between National Penn Bancshares, Inc. and Community Independent Bank, Inc. (included as Annex B to the proxy statement/prospectus).


5.1               Opinion of Ellsworth, Carlton & Waldman, P.C. re:
                  Validity of securities being registered (including consent).*


8.1 Opinion of Rhoads & Sinon LLP re: Federal income tax matters (including consent).


8.2               Opinion of Ellsworth, Carlton & Waldman, P.C. re:
                  Federal income tax matters (including consent).*


23.1              Consent of Grant Thornton LLP.

23.2              Consent of Beard & Company, Inc.


23.3 Consent of Ellsworth, Carlton & Waldman, P.C. (included in Exhibit 5.1).*

23.4              Consent of Rhoads & Sinon LLP (included in Exhibit
                  8.1).

23.5 Consent of Ellsworth, Carlton & Waldman, P.C. (included in Exhibit 8.2).*


23.6              Consent of Janney Montgomery Scott LLC.


24.1              Powers of Attorney.*


99.1 Opinion of Janney Montgomery Scott LLC (included as Annex C to the proxy statement/prospectus).

99.2              Form of Proxy for Shareholders of Community Independent
                  Bank, Inc.

99.3              Letter to Shareholders of Community Independent Bank,
                  Inc.

99.4              Notice of Special Meeting of Shareholders of Community
                  Independent Bank, Inc.


99.5              Consent of Frederick P. Krott

__________
*Previously filed